As filed with the Securities and Exchange Commission on June 1, 2001

	                                 Registration No. 333-50936

                   SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON,D.C. 20549

                      Post-Effective Amendment No. 2
                                 TO
                               FORM SB-2
                         REGISTRATION STATEMENT
                              Under
                       THE SECURITIES ACT OF 1933

                            CAMBEX CORPORATION
                 (Name of small business issuer in its charter)

Massachusetts                    3572                    04-2442959
(State or jurisdiction     (Primary Standard         (I.R.S.Employer
 of incorporation or        Classification	    Identification No.)
 organization)              Code Number)

                             Cambex Corporation
                     360 Second Avenue, Waltham, MA  02451
                              (781) 890-6000
          (Address and telephone number of principal executive offices and principal place of business)
                         --------------------------------
                                Joseph F. Kruy
               Chairman of the Board, President and Chief Executive Officer
                               Cambex Corporation
                      360 Second Avenue, Waltham, MA  02451
                                 (781) 890-6000
                  (Name, address and telephone number of agent for service)

                                With copies to:

                             Neil H. Aronson, Esquire
                           Anthony E. Hubbard, Esquire
                     Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                               One Financial Center
                                Boston, MA  02111
                             Telephone: (617) 542-6000

PROSPECTUS

                                CAMBEX CORPORATION

                                   Common Stock


                                 4,981,542 Shares


All of the shares of common stock being sold are offered by the selling securityholders identified on pages 70 through 73 of this prospectus. The shares of common stock that may be sold constitute up to 50.1% of the issued and outstanding common stock of Cambex as of May 29, 2001. We will not receive any proceeds from the sale of the shares of common stock by the selling securityholders. However, we will receive the sale price of any common stock that we sell to Thumberland Limited under the common stock purchase agreement described in this prospectus or upon the exercise for cash of the warrants exercisable for shares of common stock held by other selling securityholders, including warrants we issued to Thumberland. We will pay the costs of registering the shares under this prospectus, including legal fees.

Our common stock is listed on the OTC Bulletin Board under the trading symbol "CBEX." The last reported sales price of our common stock on the OTC Bulletin Board on May 29, 2001 was $0.43 per share.

The selling securityholders may offer shares of our common stock on the OTC Bulletin Board in negotiated transactions or otherwise, or by a combination of these methods. The selling securityholders may sell the shares through broker-dealers who may receive compensation from the selling shareholders in the form of discounts or commissions. Thumberland Limited is an "underwriter" within the meaning of the Securities Act of 1933 in connection with its sales.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 10.
_________________________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-----------------------------------------------------------

The date of this prospectus is June 1, 2001.

                                    TABLE OF CONTENTS
                                                          Page

SUMMARY INFORMATION                                        3
THE OFFERING                                               5
RISK FACTORS                                              10
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS         24
USE OF PROCEEDS                                           24
CAPITALIZATION                                            25
MARKET FOR OUR COMMON STOCK                               27
DIVIDEND POLICY                                           27
BUSINESS                                                  28
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                       40
DIRECTORS AND EXECUTIVE OFFICERS                          45
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS      51
PRINCIPAL SHAREHOLDERS                                    53
DESCRIPTION OF SECURITIES                                 56
SOVEREIGN BRIDGE FINANCING                                59
THUMBERLAND COMMON STOCK PURCHASE AGREEMENT               62
SELLING SECURITYHOLDERS                                   70
PLAN OF DISTRIBUTION                                      74
LEGAL MATTERS                                             80
EXPERTS                                                   80
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS               F-1

                              SUMMARY INFORMATION

To understand this offering fully, we encourage you to read this entire prospectus carefully, including the Financial Statements and the Notes to the Consolidated Financial Statements of the Company appearing elsewhere in this prospectus.

This prospectus contains forward-looking statements. The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially. The sections entitled "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as other sections in this prospectus, contain a discussion of some of the factors that could contribute to those differences.

                               Our Business

	Cambex Corporation is a designer and supplier of fibre channel hardware and software products used to build storage area networks (SANs). SANs enhance and simplify the centralized management and sharing of storage resources while providing improved availability, scalability, performance, and disaster recovery. SANs have been enabled by the emergence of fibre channel, a new generation of server to storage communications technology. We develop and offer fibre channel host bus adapters and hubs, high availability software, fibre channel RAID disk arrays and management software for the deployment of SAN solutions. We supplement our own fibre channel product offerings by reselling fibre channel SAN solutions from leading manufacturers. We also offer SAN design, integration, and implementation services to value-added resellers (VARs) and end-users.

	Fibre channel protocol, developed in the early 1990's, is the backbone connectivity technology that enables SANs to be a more effective means of managing, storing and retrieving electronic data. We currently offer fibre channel connectivity products consisting of host bus adapters and hubs, fibre channel disk storage devices utilizing a redundant array of inexpensive disks
(RAID) technology together with software that significantly enhance the performance and availability of SANs. By reselling fibre channel hardware and software products from leading manufacturers, together with our host bus adapters, hubs, disk storage arrays and proprietary software products, we are able to offer customers a complete interoperable SAN solution.

	We began developing our current fibre channel product business in 1997. In 1998, we began to ship our Centurion brand of fibre channel RAID disk arrays. Our strategy has been to take advantage of the relationships developed from being a long time supplier of memory and disk storage products primarily for IBM mainframe computer users and to re-position Cambex as a leading supplier of fibre channel connectivity and storage products. We have also established relationships with a small number of leading resellers and original equipment manufacturers ("OEMs") in the SAN market. However, these relationships have not yet resulted in significant increases in our revenues. We also are working to position ourselves as a source for customers for complete SAN solutions including SAN design, integration and implementation services together with the hardware and software needed to supply fibre channel connectivity and storage products for a SAN solution.

	Founded in 1968, we have more than 30 years experience in providing highly reliable electronic data storage products. For more than 27 years we were a leading supplier of IBM compatible mainframe computer memory having supplied memory and related products for seven generations of IBM mainframe computers. In the mid-1990's, the IBM mainframe computer market experienced a significant decline and our business suffered. In October 1997, we voluntarily filed for protection under chapter 11 of the federal bankruptcy laws. In April 1998, we emerged from bankruptcy protection under a reorganization plan that we are continuing to implement. Since 1998, we have continued to transition our business towards the fibre channel products business, though we continue to support our computer memory customers with memory products, upgrades and maintenance services. In order to successfully transition our business and return to sustained profitable operations, we need to generate significant increases in revenues and meet our short-term debt obligations that have matured. In support of our strategy, we established an eighteen month $10 million equity drawdown facility that should enable us to meet our short-term working capital needs. In addition, we plan to achieve our longer term goals by expanding and improving our sales and marketing function and increasing expenditures for research and development so that we can broaden and enhance our product offerings.

Our executive offices are located at 360 Second Avenue, Waltham, Massachusetts 02451. Our telephone number is (781) 890-6000. Our Web site is located at http://www.cambex.com. Information contained on our Web site is not a part of this prospectus.

                                   THE OFFERING

Common stock offered by Thumberland Limited
that it may purchase under the common stock
purchase agreement                                2,537,784 shares

Common stock offered by Thumberland Limited
that it may purchase by
exercise of stock purchase warrant                  195,771 shares

Common stock offered by Ladenburg Thalmann & Co.
Inc. that it may purchase
by exercise of stock purchase warrant               195,771 shares

Common stock offered by the Sovereign Lenders
that they may obtain by conversion of the
series 1 bridge financing notes                     745,458 shares

Common stock offered by the Sovereign Lenders
that they may purchase by exercise of repricing
warrants attached to the series 1 bridge
financing notes                                   1,006,758 shares

Common stock offered by the Sovereign Lenders
that they may obtain by
exercise of common stock purchase warrants          300,000 shares

Common stock outstanding:
      Prior to the sale of shares to Thumberland
      under the common stock
      purchase agreement                          9,939,480 shares

      After sale of maximum number of shares to
      Thumberland Limited registered under
      this registration statement related to the
      equity drawdown facility and before
      issuance of shares issuable pursuant
      to other securities held by selling
      securityholders identified in this
      prospectus                                 12,477,264 shares

      After sale of maximum number of shares to
      Thumberland Limited registered under this
      registration statement related to the equity
      drawdown facility and after issuance of
      shares issuable pursuant to other securities
      held by selling securityholders identified in
      this prospectus                            14,921,022 shares

Trading symbol for common stock                      CBEX

This prospectus covers a total of 4,981,542 shares of our common stock that may be sold by selling securityholders identified in this prospectus. The number of shares of our common stock subject to this prospectus represents 50.1% of our issued and outstanding common stock as of May
29, 2001. The number of shares subject to this prospectus represents 33.4% after the issuance of all currently unissued shares included in this prospectus.

                              Sovereign Bridge Financing

	In January and February 2000, we borrowed a total of $2 million which was arranged for us with the assistance of Sovereign Capital Advisors, LLC. We entered into a series 1 bridge note purchase agreement with SovCap Equity Partners, Ltd., Correllus International Ltd. and Arab Commerce Bank Ltd. Pursuant to the series 1 bridge note purchase agreement, we issued these lenders, who are referred to throughout this prospectus as the Sovereign Lenders, the following:

      series 1 bridge financing notes that are convertible into up to a total of 745,458 shares of our common stock, which number includes shares issuable upon conversion of accrued interest, premium amounts and penalties due under the notes;
      repricing warrants attached to each series 1 bridge financing note that may be exercisable for up to a total of 1,006,758 shares of our common stock; and common stock purchase warrants that are exercisable for up to a total of 300,000 shares of our common stock.

	The series 1 bridge financing notes matured on August 15, 2000 and September 6, 2000. Because the bridge notes matured before we registered, under the Securities Act of 1933, as amended, the offer and resale of shares of our common stock issuable upon conversion of the bridge notes and exercise of the repricing warrants and the common stock purchase warrants described above, we owe the Sovereign Lenders premiums and penalties totaling approximately $607,000 (in addition to the repayment of principal and interest). On September 26, 2000, the Sovereign Lenders agreed, for a specified period, to not cause us to default on our obligations by demanding payment in cash, allowing us to continue the registration process. Before the end of that grace period, we successfully completed the registration of the offer and resale of shares of our common stock issuable to the Sovereign Lenders in connection with the bridge notes and warrants on November 7, 2000. This means that from and after November 7, 2000, the Sovereign Lenders have the choice to accept cash or shares of our common stock to satisfy our obligations. Currently, if the Sovereign Lenders demand immediate payment of cash in full satisfaction of our obligations, we anticipate that we would be unable to meet these obligations.

Before the maturity dates, the series 1 bridge notes accrued interest at 8% per annum. Currently, since the maturity dates, interest is accruing at a rate of 12% per annum until the notes are paid in full. The number of shares of our common stock covered by the registration statement of which this prospectus is a part, assumes accrued interest on the bridge notes through December 31, 2001. If the actual interest amount exceeds the calculated amount, we anticipate that we will either pay the difference in cash or we will issue other shares of our common stock covered by our registration statement of which this prospectus is a part.

In connection with the Sovereign Bridge Financing, attached to each series 1 bridge note is a repricing warrant. If, during the 90 days after a bridge note is converted into shares of our common stock (the "repricing period"), a Sovereign Lender sells any shares it receives from conversion of the bridge note and fails to realize a gain of at least 20% above the applicable conversion price of the bridge note, then that Lender may exercise the repricing warrant on the 91st day after conversion of the bridge note.
If a Sovereign Lender does not sell shares received upon conversion of a bridge note during the repricing period, then it may not exercise the repricing warrant regardless of market price of our common stock during the repricing period. If the Sovereign Lender realizes less than a 20% gain on shares sold during the repricing period, the number of shares that it may acquire by exercise of a repricing warrant depends upon the number of shares sold and the market price of our common stock during the repricing period.
If the average market price of our common stock during the repricing period is equal to or greater than the conversion price of the converted bridge note, then the Sovereign Lender may not acquire any shares by exercising the repricing warrant. If the average market price of our common stock is less than the conversion price of the converted bridge note, then the Sovereign Lender may exercise the repricing warrant for a number of shares of our common stock determined in accordance with a formula. The maximum number of shares of common stock for which the repricing warrants may be exercised is a total of 1,006,758 shares. The exercise price of the repricing warrants is $0.10 per share.

We also issued the Sovereign Lenders common stock purchase warrants exercisable for up to a total of 300,000 shares of our common stock. The exercise price of these common stock purchase warrants is $4.19 per share for warrants exercisable for up to 262,500 shares and $7.01 per share for warrants exercisable for up to 37,500 shares. These common stock purchase warrants expire on January 18, 2005 for warrants exercisable for up to 262,500 shares and on February 9, 2005 for warrants exercisable for up to 37,500 shares.

Our two largest stockholders, Joseph F. Kruy, our Chairman, President and Chief Executive Officer, and CyberFin Corporation, a corporation wholly owned by Peter J. Kruy, our Executive Vice President, Treasurer and Chief Financial Officer, guaranteed our obligations under the Sovereign Bridge Financing in the event that we fail to fulfill them. The obligations of Joseph Kruy and CyberFin under these guarantees are secured by their pledge to the Sovereign Lenders of a total of 1,709,467 shares of our common stock that they own.

In addition to a series 1 bridge note purchase agreement, which contains representations, warranties, covenants and other provisions typical to this type of transaction, we entered into a registration rights agreement with the Sovereign Lenders. Under this registration rights agreement, we agreed to register the number of shares of our common stock into which the series 1 bridge financing notes are convertible and for which the repricing warrants and the common stock purchase warrants are exercisable, within 60 days following the issuance of the bridge notes and related warrants. The Sovereign Lenders have waived their rights resulting from our failure to file a registration statement covering shares of our common stock 60 days following our issuance of the bridge notes and related warrants, allowing us to register those shares of our common stock under the registration statement that was declared effective on November 7, 2000, and of which this prospectus is a part. On November 14, 2000, Correllus International Ltd., one of the Sovereign Lenders converted a portion of the amount outstanding under the bridge note it held into 18,232 shares of our common stock. Correllus sold these shares within the applicable repricing period and did not realize a gain of at least 20% above the applicable conversion price of the bridge note. Accordingly, Correllus exercised its repricing warrant and was issued 22,212 shares of our common stock on February 13, 2001. On February 2, 2001, Correllus converted the balance of the amount outstanding under the bridge note it held into shares of our common stock. Correllus sold these shares within the applicable repricing period and did not realize a gain of at least 20% above the applicable conversion price of the bridge note. Accordingly, Correllus exercised its repricing warrant and was issued 90,566 shares of our common stock on May 9, 2001.


                  Thumberland Equity Drawdown Facility

We signed a common stock purchase agreement with Thumberland Limited, a British Virgin Islands corporation, on July 14, 2000, for the future issuance and purchase of shares of our common stock. The transaction closed on November 8, 2000. The common stock purchase agreement establishes what is sometimes termed an equity line of credit or an equity drawdown facility.

In general, the drawdown facility operates as follows: the investor, Thumberland, has committed to provide us with up to $10 million as we request through June 22, 2002, in return for shares of common stock we issue to Thumberland. Subject to a maximum of 18 draws, once every 22 trading days we may request a draw of up to $1 million of that money, except that the initial draw may be up to $2 million. The maximum amount we actually can draw down upon each request will be determined by the volume-weighted average daily price of our common stock for the 22 trading days prior to our request and the average trading volume for the 45 trading days prior to our request.
Each draw down must be for at least $250,000. At the end of a 22-day trading period following the drawdown request, the final drawdown amount is determined based on the volume-weighted average stock price during that 22-day period. We then use the formulas contained in the common stock purchase agreement to determine the number of shares we will issue to Thumberland in return for that money.

The formulas for determining the final drawdown amounts, the number of shares we issue to Thumberland and the price per share paid by Thumberland are described in detail beginning on page 62 of this prospectus. We may make up to a maximum of 18 draws; however, the aggregate total of all draws cannot exceed $10 million and no single draw can exceed $1 million, except for the initial draw which may not exceed $2 million. We are under no obligation to request a draw for any period.

The closing price for our common stock on May 31, 2000 was $2.5625 per share and the average daily trading volume for the 45 trading days ended May 31, 2000 was 28,357 shares per trading day. For example, if our market price on May 31, 2000 and the 45-day average trading volume preceding May 31, 2000 each remained constant over the 18 month period of the common stock purchase agreement and we requested the maximum amount available to us under the common stock purchase agreement, each draw would be capped at $319,725 and we could make 18 draws for a total amount drawn of $5,755,050. As the example shows, if our common stock price and trading volume for our common stock were at those levels, we would not be able to draw down all $10 million under the common stock purchase agreement. Moreover, if, as a result of applying these formulas, the amount of the draw would be less than $250,000, then we may not draw down. For example, if the market price for shares of our common stock at April 30, 2001 ($0.48 per share) and our average trading volume for the 45 days preceding April 30, 2001 (7,447 shares) remained constant, we would not be able to draw funds from Thumberland because, as a result of applying the formulas, the drawdown amount would be less than $250,000.

The number of shares registered under the registration statement of which this prospectus is a part may limit the amount of money we receive under the common stock purchase agreement. Moreover, the funds we may receive could be further limited by a provision of the common stock purchase agreement that prevents us from issuing shares to Thumberland to the extent Thumberland would beneficially own more than 9.9% of our then outstanding common stock. However, any resales of shares by Thumberland under this prospectus would reduce the number of shares beneficially owned by Thumberland, and would enable us to issue additional shares to Thumberland without violating this condition.

The per share dollar amount Thumberland pays for our common stock for each drawdown includes a 7% discount to the average daily market price of our common stock for the 22-day period after our drawdown request, weighted by trading volume. We will receive the amount of the drawdown less an escrow agent fee equal to $1,500 per drawdown and a 5% placement fee payable to the placement agent, Ladenburg Thalmann & Co. Inc., which introduced Thumberland to us. Ladenburg Thalmann is a registered broker dealer. It is not obligated to purchase any of our shares, but as an additional placement agent compensation, we have issued to Ladenburg Thalmann a stock purchase warrant to purchase up to 195,771 shares of our common stock at an exercise price of $2.9376 per share. The common stock issuable upon exercise of this warrant is included in the registration statement of which this prospectus is a part.

We did not make a commitment to Thumberland to draw a minimum amount of funds under the common stock purchase agreement. In lieu of making a commitment to Thumberland to draw a minimum aggregate amount, on July 20, 2000, we issued to Thumberland a stock purchase warrant to purchase up to 195,771 shares of our common stock. The common stock purchase warrant gives Thumberland an opportunity to purchase shares of our common stock even though we draw little or no amount of funds under the common stock purchase agreement. The common stock purchase warrant has an exercise price of $2.9376 per share, which is equal to 115% of the volume-weighted average share price for the five trading days prior to the date the warrant was issued. The warrant expires July 20, 2003.

                                 RISK FACTORS

                         Risks Related to Our Business

We have a history that includes substantial operating losses and we are in an unfavorable financial position that makes an evaluation of our business difficult

We incurred substantial operating losses in each of the six years prior to the current fiscal year. At December 31, 2000, we had an accumulated deficit of approximately $24 million. At December 31, 2000 we had current assets totaling approximately $1.1 million. At that same date, we had current liabilities totaling approximately $6.9 million and long-term liabilities totaling approximately $2.3 million, a substantial portion of which is attributable to a 1998 bankruptcy reorganization plan that we continue to implement. On August 15, 2000 and September 6, 2000 the series 1 bridge notes held by the Sovereign Lenders matured. Currently, if the Sovereign Lenders choose to demand immediate payment of cash instead of shares of common stock in full satisfaction of our obligations or if B.A. Associates, our revolving credit facility lender, chooses to demand immediate payment of the amount currently outstanding under this facility, we will be unable to satisfy these obligations. In order to continue as a going concern and compete effectively, we need to satisfy our short-term obligations, increase our expenditures for research and development expenses and selling, general and administrative expenses as well as other expenses, which may not be possible if revenues do not increase significantly. If revenues remain at current levels, we will not be able to achieve profitability on quarterly or annual basis.

There is substantial doubt about our ability to continue as a going concern and we may be unable to do so

We have significantly scaled back our operations as a result of our recurring losses and insufficient cash flow and working capital. Our inability to generate revenue in significantly greater amounts and the current lack of a significant financing commitment raises substantial doubt about our ability to continue as a going concern and our ability to operate our business on a full-scale basis. There can be no assurance that we will ever receive the funds necessary for us to continue as a going concern or to operate our business on a full-scale basis. Our Financial Statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts and classification of liabilities that might result should we be unable to continue as a going concern. See Report of Independent Accountants on Page F-2.

We have a limited operating history with respect to our fibre channel products upon which you can evaluate our business and prospects

We commenced our fibre channel products business in 1997 and we shipped our first commercially available fibre channel products in 1998. Because we have a limited operating history with respect to our fibre channel products, you must consider the risks and difficulties frequently encountered by companies in the early stage of developing a business such as ours in new and rapidly evolving markets. Although our net product revenues from the sale of fibre channel products have become a majority of our total product revenues, sales from these products may not increase and we may not realize sufficient net revenues to become profitable. In addition, because of the competition in the fibre channel and SAN markets and the evolving nature of these markets, sustaining profitability may be extremely challenging.

The application of the "penny stock rules" could adversely affect the market price of our common stock

On May 29, 2001, the last sales price of our common stock was $0.43. Because the trading price of our common stock is less than $5.00 per share and our common stock no longer trades on the Nasdaq National Market, our common stock comes within the definition of a "penny stock." The "penny stock rules" impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, broker-dealers must satisfy certain additional administrative criteria in order to effectuate sales of our common stock, including disclosure of the broker-dealer's compensation received for such transaction, any compensation received by a person associated with the broker-dealer for this transaction and disclosing certain information to the investor in writing. These additional burdens imposed on broker-dealers may restrict the ability of broker-dealers to sell our securities and may affect your ability to resell our common stock. Among the requirements of transacting in penny stock is that broker-dealers effecting transactions in penny stock are required to deliver to the investors, a document containing specific information about penny stock, and to receive a manually signed and dated acknowledgement of receipt of such document from investors, prior to effecting such transactions. Such requirements may have the effect of making your investment in our common stock less liquid because the rules will decrease the number of potential investors and thereby reducing demand for our stock.

We have developed relationships with potential OEM, distribution channel and end user customers and a decision by any one of these potential customers not to purchase our products, or any cancellation or delay of orders that may be placed by any of these potential customers will have a significant and adverse affect on our net revenues

Historically, a limited number of OEMs, distribution channel and end user customers have accounted for a significant majority of our total net revenues in each fiscal period. For example, sales to our top five customers accounted for approximately 45% percent of net revenues for the fiscal year ended December 31, 2000. We have established relationships with a small number of potential OEM, distribution channel and end user customers. If any one of these potential customers decides not to purchase our products or decides to purchase our products in quantities that are below our expectations, then our net revenues will be adversely affected. We expect to experience substantial period-to-period fluctuations in future operating results because, among other factors, we depend to a significant extent upon revenues from a small number of customers.

Our sales cycle, particularly to OEMs, typically involves a lengthy qualification cycle during which there is a need to expend significant resources in addressing customer specifications. Because of the length of the sales cycle, we may experience a delay between increasing expenses for research and development and sales and marketing efforts and the generation of higher revenues, if any, from such expenditures. The purchase of our products or of solutions that incorporate our products typically involves significant internal procedures associated with the evaluation, testing, implementation and acceptance of new technologies. This evaluation process frequently results in a lengthy sales process, typically ranging from three months to longer than a year, and subjects the sales cycle associated with the purchase of our products to a number of significant risks, including budgetary constraints and internal acceptance reviews. The length of our sales cycle also varies substantially from customer to customer.

Because we anticipate that none of our potential customers will be, and none of our current customers are, contractually obligated to purchase any fixed amount of products from us in the future, they may stop placing orders with us at any time, regardless of any forecast they may have previously provided. If any of our significant customers stop or delay purchases, our revenues and operating results would be adversely affected, which could cause our stock price to decline. We cannot be certain that we will retain our current OEM, distribution channel or end user customers or that we will be able to recruit additional or replacement customers. As is common in an emerging technology industry, agreements with OEMs and distribution channel customers are typically non-exclusive and often may be terminated by either party without cause. Moreover, many OEM and distribution channel customers carry competing product lines. If we were to suddenly lose one or more important OEM, distribution channel or end user customers or potential customers to a competitor, our business, operating results or financial condition could be materially adversely affected. Moreover, OEM customers could develop products internally that would replace our products. The resulting reduction in sales of our products to any OEM customers, in addition to the increased competition presented by these customers, could have a material adverse effect on our business, operating results or financial condition and could affect our ability to continue as a going concern.

The failure of OEM customers to keep pace with rapid technological change and to successfully develop and introduce new products could adversely affect our net revenues

Our ability to generate increased revenues depends significantly upon the ability and willingness of OEM customers to develop and promote products on a timely basis that incorporate our technology. If OEM customers do not successfully develop and market the solutions that incorporate our products, then sales of our products to OEM customers will be adversely affected. The ability and willingness of OEM customers to develop and promote such products is based upon a number of factors beyond our control.

While we have established relationships with a small number of OEM and reseller customers, most of these customers are still at the very early stages of incorporating fibre channel products into their systems. If our early stage customers are unable to, or otherwise do not ship systems that incorporate our products, or if their shipped systems are not commercially successful, our business, operating results or financial condition could be materially adversely affected as well as our ability to continue as a going concern.

Delays in product development could adversely affect our market position or customer relationships

We have experienced delays in product development in the past and may experience similar delays in the future. Given the short product life cycles in the markets for our products, any delay or unanticipated difficulty associated with new product introductions or product enhancements could cause us to lose customers and damage our competitive position. Prior delays have resulted from numerous factors, such as:

      changing product specifications;
      difficulties in hiring and retaining necessary personnel; difficulties in reallocating engineering resources and other resource limitations;
      difficulties with independent contractors;
      changing market or competitive product requirements; unanticipated engineering complexity;
      undetected errors or failures in software and hardware; and delays in the acceptance or shipment of products by customers.

We expect the average selling prices of our products to continue to decrease, which may reduce gross margins or revenues

The markets for fibre channel and disk storage products have experienced erosion of average selling prices due to a number of factors, including competitive pricing pressures and rapid technological change. We may experience substantial period-to-period fluctuations in future operating results due to the erosion of our average selling prices. We anticipate that the average selling prices of our products will decrease in the future in response to competitive pricing pressures, increased sales discounts, new product introductions by us or our competitors or other factors. Therefore, to maintain our gross margins, we must develop and introduce on a timely basis, new products and product enhancements and continually reduce our product costs. Our failure to do so would cause our revenue and gross margins to decline, which could materially adversely affect our operating results and cause the price of our common stock to decline.

If our business improves rapidly, our operations may be negatively impacted and we may be required to incur substantial costs to upgrade our infrastructure

If our business expands rapidly, then a significant strain may be placed on our resources. Unless we manage such growth effectively, we may make mistakes in operating our business such as inaccurate sales forecasting, incorrect material planning or inaccurate financial reporting, which may result in unanticipated fluctuations in our operating results. Our management team has had limited experience managing rapidly growing companies on a public or private basis. We may not be able to install adequate control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations.

The loss of or failure to attract and retain key technical, sales and marketing and managerial personnel could adversely affect our business

Our success depends to a significant degree upon the performance and continued service of engineers involved in the development of our fibre channel technology and technical support of products and customers. Our success also depends to a significant degree upon the continued contributions of our key management, sales and marketing and manufacturing personnel. Accordingly, our future success depends upon our ability to attract, train and retain such technical, sales and marketing and managerial personnel. Except for an employment agreement with Joseph F. Kruy, our Chairman, President and Chief Executive Officer, we do not have employment agreements with any of these personnel. We do not maintain key person life insurance on any of our personnel. As we further develop our product line we will need to increase the number of sales and marketing personnel as well as technical staff members with experience in hardware and software development. We are currently seeking to hire additional skilled software programmers and experienced sales personnel. Competition for such highly skilled employees in our industry is intense, and we cannot be certain that we will be successful in recruiting or retaining such personnel. Our employees may leave and subsequently compete against us. The loss of key employees could have a material adverse effect on our business, operating results or financial condition.

We also believe that our success depends to a significant extent on the ability of our key personnel to operate effectively, both individually and as a group. Some of our employees have only recently joined us, and our desire is to expand our employee base significantly. If we are unable to identify, hire and integrate new employees in a timely and cost-effective manner, our operating results may suffer.

Insiders will continue to have substantial control over us after this offering and could delay or prevent a change in our corporate control, which may negatively affect your investment

Prior to the issuance of any our common stock covered by our registration statement that was declared effective on December 22, 2000, our officers and directors control the vote of approximately 26.1% of the outstanding shares of common stock prior to the exercise of any outstanding warrants or options held by them. Following the issuance of all shares of our common stock issuable to the Sovereign Lenders, SovCap and Thumberland, our officers and directors would continue to control the vote of approximately 17.3% of the then outstanding shares of common stock. As a result, they may be able to significantly influence all matters requiring approval by our stockholders, including the election of directors.

Because we rely on a limited number of third party suppliers and manufacturers, and failures by any of these third parties to provide key components or to manufacture and assemble products of sufficient quality and quantity could cause us to delay product shipments, which could result in delay or lost revenues or customer dissatisfaction

SAE-Circuits Advanced Technology Division Inc. and Dynamic Details Incorporated fabricate our printed circuit boards, and various subcontractors, such as Circuit Technology, Inc., perform assembly of our host bus adapters and hub circuit boards. We have no long-term contracts with SAE-Circuits Advanced Technology Division Inc., Dynamic Details or Circuit Technology, Inc. Also, key components that we use in our products may, from time to time, only be available from single sources with which we do not have long-term contracts. In particular, QLogic Corporation is currently the sole supplier of certain components in certain of our host bus adapters. The components we use for our products are based on an emerging technology and may not be available with the performance characteristics or in the quantities that we require. Accordingly, our major suppliers are not obligated to supply products to us for any specific period, or in any specific quantity, except as may be provided in a particular purchase order. Moreover, any inability to supply products due to a lack of components or to redesign products to incorporate alternative components in a timely manner could materially adversely affect our business, operating results or financial condition. If any of our third-party manufacturers experiences delays, disruptions, capacity constraints or quality control problems in its manufacturing operations, then product shipments to our customers could be delayed, which would negatively impact our net revenues, competitive position and reputation.

Our business would be harmed if we fail to effectively manage the manufacture of our products. Because we place orders with our suppliers and manufacturers based on our forecasts of expected demand for our products, if we inaccurately forecast demand, we may be unable to obtain adequate manufacturing capacity or adequate quantities of components to meet our customers' delivery requirements, or we may accumulate excess inventories.

We may in the future need to find new suppliers and contract manufacturers in order to increase our volumes or to reduce our costs. We may not be able to find suppliers or contract manufacturers that meet our needs, and even if we do, qualifying a new contract manufacturer and commencing volume production is expensive and time consuming. If we are required or elect to change suppliers or contract manufacturers, we may lose revenues, and our customer relationships may suffer.

Our products are complex and may contain undetected software or hardware errors or may fail to achieve interoperability standards that could lead to an increase in our costs, reduce our net revenues, or damage our reputation

In order to satisfy our customers, the solutions that we design require several different products to work together in a seamless fashion. Our solutions may fail to achieve various interoperability standards necessary to satisfy our customers. Moreover, products as complex as ours frequently contain undetected software or hardware errors when first introduced or as new versions are released. We have from time to time found errors in existing products, and we may from time to time find errors in our existing, new or enhanced products. Generally, we provide our customers with a one year warranty covering our products. Therefore, failure to achieve interoperability among products or the occurrence of hardware or software errors in various products could adversely affect sales of our customer solutions and products, cause us to incur significant warranty and repair costs, divert the attention of our engineering personnel from our product development efforts, cause significant customer relations problems and could result in product returns and loss of revenue.

Steps taken to protect our intellectual property may not be adequate to protect our business, and if so, we may be unable to compete effectively

We primarily rely on unpatented trade secrets to protect our proprietary rights. We seek to protect these secrets, in part, through confidentiality agreements with employees, consultants, and our customers and potential customers. If these agreements are breached, or if our trade secrets become known to, or are independently developed by competitors, we may not have adequate remedies for such breach. We cannot be certain that the steps we take to protect our intellectual property will adequately protect our proprietary rights, that others will not independently develop or otherwise acquire equivalent or superior technology or that we can maintain such technology as trade secrets. In addition, the laws of some of the countries in which our products are or may be developed, manufactured or sold may not protect our products and intellectual property rights to the same extent as the laws of the United States, or at all. Our failure to protect our intellectual property rights could have a material adverse effect on our business, operating results or financial condition.

We may become involved in costly and lengthy patent infringement or intellectual property litigation which could divert management attention, cause us to incur significant costs and prevent us from selling our products

We may receive communications from third parties alleging infringement of patents or other intellectual property rights, and there is the chance that third parties may assert infringement claims against us. Any such claims, with or without merit, could result in costly and time-consuming litigation or cause product shipment delays that would adversely affect our business, financial condition or operating results. It is possible that holders of patents or other intellectual property rights may assert rights that apply broadly to our industry, and that such patent or other intellectual property rights, if valid, may apply to our products or technology. These or other claims may require us to stop using the challenged intellectual property or to enter into royalty or licensing agreements. We cannot be certain that the necessary licenses will be available or that they can be obtained on commercially reasonable terms. Our business, operating results or financial condition could be materially adversely affected if we were to fail to obtain such royalty or licensing agreements in a timely manner or on reasonable terms.

Failure to comply with governmental regulations by our OEM customers or us could reduce our sales or require design modifications

Our products are subject to U.S. Department of Commerce and Federal Communications Commission regulations as well as various standards established by various state, local and foreign authorities. Failure to comply with existing or evolving U.S. or foreign governmental regulation or to obtain timely domestic foreign regulatory approvals or certificates, could materially harm our business by reducing our sales or requiring design modifications to our products or the products of OEM customers. U.S. export laws also prohibit the export of our products to a number of countries deemed by the United States to be hostile. These restrictions may make foreign competitors facing less stringent controls on their products more competitive in the global market than we or our customers are. The U.S. government may not approve future export license requests. In addition, the list of products and countries for which export approval is required, and the regulatory policies with respect thereto, could be revised.

Our quarterly operating results are volatile and may cause our stock price to fluctuate and the price of our common stock could fall if quarterly results are lower than expectations of securities analysts and you may lose all or part of your investment

Our revenues and operating results have varied on a quarterly basis in the past and are likely to vary significantly from quarter to quarter in the future. The variations in our revenues and operating results are due to a number of factors, many of which are outside of our control, including among others:

      Changes in our operating expenses;
      Our ability to develop and market new products;
      The ability of our contract manufacturers and suppliers to produce and supply our products in a timely manner;
      The market acceptance of new fibre channel products;
      The timing of the introduction or enhancement of products by us, OEM and distribution channel customers, and competitors;
      The level of product and price competition;
      Our ability to expand our relationship with OEMs, distribution channel and end user customers;
      Activities of and acquisitions by our competitors;
      Changes in technology, industry standards or consumer preferences; Changes in the mix of products sold, as our fibre channel connectivity products typically have higher margins than our disk array products;
      Personnel changes;
      Changes in customer budgeting cycles and the timing of their purchase decisions; and
      General economic conditions.

Accordingly, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of future performance. It is possible that in some future periods our operating results will be below the expectations of public market analysts and investors. In this event, the price of our common stock will likely decline.

We generally do not have a significant backlog of unfilled orders. As a result, our revenues in a given quarter depend substantially on orders booked in that quarter. A decrease in the number of orders we receive is likely to adversely and disproportionately affect our quarterly operating results. Moreover, a substantial portion of our sales of disk array products involve large commitments by customers and the timing or occurrence of one or more of these sales would have a significant impact on quarterly revenue and operating results. Our expense levels are partially based on our expectations of future sales. Therefore, our expenses may be disproportionately large as compared to sales in a quarter with reduced orders. As a result, we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Any shortfall in sales in relation to our quarterly expectations or any delay of customer orders would likely have an immediate and adverse impact on our business, quarterly operating results and financial condition.


                            Risks Related to Our Industry

Because a significant proportion of our revenues are generated from the sale of our fibre channel products, our revenues will be limited if fibre channel technology does not achieve a widespread market acceptance or develops more slowly than we anticipate

The growth of the market for our fibre channel products is dependent upon the broad acceptance of fibre channel technology as an alternative to other technologies traditionally utilized for network and storage communications. The fibre channel market, while rapidly evolving and attracting an increasing number of market participants, is still at an early stage of development. If the fibre channel market fails to develop, develops more slowly than anticipated or attracts more competitors than we expect, our business, operating results and financial condition would be materially adversely affected. We cannot be certain that fibre channel products will gain broader market acceptance or that customers will choose our technology and products.

To achieve widespread market acceptance, fibre channel must supplant current widely accepted alternative technologies such as small computer systems interface or SCSI. Because many technology companies with SCSI-based product portfolios already have (a) well-established relationships with our current and potential customers, (b) extensive knowledge of the markets we serve, (c) better name recognition and (d) extensive development, sales and marketing resources, it may be difficult to convince customers to adopt fibre channel technology. If fibre channel does not replace existing technologies such as SCSI in emerging applications such as SANs or otherwise achieve broad market acceptance, the growth of our fibre channel product sales will be limited. Additionally, new technologies are currently in development that may compete with fibre channel for market share if they are successfully developed and commercialized. Because these competing new technologies are likely to have support from technology companies with more significant resources than we and other fibre channel companies have, they may limit the growth of the fibre channel market and therefore our growth.

The SAN market in which we compete is new and unpredictable, and if this market does not develop and expand as we anticipate, our business will suffer

The market for SANs and the related equipment, including disk arrays and host bus adapters, and management software that we offer, has only recently begun to develop and is rapidly evolving. If this market does not develop as rapidly as we anticipate, our operating results may be below the expectations of public market analysts and investors, which would likely cause our stock price to decline. Because this market is new, it is difficult to predict its potential size or future growth rate. Our products are principally purchased for use in SANs. Widespread adoption of SANs as an integral part of data-intensive enterprise computing environments is critical to our future success. Potential end-users that have invested substantial resources in their existing data storage and management systems may be reluctant or slow to adopt a new SAN approach.

Our operating results may suffer because of increasing competition in the fibre channel market, as well as additional competition from alternative data storage solutions

The market in which we compete is intensely competitive. As a result, we face a variety of significant challenges, including rapid technological advances, price erosion, changing customer preferences and evolving industry standards. Our competitors continue to introduce products with improved price/performance characteristics, and we will have to do the same to remain competitive. Increased competition could result in significant price competition, reduced revenues, lower profit margins or loss of market share, any of which would have a material adverse effect on our business, operating results and financial condition. We cannot be certain that we will be able to compete successfully against either current or potential competitors in the future.

Many of our current and potential competitors have substantially greater financial, technical, marketing and distribution resources than we have. We face the threat of potential competition from new entrants into the fibre channel market, including large technology companies that may develop or acquire differentiating technology and then apply their resources, including established distribution channels and brand recognition, to obtain significant market share. It is also possible that we will face increased competition due to mergers or consolidations of existing or potential competitors. Emerging companies attempting to obtain a share of the existing market act as potential competition as well. Our products may also compete at the end-user level with other technology alternatives, such as SCSI. Further, businesses that implement SANs may select fully integrated
SAN systems that are offered by large technology companies. Because such systems may not interoperate with products from independent open system suppliers, like us, customers that invest in these systems may be less likely to purchase our products. Because other technologies designed to address the applications served by fibre channel today are under development, our business would suffer as a result of competition from such competing technologies.

In our industry, technology and other standards change rapidly, and we may be unable to keep pace with changes and could hinder our ability to compete effectively

The market for our products is characterized by rapidly changing technology, evolving industry standards and the frequent introduction of new products and enhancements. If we do not keep pace with these changes, we may lose market share to our competitors and fail to meet our financial and operational objectives. Because our products are designed to work with software produced by third parties, our operating results could be adversely affected if such third parties delay introduction of new versions of their software for which we have designed new products or if they make unanticipated modifications to such software. Our future success depends in a large part on our ability to enhance our existing products and to introduce new products on a timely basis to meet changes in customer preferences and evolving industry standards. We cannot be certain that we will be successful in designing, supplying and marketing new products or product enhancements that respond to such changes in a timely manner and achieve market acceptance. We also cannot be certain that we will be able to develop the underlying core technologies necessary to create new products and enhancements, or that we will be able to license the core technologies from third parties. Additionally, changes in technology and customer preferences could potentially render our current products uncompetitive or obsolete. If we are unable, for technological or other reasons, to develop new products or enhance existing products in a timely manner in response to technological and market changes, our business, operating results and financial condition would be materially adversely affected.

                  Risks Related to the Securities Markets

We may need additional capital and additional financing may not be available

If our stock price and trading volume stay at current levels, we will not be able to draw down any of the $10 million under the common stock purchase agreement. However, if our stock price and trading volume increase significantly enabling us to fully draw funds under our equity drawdown facility, then we would expect our available cash resources combined with the maximum drawdown under the equity draw down facility would be sufficient to meet our anticipated working capital and capital expenditure requirements through at least the next 24 months. We believe that the combination of current existing cash, available borrowing capacity and our ability to obtain additional long-term indebtedness is not adequate to finance our operations for our current activities and foreseeable future. The actual time periods may differ materially as a result of a number of factors, risks and uncertainties that are described herein. In addition, business and economic conditions may not make it feasible to draw down under the facility at every opportunity, and drawdowns are available only every 22 trading days. Without additional capital, we may be unable to fund expansion, to develop new products and services and to enhance existing products and services to respond to competitive pressures, or to acquire complementary businesses or technologies.

Our agreement with Thumberland restricts us from raising investment capital during the term of the common stock purchase agreement except through the common stock purchase agreement. If we need capital but are unable to drawdown under the common stock purchase agreement for any reason, we will need to separately negotiate with Thumberland to lift those restrictions so we can obtain the capital from other sources. Our common stock purchase agreement with Thumberland provides that if we sell our securities for cash at a discount to the then current market price before June 22, 2002, then we must pay Thumberland $100,000 as liquidated damages before we may drawdown additional funds under the equity drawdown facility.

Even if Thumberland agrees to permit us to raise additional capital, we may not be able to obtain additional financing on terms favorable to us, if at all. If adequate funds are not available or are not available on terms favorable to us, we will not be able to effectively execute our business plan and we may not be able to continue as a going concern.

The issuance of shares to Thumberland and the Sovereign Lenders may cause significant dilution in the value of our common stock

	The issuance of shares of our common stock to Thumberland will dilute the equity interest of existing stockholders and could have an adverse effect on the market price of our common stock. As of April 30, 2001, we had 12,283,486 shares of common stock reserved for possible future issuances upon, among other things, draws under equity drawdown facility with Thumberland, the conversion of series 1 bridge financing notes held by the Sovereign Lenders and the exercise of outstanding options and warrants.

	Under the common stock purchase agreement with Thumberland, the amount of common stock issued to Thumberland is based on a formula that is directly related to the market price and trading volume of our common stock prior to the time of draw down under the equity drawdown facility. The issuance of some or all of the shares of common stock under this common stock purchase agreement could result in dilution of the per share value of our common stock held by current stockholders. The lower the average trading price of our common stock and our trading volume at the time of the draw down, the greater the number of shares of common stock that will be issued. This causes a substantial risk of dilution. The perceived risk of dilution may cause Thumberland as well as other stockholders to sell their shares, which would contribute to the downward movement in the stock price of our common stock.

	We may seek additional financing, which would result in the issuance of additional shares of our capital stock and/or rights to acquire additional shares of our capital stock. Additional issuances of capital stock would result in a reduction of current shareholders' percentage interest in Cambex. If the exercise price of any outstanding options or warrants is lower than the price per share of common stock at the time of the exercise, then the price per share of common stock may decrease because the number of shares of common stock outstanding would increase without a corresponding increase in the dollar amount assigned to stockholders' equity. For example, if the Sovereign Lenders become eligible to exercise the repricing warrants, which have an exercise price of $0.10 per share, the shares of common stock issued would have a significant dilutive effect on stockholders' equity.

The addition of a substantial number of shares of common stock into the market or by the registration of any other of our securities under the Securities Act may significantly and negatively affect the prevailing market price for our common stock. Furthermore, future sales of shares of common stock issuable upon the exercise of outstanding options and warrants may have a depressive effect on the market price of the common stock, as these warrants and options would be more likely to be exercised at a time when the price of the common stock is in excess of the applicable exercise price.

Sales of our common stock in the public market by the selling securityholders could cause our stock price to decline

The shares of our common stock that we registered under our registration statements that were declared effective on November 7, 2000 and December 22, 2000 can, since those dates, be sold in the public market. The Sovereign Lenders hold securities which may be exercisable for and convertible into approximately 20.6% of our outstanding capital stock at May 29, 2001. Moreover, Thumberland and Ladenburg Thalmann could purchase and resell up to approximately 29.5% of our outstanding capital stock at May 29, 2001 until June 22, 2002. Sales of a substantial number of shares of our common stock could cause our stock price to decline. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

Our stock price is volatile and may drop unexpectedly, which could cause you to lose all or part of your investment

The stock market in general, and the stock prices of technology-based companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of any specific public company. Changes in general economic conditions or developments in the data storage, Internet, and personal computer and workstation markets that affect investor confidence could have a dramatic impact on the market price of our common stock. Also, changes in estimates of our earnings as well as any of the factors described in the "Risk Factors" section of this prospectus could have a significant impact on the market price of our common stock. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. We may be a target of such litigation in the future. If we become the subject of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources and could seriously harm our business, financial condition and results of operations.

We may engage in future acquisitions that dilute our stockholders' equity and cause us to incur debt or assume contingent liabilities

Although we have no current plans to pursue any acquisition in the near future, we may pursue acquisitions that could provide new technologies or products. Future acquisitions may involve the use of significant amounts of cash, potentially dilutive issuances of equity or equity-linked securities, the incurrence of debt, or amortization expenses related to goodwill and other intangible assets.

In addition, acquisitions involve numerous risks, including:

      difficulties in the assimilation of the operations, technologies, products and personnel of the acquired company;
      the diversion of management's attention from other business concerns;
      risks of entering markets in which we have no or limited prior experience; and the potential loss of key employees of the acquired company.

In the event that such an acquisition does occur and we are unable to successfully integrate businesses, products, technologies or personnel that we acquire, our business, operating results or financial condition could be materially adversely affected.

If you invest in our common stock, you should not expect to receive a current return because we do not pay, and have no foreseeable plans to pay cash dividends on our common stock

	We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain future earnings, if any, to finance the growth and expansion of our business and for general corporate purposes.

                 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make many statements in this prospectus under the captions "Summary Information," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere that are forward-looking and are not based on historical facts. These statements relate to our future plans, projections, objectives, expectations, assumptions, beliefs and intentions. In some cases you can identify these statements by the use of words such as "anticipate," "assume," "believe," "could," "estimates," "expect," "intend," "may," "plan," "project," "should" and other similar expressions. These forward-looking statements involve a number of known and unknown risks and uncertainties. Our and our industry's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those we discuss in "Risk Factors" and elsewhere in this prospectus. These forward-looking statements speak only as of the date of this prospectus, and we caution you not to rely on these statements without also considering the risks and uncertainties associated with these statements and our business that are addressed in this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. The forward-looking statements made in this prospectus relate only to events and assumptions as of the date on which the statements are made. Moreover, neither we or any other person assumes responsibility for the accuracy and completeness of the forward-looking statements.

                            USE OF PROCEEDS

We will not receive any of the proceeds from sales of common stock by any of the selling securityholders. However, we will receive the sale price of any common stock we sell to Thumberland under the common stock purchase agreement described in this prospectus and upon the exercise of warrants held by selling securityholders that pay the exercise price in cash. Depending upon the market value of shares of our common stock, we may use the proceeds of any such sales for the repayment of debt and if not, then for working capital and other general corporate purposes.

                                   CAPITALIZATION

The following table shows our actual capitalization as of December 31, 2000 and our pro forma capitalization adjusted to reflect:

	the conversion of the series 1 bridge notes;

	Thumberland drawdown of $5,755,050 in accordance with the example using our common stock price and trading volume at May 31, 2000 on page 9; and

	exercise of all outstanding warrants being registered, excluding the repricing warrants issued to the Sovereign Lenders;

for the acquisition of an aggregate of 3,791,048 of shares common stock and the receipt by us of an aggregate $9,550,753 of proceeds.

You should read the following table with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements and notes thereto and the description of the equity drawdown facility under "Thumberland Common Stock Purchase Agreement."

    	                                        As of December 31, 2000
	                                                Actual	Pro forma

Long-term obligations                             $1,273,730     $1,273,730
Stockholders' Equity:
      Preferred Stock, par value $1.00 per share;
      3,000,000 shares authorized; no shares issued
      and outstanding, actual; no shares issued
      and outstanding, pro forma
      Common stock, $0.10 par value; 25,000,000
      shares authorized
      11,287,847 shares issued actual;
      15,078,895 shares issued pro forma          $1,128,785     $1,507,890
Capital in excess of par value                    16,024,049     25,195,697
Accumulated other comprehensive income               102,465        102,465
Retained earnings (deficit)                      (23,903,407)   (23,903,407)
Less Cost of 1,537,980  shares held in treasury     (876,966)      (876,966)

Total stockholders' equity                        (7,525,074)     2,025,679

Total capitalization                              (6,251,344)     3,299,409


The outstanding share information and amounts shown in the table above excludes the effect of the following:

	Shares of common stock that are issuable upon the exercise of options that remain outstanding under our former 1987 Stock Option Plan and our former 1997 Combination Stock Option Plan and shares of common stock issuable under our Year 2000 Equity Incentive Plan and that are issuable to the members of our board of directors in lieu of cash compensation;

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

	Shares of common stock issuable upon the conversion of 10% Subordinated Convertible Promissory Notes and our Loan and Security Agreements and upon the exercise of warrants issued to the holders of those notes; and
	Shares of common stock issuable upon the exercise of the repricing warrants that are attached to the series 1 bridge financing notes issued to the Sovereign Lenders.

                            MARKET FOR OUR COMMON STOCK

Our common stock was listed on Nasdaq from 1972 until 1986. From 1986 through November 1989, our common stock was listed for quotation by the National Quotation Bureau "pink sheets". From November 1989 until July 1997 our common stock was relisted on Nasdaq. Since July 1997, our common stock has been listed for quotation on the OTC Bulletin Board under the symbol "CBEX". However, the market for such shares is limited. No assurance can be given that a trading market for our common stock will be sustained.
The following table sets forth the range of the high and low closing bid prices of our common stock during each of the calendar quarters identified below. These bid prices were obtained from The OTC Bulletin Board or from the National Quotation Bureau, Inc., and do not necessarily reflect actual transactions, retail markups, mark downs or commissions. The transactions include inter-dealer transactions.
          	                                          High    Low

1999
	1st Quarter                                     0.33    0.16
	2nd Quarter                                     1.03    0.20
	3rd Quarter                                     3.13    0.69
	4th Quarter                                     4.50    1.50

2000
	1st Quarter                                     9.25    3.00
	2nd Quarter                                     5.75    1.56
	3rd Quarter                                     2.96    1.50
	4th Quarter                                     1.62    0.62

2001  1st Quarter                                     1.56    0.62
      2nd Quarter(through May 29, 2001)               0.75    0.42

The last reported sale price of our common stock on May 29, 2001 was $0.43 per share. On that date, there were approximately 512 holders of record of our common stock.

                                DIVIDEND POLICY

We have never paid cash dividends on our common stock. We presently intend to retain future earnings, if any, to finance the expansion of our business and do not anticipate that we will pay cash dividends in the foreseeable future. Our future dividend policy will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors.

The series 1 bridge note purchase agreement with the Sovereign Lenders provides that we may not pay dividends in cash or otherwise as long as any of the series 1 bridge notes remain outstanding. With the consent of the Sovereign Lenders and as long as we are not in default, we may pay dividends to preferred shareholders in accordance with our articles of organization and we may repurchase shares of our common stock issued upon the exercise of options granted under our stock option plans.

                                      BUSINESS

                                  Summary of Business

We are a designer and supplier of fibre channel storage area network solutions (SAN) including products used to build storage area networks
(SANs). SANs enhance and simplify the centralized management and sharing of storage resources while providing improved availability, scalability, performance, and disaster recovery. SANs have been enabled by the emergence of fibre channel, a new generation of server to storage communications technology. We develop and offer fibre channel host bus adapters and hubs, high availability software, fibre channel RAID disk arrays and management software for the deployment of SAN solutions. We supplement our own fibre channel product offerings by reselling fibre channel SAN solutions from leading manufacturers. We also offer SAN design, integration, and implementation services to value-added resellers (VARs) and end-users.

We were organized as a corporation in Massachusetts in 1968. Our principal executive offices are located at 360 Second Avenue, Waltham, Massachusetts. Prior to 1997, most of our revenue came from selling computer memory products to customers using mainframe computers primarily manufactured by International Business Machines Corporation. Our fibre channel development efforts began in 1997, and in 1998 we began to ship our Centurion brand of fibre channel RAID disk arrays. We began shipping our FibreQuik brand of fibre channel host bus adapters in 1999 and our FibreQuik brand of fibre channel hubs in 2000. In 2000, we announced the introduction of the Centurion 2000 FF RAID disk storage array, our fifth generation disk array, which utilizes full-fibre channel technology. The Centurion 2000 FF delivers excellent price/performance for deploying workgroup and enterprise level SANs. We also recently entered into reseller relationships with Hitachi Data Systems, Storage Technology Corporation, and Brocade Communications Corporation under which we offer for resale fibre channel disk arrays, tape drives and libraries, and fibre channel switches manufactured by these vendors.

We offer Cambex branded fibre channel connectivity products consisting of host bus adapters and hubs for the SAN market. A host bus adapter provides fibre channel connectivity between a computer workstation or server and a SAN. Our host bus adapters are deployable across a wide variety of network configurations and operating systems. Our proprietary driver software incorporates features that enhance and simplify SAN device integration and provide high availability. We work closely with some of our customers to tailor our products to their specific requirements by making software driver modifications to optimize performance with our customers' products. Our fibre channel hubs enable users to create star topology fibre channel SANs which greatly simplifies cabling and allows servers and storage to be non-disruptively added or removed from the SAN.

We offer Cambex branded fibre channel RAID disk arrays that allow users to store large amounts of online information with increased data protection, availability and access capabilities. RAID systems allocate data across multiple hard disk drives and allow the server to access these drives simultaneously, thus increasing system storage and input/output performance. RAID algorithms allow lost data on any drive to be recreated, thus ensuring

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


the integrity of RAID-protected data even in the event of a disk drive failure. In addition, our RAID systems incorporate redundant power, cooling and processing components for additional fault tolerance. Through reseller relationships, we also offer fibre channel disk arrays manufactured by Hitachi Data Systems, tape storage products manufactured by Storage Technology Corporation, and fibre channel switches manufactured by Brocade Communications Corporation.

We sell our products domestically and internationally through OEM, systems integrator, VAR and end-user channels. Our fibre channel connectivity products are sold primarily through OEM, systems integrator and VAR channels. Our disk arrays and products that we resell are sold primarily through VARs and directly to end-users.

Our goal is to price our products so that adequate gross margin is generated to provide for profitable operation assuming sufficient revenue levels from such products. However, the markets for our products are very competitive despite the increasing demand for SAN solutions. A number of our competitors are much larger, have much greater resources and are in the position to gain market share by lowering prices. Although our products with software content can provide users with features not generally available from other suppliers thus providing us with ability to have better gross margins than would otherwise be possible, not all users require such features and our lower production volume does not enable us to take advantage of the economies of scale. As a result, we may be forced to sell our products at prices at which the revenue levels required for profitable operations could be unattainable. Consequently, we may never achieve profitability.

                                 Industry Background

In today's information-based economy, a company's information and databases are central to the value of the enterprise. The volume of business-critical data generated, processed, stored and manipulated has grown dramatically over the last decade, and managing the increase in data is one of the most important challenges for organizations. The dramatic increase in stored data is the result of a variety of factors, including:

      the development of internet-based business operations and e-commerce; high volume database access and transaction processing;
      data warehousing and data mining of large databases;
      data replication services;
      digital video storage, transmission and editing; and business and scientific computing.

As a result, enterprises face heightened requirements for data storage solutions that offer:

	improved access to shared data;
	efficient management of shared data;
	disaster tolerance and recovery;
	reduced costs of ownership;
	increased connectivity capabilities;
	higher performance; and
	greater reliability.
                                  29

The traditional storage architectures are commonly referred to as direct attached and network attached storage. In the widely-deployed direct attached architecture, each server is linked to a limited number of storage systems in close proximity using SCSI technologies. In the network attached storage architecture, stored data can be accessed over the local area network because the storage device is connected directly to the local area network by a dedicated storage server. Due to the significant volume of data being stored in today's business environment, both of these architectures have become increasingly costly to maintain and expand. As a result, traditional architectures often do not adequately support the requirements of data-intensive enterprises.

In response to the demand for high-speed and high-reliability storage-to-server and server-to-server connectivity, the fibre channel interconnect protocol was developed in the early 1990s and received the American National Standards Institute approval in 1994. Fibre channel is an open, efficient transport system supporting multiple protocols.

Fibre channel technology has the following capabilities:

      Performance capability of over four gigabits/second;
      Support for distances up to 10 kilometers;
      Scalable networks to thousands of devices;
      Reliable data transmission;
      Interoperability with standard components; and
      Ability to carry multiple existing interface data protocols, including Internet Protocol, SCSI and VI.

As a result of its broad range of features, many industry analysts consider fibre channel to be the most reliable, scalable, gigabit communications technology for data storage applications available today. Since its introduction, fibre channel has earned increasing acceptance from industry and independent testing laboratories. Fibre channel technology can be implemented in a wide variety of applications, including computer clustering, networking, digital video transmission and editing and storage access. To date, the most widely accepted and deployed application for fibre channel technology has been in SANs.

A storage area network is a network of servers and data storage devices interconnected at gigabit speeds. Fibre channel is the enabling technology that has made implementation of a SAN possible. Businesses are investing in SANs because they have found that establishing a separate network for storage takes data movement off the local area network, thereby freeing up network resources and reducing the impact on network users. SANs provide an open, extensible platform for storage access in data intensive environments like those used for web hosting, online transaction processing and data warehousing. Equally important, SANs can be significantly less expensive to maintain and expand than traditional storage architectures because they enable shared, high-speed access to stored data as well as centralized management.

SANs provide the following benefits that address the growing challenges facing businesses using data-intensive, mission-critical applications:

	Availability: SANs enable businesses to eliminate the bottlenecks inherent in traditional storage architectures and to reduce the dependence on a single server to access each storage device. Because SANs use fibre channel technology and a networked approach, SANs can be designed with multiple redundant paths to provide more reliable connections and thereby assure availability of data in spite of failures of individual links or components of the system.

	Performance: By using fibre channel technology, SANs support large data block transfers at gigabit speeds and are therefore very effective for data transfers between storage systems and servers. Fibre channel has demonstrated transmission speeds of up to two gigabits per second and is designed to scale to significantly higher speeds.

	Distance: Fibre channel supports transmission distance in excess of 10 kilometers without loss of speed, which simplifies network configuration and significantly reduces susceptibility to environmental disasters.

	Scalability: By combining networking models with advanced server performance and mass storage capacity, a SAN eliminates the bandwidth bottlenecks and scalability limitations imposed by traditional storage architectures. The network architecture reduces the need to replicate data because all servers can share access to each storage device.

	Manageability: SANs facilitate the use of centralized management software for monitoring and control, allowing administrators to more closely monitor their storage systems.

	Flexibility: SANs provide high-speed connectivity for data-intensive applications across multiple operating systems, including UNIX, Linux and Windows NT. SANs can be configured in multiple topologies, and the various topologies contribute to the flexibility of the SAN to solve storage management issues by offering enterprises alternatives in cost and scale.

Components of a SAN

Virtually all SANs use several basic components to make up the network, including the following:

	servers and workstations;
	fibre channel host bus adapters;
	fibre channel hubs and/or switches;
	disk and/or tape storage devices;
	copper or fiber optic cables; and
	management software.

All the components must work together to deliver a functional SAN environment.

Each server connects to a SAN through host bus adapters, which are printed circuit cards that fit in standard sockets on computer motherboards and enable high-speed data transfer. A host bus adapter connects the server to other devices in a SAN via cables. The cables connect the host bus adapter either directly to a fibre channel disk array or tape library or to a hub or a switch. Host bus adapters are typically classified by (a) bus architecture,
(b) computer operating system, and (c) topology. Each host bus adapter is designed to support a particular bus architecture, such as IBM's Micro Channel bus architecture, Sun Microsystems SBus architecture or the Peripheral Component Interconnect, or PCI, bus architecture. Because fibre channel host bus adapter functions are regulated by software, each host bus adapter must include software designed to work with the particular operating system being used by the server/storage solution. These systems typically include all types of UNIX as well as Linux and Windows NT systems.

Hubs and switches are devices that direct the flow of data from one computing device to another. When connecting multiple servers to one or more storage devices, a hub or switch is used to create a fibre channel network. Hubs and switches simplify cabling and allow the non-disruptive addition or removal of servers or storage devices from the storage area network. There are two main industry standards for the fibre channel protocol: fibre channel arbitrated loop (FC-AL) and fibre channel switched fabric (FC-SW), commonly known as "Fabric". Hubs utilize the fibre channel arbitrated loop protocol, whereas switches use the fibre channel switched fabric protocol. Hubs are typically deployed in workgroup or small enterprise environments. A hub based arbitrated loop SAN can scale to 126 devices, but all devices on the arbitrated loop share the fibre channel bandwidth on the loop. On the other hand, switches are used for large SAN deployments, as a fabric network can scale to thousands of devices and each device connected to a switch is provided with dedicated bandwidth when talking to other devices on the fabric even when multiple conversations are occurring simultaneously.

                          The Cambex Solution

We are a developer, manufacturer and reseller of fibre channel products that enable users to deploy SANs. We have developed a family of host bus adapters, hubs and software that provide increased bandwidth and availability when deploying mission-critical SANs. Our fibre channel disk arrays allow the storage of large amounts of online data in a high performance, high availability environment. By offering other SAN products, including disk arrays, tape drives and libraries, switches, routers, and software, from other leading manufacturers, we are able to deliver a complete, tested and interoperable SAN solution to our customers. Our objective is to become a leading solution provider for deploying high-speed fibre channel SANs by providing both our internally developed fibre channel connectivity products, high availability software, and disk arrays, as well as the highest quality products available from other fibre channel product and storage vendors.

Products

We believe we offer high quality fibre channel products with a superior price/performance profile. Our internally developed products include a comprehensive suite of host bus adapters, hubs, disk arrays, and software. We also offer for resale best-in-class SAN products from Hitachi Data Systems, Storage Technology, and Brocade Communications.

Host Bus Adapters

We design, manufacture and sell a family of fibre channel host bus adapters and related device driver software. A host bus adapter is a printed circuit card that plugs into the motherboard of servers and workstations and enables these devices to connect to other fibre channel devices in a SAN. Communication between the host bus adapter and the operating system is regulated by device driver software that is included with the host bus adapter. Working in conjunction with our device driver software, our host bus adapters can be used with both the Micro Channel and the PCI interface and interoperate with a wide variety of operating systems, making our host bus adapter capabilities one of the broadest currently available. Our software drivers operate under all three fibre channel topologies - switched fabric, arbitrated loop and point-to-point. The result is our drivers simplify the installation and ensure interoperability between many types of platforms and servers. We introduced our FibreQuik MC1000 host bus adapter designed for the Micro Channel interface in early 1999 and, to our knowledge, we are currently the only supplier of gigabit speed fibre channel host bus adapters for the Micro Channel bus architecture. In mid-1999, we introduced our FibreQuik PC1000 host bus adapter for the PCI interface.

Hubs

We design, manufacture and sell an entry-level fibre channel hub targeted at workgroup and small enterprise SAN applications. Our FibreQuik HB2000 provides a cost-effective solution that addresses SAN interconnect requirements, linking servers with storage devices. By enhancing functionality and reducing costs for entry-level SAN products, our hub effectively addresses this segment of the SAN interconnect market. Introduced in 2000, the FibreQuik HB2000 has been tested in a wide range of demanding, mission-critical network environments and is a good option for cost-conscious, entry-level SAN installations. Our hub supports full gigabit data transfer speeds and automatically bypasses failed or unused ports in a SAN. Our Gigabit Interface Converter (GBIC) based design allows customers to add, move or delete storage capacity and Fibre Channel devices on the SAN as needed. The flexible design of our entry-level hub also enables different combinations of copper, short-wave optical, and long-wave optical transceivers in a single SAN solution.

Cambex Disk Arrays

We sell full fibre channel RAID (redundant array of inexpensive disk) disk arrays that allow users to store large amounts of online information in high availability, high performance environments. The Centurion 2000 FF is our fifth generation disk array and is targeted at enterprises running mission critical Internet, e-commerce, on-line transaction processing, data warehousing, and multimedia applications. The Centurion 2000 FF is ideal for deploying heterogeneous SANs in IBM, Sun, HP, Windows, and Linux environments. A fully redundant architecture ensures no single point of failure - redundant components include RAID controllers, power supplies, fans, AC power cords, Fibre input/output ("I/O") modules and global hot spares. All critical system components are hot swappable allowing for little or no downtime maintenance. Centurion's building block modularity allows users to start with configurations as small as 18 gigabytes, but with the ability to scale up to 25 terabytes behind a pair of RAID controllers. Centurion Storage Manager, an intuitive graphical user interface-based software management and configuration application, allows for single seat management of Centurion 2000 FF arrays both locally and remotely. Users can monitor the status of system components, gather performance statistics, and dynamically reallocate storage to specific clients on the SAN.

Software

We develop software and sell solutions designed to provide high availability for enterprise level, mission-critical SAN deployments. Our Dynamic Path Failover (DPF) software, used with our FibreQuik host bus adapters, provides full data path redundancy for superior data availability, delivers load balancing capabilities, and operates in active-active mode to deliver up to twice the performance when accessing storage in a SAN environment. The software is deployed with two FibreQuik host bus adapters in each server that is connected to the SAN. The SAN is constructed to have redundant fibre channel data paths from each server to the storage resources on the SAN. DPF software intelligently monitors the end-to-end integrity of each fibre channel data path and automatically detects a host bus adapter, cable, hub, switch, or RAID controller failure. Upon detection of a path failure, DPF dynamically remaps the storage on the failed path to the active data path. When the network failure is corrected, DPF dynamically remaps the storage to the restored path. The failover/failback sequence is transparent to users and provides high storage availability and performance. DPF operates in active-active mode which means that both fibre channel data paths from each server can be accessing SAN-attached storage at the same time. This can effectively double throughput to SAN attached storage. Furthermore, DPF's load balancing capability acts as a traffic cop to provide for improved utilization of active-active fibre channel paths.

SAN Integration Services

In addition to selling our internally developed fibre channel connectivity and disk array products, we resell SAN solutions from leading manufacturers of fibre channel disk arrays, tape storage libraries, switches and management software. This allows us to offer our customer a complete, fully integrated storage area network solution. Our SAN integration services consist of network design, planning and integration of components to make a storage area network.

Technology

We possess multi-disciplinary technological expertise, which we utilize in designing our products. This expertise includes fibre channel technology, software design and development, embedded hardware design, system design, and systems integration. We believe that our expertise in these technologies provides us with competitive advantages in time-to-market, price/performance, interoperability and product capabilities.

At our principal offices in Waltham, Massachusetts, we have established a systems integration lab to provide comprehensive functional and system level integration/interoperability testing between our fibre channel host bus adapters, hubs, disk arrays, and software with various computer platforms and fibre channel systems. To facilitate expanded market penetration of our products and technology, our integration test methodologies and software must continually evolve. Integration testing at our lab combines our products with various fibre channel SAN components to simulate the most commonly used functional configurations defined by our reseller partners. The overall goal is to ensure enterprise class performance and interoperability in real world SAN deployments.

                                  Customers

We sell our products to OEMs, resellers and directly to end-users. Our current OEM and reseller customers include Compaq, StorageTek, FDC Technologies, and EDS. End-user customers of our products and services include BASF, Mobil, EDS, Lockheed Martin and MCI/Worldcom.

In the year ended December 31, 2000, our top five customers accounted for approximately 45% of our total net revenues, and, in the year ended December 31, 1999, our top five customers accounted for approximately 40% of our total net revenues. During 2000, two customers, Compaq and StorageTek, accounted for 18% and 11%, respectively, of total revenues for the year. There is no assurance that current customers will remain our customers in the future and the loss of a major customer could have a material adverse effect on our business.

                           Customer Service and Support

We offer customer service and support programs that include telephone and on-site support 24 hours a day, seven days a week. In addition, we have designed our products to allow easy diagnostics and administration. We employ systems engineers for pre- and post-sales support and technical support engineers for field support.

                              Sales and Marketing

We sell domestically and internationally to OEMs, systems integrators, and VARs as well as directly to end users in the United States. We target OEMs, systems integrators, and VARs who resell our products as a part of complete SAN solutions to end-users. Our sales and marketing strategy will continue to focus on the development of the fibre channel market through these relationships. We also sell complete fibre channel SAN solutions to certain targeted end-users through a small direct sales force.

Our marketing efforts are focused on increasing awareness of our fibre channel products and ability to deliver complete SAN solutions, promoting SAN-based solutions, and advocating industry-wide standards and interoperability. Key components of our marketing efforts include:

    extending our partnerships with leading manufacturers of fibre channel connectivity, disk and tape storage, and SAN management software products allowing us to offer a complete SAN solution;

    continuing our participation in industry associations and standards committees to promote and further enhance fibre channel technology and increase our visibility as industry experts; and participating in major trade show events and SAN conferences to promote our products and to continue our efforts to educate potential customers on the value of SANs.

OEMs

OEMs can exercise significant influence in the early development of our market because they utilize products to deliver to end users complete, factory-configured solutions that are installed and field-serviced by the OEMs' technical support organizations. We intend to continue our efforts to develop relationships with leading OEM customers to introduce new products. We believe that OEMs will continue to provide critical input as we develop our next generation of products.

Reseller Customers

As the markets for fibre channel products and SAN solutions evolve, and as end-user awareness of the benefits of fibre channel increases, we believe an increasing volume of sales will occur through reseller channels. We believe that as the market for fibre channel matures, we will be able to leverage sales through distributors, systems integrators, and value-added resellers and that such sales will represent an increasing percentage of our total net revenues. As this market continues to develop, we plan to establish additional relationships with select domestic and international resellers to reach additional markets and increase our geographic coverage.

                          Manufacturing, Test and Assembly

We outsource the majority of our manufacturing, and we conduct quality assurance, manufacturing, engineering, documentation control and certain finish assembly and test operations at our headquarter facility in Waltham, Massachusetts. This approach enables us to reduce fixed costs and to provide flexibility in meeting market demands.

Except for the QLogic Corporation hardware we utilize in our host bus adapters, we believe most component parts used in our products are standard off-the-shelf items, which are, or can be, purchased from two or more sources. We select suppliers primarily on the basis of technology, manufacturing capacity, quality and cost. Our reliance on third-party suppliers and manufacturers involves risks, including possible limitations on availability of products due to market abnormalities, unavailability of, or delays in obtaining access to, certain product technologies and the absence of complete control over delivery schedules, manufacturing yields, and total production costs. The inability of our suppliers and third party manufacturers to deliver products of acceptable quality and in a timely manner or our inability to procure adequate supplies of our products could have a material adverse effect on our business, financial condition or operating results.

                             Research and Development

Our success will depend to a substantial degree upon our ability to develop and introduce in a timely fashion new products and enhancements to our existing products that meet changing customer requirements and emerging industry standards. We have made, and plan to continue to make, expenditures for research and development and to participate in the development of industry standards. However, because our net revenues declined in each of the five most recently completed fiscal years, our expenditures for research and development are significantly lower than the amount we expended for research and development three years ago. Over the last two fiscal years, our research and development expenses were approximately $1.4 million in 2000, compared to $1.1 million in 1999.

Because the amount of resources available for research and development are limited, we have made the decision to devote all research and development expenditures on storage input/ output ("I/O") technologies and products, related software, and on high availability software applications for the SAN market. Before a new product is developed, our research and development engineers work with marketing managers and customers to develop a comprehensive requirements specification. After the product is designed and commercially released, our engineers continue to work with customers on early design-in efforts to understand requirements for future generations and upgrades.

Research and development expenses primarily consist of salaries and related costs of employees engaged in ongoing research, design and development activities and subcontracting costs. We are seeking to hire additional skilled development engineers. Our business, operating results and financial condition could be adversely affected if we encounter delays in hiring additional engineers.

                                   Competition

The markets in which we compete are intensely competitive and are characterized by frequent new product introductions, changing customer preferences and evolving technology and industry standards. Our competitors continue to introduce products with improved price/performance characteristics, and we will have to do the same to remain competitive. Increased competition could result in significant price competition, reduced revenues, lower profit margins or loss of market share, any of which would have a material adverse effect on our business, operating results and financial condition.

Our principal competitors in the fibre channel connectivity product market include Emulex Corporation, QLogic Corporation, JNI Corporation, Agilent Corporation, Vixel Corporation, and Gadzoox Networks, Inc. Our primary competitors in the disk array market include International Business Machines Corporation, EMC Corporation and Sun Microsystems.

Our principal competitors in the host bus adapter market include Emulex, QLogic, JNI and Agilent. Our products may also compete at the end-user level with other technology alternatives, such as SCSI, which are available from companies such as Adaptec, LSI Logic and QLogic as well as a number of other companies. In the future, other technologies may evolve to address the applications served by fibre channel today, and because we focus on fibre channel, our business would suffer as a result of competition from such competing technologies.

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


Some of our OEM and reseller customers could develop products internally that would replace our products. The loss of opportunities to sell our products to any such OEM and reseller customers, in addition to the increased competition presented by these customers, could have a material adverse effect on our business, operating results and financial condition.

We believe that the principal bases of fibre channel product competition presently include interoperability, reliability, scalability, connectivity, performance and customization. We believe that other competitive factors include pricing and technical support. We believe that we compete favorably with respect to each of these factors.

                               Intellectual Property

The intellectual property rights we have in our technology, which generally consist of system designs, software and know-how associated with our product portfolio, principally arise from our own internal development efforts. We attempt to protect our technology through a combination of unpatented trade secrets, trademarks and contractual obligations. Our software products are protected by copyright laws. We cannot assure that our intellectual property protection measures will be sufficient to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. In addition, the laws of many foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States. Our failure to protect our proprietary information could have a material adverse effect on our business, financial condition or operating results.

We may need to initiate litigation in the future to enforce our intellectual property rights, to protect trade secrets or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of our resources and could materially harm our business. In the future, we may receive notice of infringement claims of other parties' proprietary rights. Infringement or other claims could be asserted or prosecuted against us in the future, and it is possible that such assertions or prosecutions could harm our business. Any such claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause delays in the development and release of our products, or require us to develop non-infringing technology or enter into royalty or licensing arrangements. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to us, or at all. For these reasons, infringement claims could materially harm our business.

In October 1997, we voluntarily filed for protection under chapter 11 of the federal bankruptcy laws and we emerged from bankruptcy protection in April 1998.

                                     Employees

At May 29, 2001, we had 25 full-time employees. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

                                     Properties

We currently lease approximately 68,000 square feet in an office facility in Waltham, Massachusetts pursuant to a lease that expires on May 31, 2003. Of the approximately 68,000 square feet leased, approximately 42,000 square feet of this space is subleased to unrelated parties for a term ending May 31, 2003.

We also own 12.4 acres of land in Poughkeepsie, New York. This land is vacant and not subject to a mortgage.


                                  Legal Proceedings

There are no material legal proceedings pending against us. We are involved in certain legal proceedings arising in the ordinary course of business. We believe that the outcome of these proceedings will not have a material adverse effect on our financial condition.

                        MANAGEMENT'S DISCUSSION AND ANALYSIS
                   OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. Please refer to "Special Note Regarding Forward-Looking Statements" for additional information.

                 Comparison of fiscal years 2000 and 1999

Our revenues were $2,400,000 and $3,402,000 for 2000 and 1999, respectively. Revenues for 2000 decreased 29% compared to revenues for the prior year due to decreased disk array product sales and related service revenues, which decreased by approximately 60% in 2000 from the prior year to approximately 40% of total revenues. Product prices in the information storage area generally decrease from year to year. In 2000, we sold our disk products for approximately 5% less per megabyte of storage than in 1999. The decrease in revenues from 1999 to 2000 resulted from the decrease in the number of disk units sold, which were not counteracted by the increased quantity of sales of host bus adapters and other products. The decrease in sales of our disk array products and related services was partly due to transitioning our line of storage products from traditional SCSI-based disk arrays to full fibre channel disk arrays as well as the impact of a slowing economy in the fourth quarter of fiscal 2000 which resulted in purchase decisions being postponed by prospective customers. This decrease was partially offset by growth in sales of our fibre channel connectivity products by approximately 105% of the prior year levels to approximately 55% of total revenues. Management believes the growth rate of fibre channel connectivity products will be greater than in storage products.

Gross profit rate was 53% of sales in 2000, compared to 58% of sales in 1999. This decrease in our gross profit rate was the result of the greater relative amount of fixed manufacturing costs in relation to revenues in this year as compared to fiscal 1999.

Operating expenses in 2000 increased by 18% in comparison to operating expenses in the prior year. In order to remain competitive with product offerings made by competitors, we increased our research and development activities and spending by 24% in 2000 compared to the amount of these expenses in 1999. We increased development to enhance our product features and to ensure interoperability with SAN products made by other suppliers. Specifically, we have continued the development of our high availability features, such as Dynamic Path Failover, and extended it to support a larger number of operating systems and storage platforms. The higher research and development expenses were the result of increased personnel and contract services. Selling expenses in 2000 increased by 43% compared to the amount of these expenses in 1999 due to the hiring of more sales and marketing personnel and establishing the infrastructure to offer products from other companies to complete our SAN solution offerings. General and administrative expenses decreased by 23% compared to the amount of these expenses in 1999.

Interest expense increased by 133% in 2000 compared to 1999. This increase in interest expense was primarily due to funds borrowed beginning in June 1999.

We borrowed $210,000 in exchange for, among other things, an issuance of 10% subordinated convertible promissory notes from June 1999 through August 1999 due in 2003. We initially borrowed $550,000 in November 1999 in exchange for, among other things, our issuance of 12% promissory notes due November 2000. These notes were extended to November 2001. These borrowings were outstanding and accrued interest throughout all of 2000 compared to being outstanding for only a portion of 1999. We also borrowed $2,000,000 in January and February 2000 from the Sovereign Lenders in exchange for, among other things, our issuance of series 1 bridge financing notes that accrued interest at the rate of 8% per annum until their maturity in August and September 2000. Since their maturity, these notes are accruing interest at the rate of 12% per annum. The borrowings which led to the 133% interest expense increase were necessary to finance the development of new products and the establishment of the sales and marketing infrastructure for the distribution of such products and for working capital purposes.

Extraordinary income items of $102,000 and $758,000 for 2000 and 1999, respectively, were recorded as a result of some of our creditors agreeing to accept partial cash payments in full satisfaction of liabilities owed to those creditors.

Total comprehensive net loss for 2000 was $1,971,000, or $0.20 per share, as compared with total comprehensive income of $110,000, or $0.01 per share, for 1999.

                              Inflation

We did not experience any material adverse effects in 1999 or 2000 due to general inflation.

                     Liquidity and Capital Resources

As discussed more fully in Note 1 to our audited consolidated financial statements, we have suffered substantial recurring losses from operations for the last five consecutive years. Consequently, our ability to continue as a going concern is dependent upon several factors including, but not limited to, our ability to generate revenues in significantly greater amounts than in the past two fiscal years, our ability to raise additional capital and the assumption that certain of our lenders will accept shares of our common stock instead of cash in satisfaction of our obligations. Our working capital deficit is a significant threat to our ability to continue as a going concern.

Management has been active in establishing new strategic alliances that it believes will result in increases in revenues in the future through the sale of a greater volume of products. Management has also been active in trying to secure additional capital. We cannot give any assurances that the actions taken to date will increase revenues or raise additional capital.

Requirements

Depending upon the market value of shares of our common stock, any additional financing that we may obtain through the sale of common stock to Thumberland Limited under the common stock purchase agreement we entered into in 2000 or cash that we may receive from the exercise of outstanding warrants may be used to repay and prepay debt and for working capital purposes to fund our continuing operations including research and development and sales and marketing expenses.

During the first quarter of 2000, we borrowed $2,000,000 in cash from the Sovereign Lenders in exchange for, among other things, our issuance of series 1 bridge financing notes that matured in August and September 2000. We received net proceeds equal to $1,737,900 from the Sovereign Lenders as a result of this bridge financing. The series 1 bridge financing notes bore interest at the rate of 8% per annum prior to their respective maturity dates. Since their respective maturity dates, interest is accruing at a rate of 12% per annum. These bridge notes are convertible into shares of our common stock at a weighted average per share price of $4.08. Because the bridge notes matured before we registered, under the Securities Act of 1933, as amended, the offer and resale of shares of our common stock issuable upon conversion of the bridge notes and exercise of the repricing warrants and the common stock purchase warrants described above, we owe the Sovereign Lenders premiums and penalties totaling approximately $607,000 (in addition to the repayment of principal and interest). These premiums and penalties are included in deferred offering costs. Following conversion of the bridge notes, if the Sovereign Lenders do not realize at least a 20% gain on shares of common stock that they choose to sell during the 90 days following conversion, then the Sovereign Lenders are entitled to acquire additional shares of common stock at a price of $0.10 per share through the exercise of repricing warrants. In addition to these bridge notes and the attached repricing warrants, we issued warrants to purchase 300,000 shares of common stock. These warrants have a weighted average exercise price of $4.54 per share.

Resources

Our cash and marketable securities were $235,000 and $367,000 at December 31, 2000 and December 31, 1999, respectively. Working capital was a deficit of $5,818,000 and $2,125,000 at December 31, 2000 and at December 31, 1999,
respectively. The increase in working capital deficit was primarily due to the loss for the year 2000. During 2000, we did not expend any funds for capital equipment. During fiscal 2001, we expect to acquire less than $100,000 of capital equipment.

We have a revolving credit facility with B.A. Associates, Inc. under which we may borrow up to $1,050,000. At December 31, 2000 we had a balance of $1,032,000 outstanding under this revolving credit facility.

During the third quarter of fiscal 2000, we signed a common stock purchase agreement with Thumberland Limited, a private investor, for the future issuance and purchase of shares of our common stock. The common stock purchase agreement was amended during the fourth quarter of fiscal 2000. The common stock purchase agreement establishes what is often referred to as a structured equity line or an equity drawdown facility. In general, the drawdown facility operates as follows: the investor has committed to provide us up to $10 million as we request it over an 18 month period, in return for common stock we issue to the investor, subject to registering in advance the shares of common stock issuable under the Securities Act of 1933. Once every

22 trading days, we may request a draw of up to $1 million of that money (except that our initial drawdown may be for up to $2 million), subject to a maximum of 18 draws. The maximum amount we actually can drawdown upon each request will be determined by the volume-weighted average daily price of our common stock for the 22 trading days prior to our request and the average trading volume for the 45 trading days prior to our request. Per the terms of this agreement, we are currently unable to draw because we cannot meet the minimum draw amount of $250,000. We filed registration statements on Form SB-2 with the Securities and Exchange Commission registering 4,981,542 shares issuable in connection with the bridge loan financing from the Sovereign Lenders and the purchase agreement with Thumberland. Those registration statements were declared effective on November 7, 2000 and December 22, 2000.

We need additional capital and additional financing may not be available. If our stock price and trading volume stay at current levels, we will not be able to draw down any of the $10 million under the common stock purchase agreement with Thumberland Limited. We believe that the combination of current existing cash, available borrowing capacity and our ability to obtain additional long-term indebtedness is not adequate to finance our operations for our current activities and foreseeable future. Currently, we have reduced our cash burn rate to approximately $100,000 per month at the current sales levels. For each 10 percent reduction in sales, our cash burn rate would increase by approximately $9,000 per month. Conversely, for each 10 percent increase in sales volume, our cash burn rate would decrease by approximately $9,000 per month. However, if circumstances change and we become able to draw the maximum amount under the equity drawdown facility, then, our available cash resources combined with the maximum drawdown under the equity draw down facility would be sufficient to meet our anticipated working capital and capital expenditure requirements through at least the next 24 months. In order to drawdown the minimum amount of $250,000 under our equity drawdown facility, the average daily trading volume for the 45 trading days prior to our drawdown notice multiplied by the average of the volume-weighted average daily prices of our common stock for the 22 trading days prior to the notice would have to equal or exceed $56,819. For example, if the average volume-weighted average daily price of our common stock was $1.00 and the average daily trading volume for the 45 days prior to our drawdown notice was 56,819, we would be able to draw down the minimum amount of $250,000. The closing price for our common stock on April 30, 2001 was $0.48 per share and the average daily trading volume for the 45 days preceding April 30, 2001 was 7,447 shares which is not sufficient to allow us to be able draw down the minimum amount of $250,000. At the present sales levels and current expense levels, if we are able to draw, the minimum drawdown of $250,000 would be adequate to meet our anticipated working capital and capital expenditure requirements for approximately two and a half months. The time period for which we believe our capital is sufficient and the burn rate are estimates. The actual time period and burn rate may differ materially as a result of a number of factors, risks and uncertainties that are described in this prospectus. In addition, business and economic conditions may not make it feasible to draw down under the facility at every opportunity, and drawdowns are available only every 22 trading days. We are actively pursuing raising additional capital but our ability to raise investment capital during the term of the common stock purchase agreement is restricted with regard to under market offerings, and if we need capital but are unable to drawdown under the common stock purchase agreement for any reason, we may not be able to meet our anticipated working capital requirements.

We are attempting to raise additional capital to cover the burn rate not covered by incremental gross profit. This amount is dependent upon sales. If sales do not increase or capital cannot be raised to cover the current burn rate, we intend to reduce operating expenses as much as practicable to continue operations until balance is established.

If we are not successful in raising additional capital or increasing our sales to adequate levels, we will not be able to continue our current operations and there is substantial doubt as to our ability to continue as a going concern. There can be no assurance that we will be successful in raising such additional capital at all or on terms commercially acceptable to us or our shareholders.

In addition, the sale of equity securities could result in the dilution of the percentage ownership of existing shareholders and could also adversely affect the market price of our common stock.

                          DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following table shows the name, age and position of each of our executive officers and directors as of the date of this prospectus.

Name                             Age    Position

Joseph F. Kruy (1)               69     President, Chief Executive Officer
                                        and Chairman of the Board and
                                        a Director
Philip C. Hankins (1)(2)         70     Director
C.V. Ramamoorthy, Ph.D. (1)(2)   75     Director
Robert J. Spain, Ph.D. (1)(2)    63     Director
Peter J. Kruy, M.D.              38     Executive Vice President, Treasurer
                                        and Chief Financial Officer
Lois P. Lehberger                44     Vice President, Controller and Clerk
___________________
(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.



Joseph F. Kruy has served as our President, Chief Executive Officer and a member of our board of directors since our inception in 1968. Mr. Kruy has served as our Chairman of the Board since October 1975. Mr. Kruy holds a B.S. in electrical engineering and a Dipl. Eng. from the Technical University in Budapest.

Philip C. Hankins has been a member of our board of directors since 1975. Since 1975 Mr. Hankins has been the President of Charter Information Corporation, an information processing company. Mr. Hankins holds a B.S. in mechanical engineering from Cornell University and a M.S. from Harvard University.

C.V. Ramamoorthy, Ph.D. has been a member of our board of directors since our inception in 1968. Since prior to 1995, Dr. Ramamoorthy has been a Professor of Electrical Engineering and Computer Sciences at the University of California Berkeley. Dr. Ramamoorthy holds a B.S. in physics from the University of Madras, India, a M.S. in mechanical engineering from the University of California Berkeley and a M.S. and a Ph.D. from Harvard University.

Robert J. Spain, Ph.D. has been a member of our board of directors since 1995. Dr. Spain was also our Vice President of Research from 1969 to 1977. Since prior to 1995, Dr. Spain has been the President of CFC, Inc., an electronic component manufacturing company. Dr. Spain holds a B.S.E.E. and a M.S.E.E. from the Massachusetts Institute of Technology and a Doctor of Science from Paris, Sorbonne.

Peter J. Kruy has served as our Executive Vice President, Treasurer and Chief Financial Officer since August 1998. From November 1993 to January 1998, Dr. Kruy was the President, Chief Financial Officer and Chief Executive Officer of Jupiter Technology, Inc. a data networking company. Dr. Kruy holds a B.A. in biology from the University of Pennsylvania, a M.D. from Tufts University School of Medicine and an M.B.A. from the Wharton School at the University of Pennsylvania. Dr. Kruy is also the owner of CyberFin Corporation, a more than five percent shareholder of Cambex. Peter J. Kruy is the son of Joseph
F. Kruy.

Lois P. Lehberger joined Cambex in June 1978 and has served as our controller since August 1998, and our Vice President since November 1999. Mrs. Lehberger was appointed clerk in May 2001. Since joining Cambex, Mrs. Lehberger has been responsible for our accounting function. Mrs. Lehberger holds a B.A. in economics and accounting from the College of the Holy
Cross.


Board Composition

	Under Massachusetts law, our board of directors is classified into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. At the meeting of stockholders held on December 23, 1999, the stockholders re-elected all directors for a one, two or three year term and until their successors are duly elected and qualified. At that meeting, Messrs. Joseph Kruy and C.V. Ramamoorthy were elected as Class I directors with terms of three years, or until the annual meeting of stockholders to be held in 2003, Dr. Spain was elected as a Class II director with a term of one year, or until the next annual meeting of stockholders to be held in 2001, and Mr. Hankins was elected as a Class III director with a term of two years, or until the annual meeting of stockholders to be held in 2002.

Board Committees

	Our board of directors has an audit committee and a compensation committee.

	Audit Committee. The current members of our audit committee are Mr. Hankins, Dr. Ramamoorthy and Dr. Spain. Our audit committee reviews, acts on, and reports to the board of directors with respect to various auditing and accounting matters, including the selection of our independent auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. On July 10, 2000 the board of directors adopted an audit committee charter as required under the rules of the Securities and Exchange Commission.

	Compensation Committee. The current members of our compensation committee are the members of the board of directors. Our compensation committee determines the salaries and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees.

Compensation Committee and Insider Participation

	The voting members of the compensation committee are the members of our board of directors. Mr. Kruy is on the compensation committee but abstains from discussions and voting on decisions regarding his compensation.

Director Compensation

We compensate our non-employee directors with an annual fee of $10,000 and a fee of $1,000 for each meeting of the board of directors attended. In August 1998, the board of directors authorized the non-employee director compensation to be converted from cash to shares of our common stock at a price of $0.25 per share, or 50% of the fair market value, whichever is greater. To date, no cash has been paid to and no shares have been issued to the non-employee directors as compensation for services as a member of the board of directors.

The board of directors is also covered by indemnification provisions of our by-laws, as amended. See the section entitled "Description of Securities."

Executive Compensation

The following table provides certain summary information concerning compensation awarded to, earned by, or paid to our Chief Executive Officer and each of our other executive officers for services rendered to Cambex in all capacities during the fiscal years ended December 31, 2000 and December 31, 1999.

Summary Compensation Table
                                            Annual           Long Term
                                         Compensation(1) Compensation Awards
Name and Position              Year          Salary            Options(#)

Joseph F. Kruy                 2000          $200,000              -
Chairman, President and CEO    1999          $200,000              -

Peter J. Kruy                  2000          $100,385            75,000
Executive Vice President and   1999          $ 85,000           300,000
Chief Financial Officer

Lois P. Lehberger(2)           2000          $ 72,276              -
Vice President,                1999          $ 68,000           100,000
Controller and Clerk

(1)The columns for "Bonus", "Other Annual Compensation" and "All Other Compensation" have been omitted because there is no such compensation required to be reported.
(2)Mrs. Lehberger became an executive officer in November, 1999 and was appointed Clerk in May 2001.

Stock Options

The following table contains information concerning the grant of stock options under our Year 2000 Equity Incentive Plan to the executive officers named in the Summary Compensation Table. Each of the option grants listed below vests in five equal installments on the first through the sixth anniversaries of the date of grant.

Option Grants in Last Fiscal Year

Individual Grants


                  Number of     % of Total
                  Securities      Options
                  Underlying    Granted to     Exercise
                   Options     Employees in      Price    Expiration
Name                 (#)        Fiscal Year    ($/Share)     Date

Joseph F. Kruy         -             -             -           -

Peter J. Kruy        75,000        24.9%         $5.30      3/8/2010

Lois P. Lehberger      -             -             -           -

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option
Value

                                                                 Value of
                                                                Unexercised
                                            Number of           In-the-money
                                            Options at           Options at
                                         December 31,2000 December 31,2000(1)
               Shares Acquired    Value     Exercisable/         Exercisable/
Name           on Exercise(#)    Realized  Unexercisable       Unexercisable

Joseph F. Kruy         -            -          -/-                  -/-

Peter J. Kruy          -            -     60,000/315,000       24,000/96,000

Lois P. Lehberger      -            -     23,000/ 81,500        9,620/32,810

(1) The closing price of our Common Stock on December 31, 2000 was $0.66 per share. The numbers shown reflect the value of options accumulated over all years of employment.

Employee Benefit Plans

Year 2000 Equity Incentive Plan. The following description of Cambex's Year 2000 Equity Incentive Plan is a summary of the material terms of the plan.

The purpose of the plan is to enhance the profitability and value of Cambex for the benefit of its stockholders by enabling Cambex to offer incentives to employees and other persons or entities associated with it. This is a means to both increase the ownership of Cambex held by those individuals in order to attract, retain and reward them and more closely align the interests of those individuals and the stockholders of Cambex. The plan authorizes the grant of awards in the form of stock options, stock appreciation rights (SARs), restricted stock or unrestricted stock awards, deferred stock awards, performance awards, loans or supplemental grants, or combinations thereof, to employees and others associated with Cambex and its affiliates.

The plan was approved by Cambex's board of directors in November 1999 and its stockholders in December 1999. Our board of directors reserved a total of 1,500,000 shares of our common stock for issuance under the plan. As of May 29, 2001, no shares had been issued as the result of the exercise of options or awards granted pursuant to the plan. As of May 29, 2001, 287,000 shares of our common stock were subject to outstanding stock options granted pursuant to the plan and 1,213,000 shares were available for future grants. The plan is administered by the board of directors. According to the plan, the board of directors has authority to determine the individuals or entities associated with Cambex or one of its subsidiaries who are to be granted awards and the terms of these awards, including:

	the number of shares subject to an award;
	the type of award;
	the exercise price per share; and
	the duration of the award.

Incentive stock options must have an exercise price equal to at least
100%, 110% if the grant is to a stockholder holding more than 10% of Cambex's voting stock, of the fair market value of our common stock on the date of the award. Incentive stock options generally have a duration of 10 years, and a duration of five years if the grant is to a stockholder holding more than 10% of Cambex's voting stock.

There are also outstanding options granted under our 1997 Combination
Stock Option Plan that was adopted by the board of directors. While the 1997 Combination Stock Option Plan was not approved by our stockholders, the stock options granted under this plan covering 1,176,500 shares of our common stock were approved by our stockholders in December 1999. Our Year 2000 Equity Incentive Plan replaced the 1997 Combination Stock Option Plan.

Incentive Bonus Plan. In April 1980, the board of directors and the stockholders approved the Incentive Bonus Plan. The Incentive Bonus Plan authorizes the payment of a percentage of our pretax income to key employees. The maximum aggregate incentive bonus awards for any fiscal year shall be 15% of Cambex's pretax profits for each year. Pretax profit is defined under the plan as net income before taxes, with certain adjustments. The bonus plan is administered by the board of directors. The awards granted under the bonus plan are non-transferable.


Employment Agreement

We entered into an employment agreement with Joseph F. Kruy on November
18, 1994. An extension of the term of this employment agreement to December 31, 2002 was approved by our board of directors in November 1999. Under his employment agreement, Mr. Kruy is engaged to serve as our Chairman of the Board, President and Chief Executive Officer. Except for illness, reasonable vacations and other customary exceptions, during the term of the agreement, Mr. Kruy is to devote all of his working time and attention to the performance of his duties and responsibilities at Cambex. Mr. Kruy is to be paid a minimum annual base salary of $200,000 per year. Mr. Kruy is also entitled to participate in our Incentive Bonus Plan and is eligible to receive an annual bonus equal to 4% of our pre-tax profit, as that term defined in the Incentive Bonus Plan. If Mr. Kruy voluntarily terminates his employment with us, he is entitled to receive his base annual compensation through the date of termination and any amount that he may be entitled to receive under the Incentive Bonus Plan in accordance with the terms of that Plan. If, after Mr. Kruy voluntarily terminates his employment with us, he accepts employment during the remaining then current term of his agreement with an entity that directly competes with us, then we may cease paying Mr. Kruy any further amounts. If we terminate Mr. Kruy's employment for reasons other than for cause or if we give another person either the title or the powers of the Chief Executive Officer, then Mr. Kruy is entitled to continue to receive his annual base salary through the end of the then current term of the agreement, and is entitled to receive any incentive bonus that would have been earned under the Incentive Bonus Plan during the fiscal year in which his employment was terminated. If, following termination of Mr. Kruy's employment with us, he accepts employment elsewhere before December 31, 2002, then we do not have to continue to pay Mr. Kruy for the year ending December 31, 2002. Moreover, if on the date of termination of Mr. Kruy's employment with us, our assets are in the hands of a receiver, an assignee for the benefit of creditors, trustee in bankruptcy, debtor-in-possession or other entity for the benefit of creditors or if our consolidated net worth is less than our consolidated net worth at December 31, 1999, then we have no obligation to pay Mr. Kruy any amount after termination of his employment.

                 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On June 1, 1998, we borrowed approximately $1,060,000, including approximately $460,000 from Joseph F. Kruy, our Chairman of the Board, President and Chief Executive Officer, $250,000 from each of H. Terry Snowday, Jr. and Richard E. Calvert, each greater than 5% shareholders of Cambex, in exchange for the issuance of 10% Subordinated Convertible Promissory Notes (the "10% Notes"). Under the terms of the 10% Notes, which are due on April 30, 2003, the holders may convert the 10% Notes into shares of common stock at a conversion price of $0.22 per share. In addition to the 10% Notes, each holder, including Messrs. Kruy, Snowday and Calvert, were issued a Stock Purchase Warrant, the exercise of which will allow the warrant holder to purchase one share of common stock, at $0.50 per share, for each dollar loaned to us. Additional Stock Purchase Warrants to purchase 96,373 shares of common stock, at an exercise price of $0.50 per share, were issued to the holders of 10% Notes on June 1, 1999 in relation to interest due on the June 1, 1998 notes. We believe that the borrowing arrangements we made with Messrs. Kruy, Snowday and Calvert and others are on terms at least as favorable to us as we would have expected from lenders unrelated to us and Messrs. Kruy, Snowday and Calvert.

On June 1, 1998, we entered into a Master Lease with CyberFin
Corporation, a corporation wholly owned by Peter J. Kruy, our Executive Vice President, Treasurer and Chief Financial Officer. Under the Master Lease we are renting from CyberFin an IBM 2003 S/390 Multiprise Processor and related software and maintenance at the rate of $3,787.64 per month for a period of three years. We also purchased computer memory from CyberFin for $141,920 in 1998 and $73,000 in 1999. We believe that lease and the purchase arrangements we made with CyberFin are on terms at least as favorable to us as we would have expected from an equipment lessor unrelated to us, CyberFin and Dr. Kruy for equipment of comparable quality.

On November 9, 1998, we entered into a Loan and Security Agreement with
B.A. Associates, Inc. (BAA), which is a corporation owned by Bruce Rozelle, a son-in-law of Joseph F. Kruy, our Chairman, President and Chief Executive Officer. This Loan and Security Agreement, as amended by a First Amendment to Loan and Security Agreement dated March 15, 1999, and further amended through December 27, 2000 (as so amended, the "BAA Loan Agreement"), allows us to borrow up to $1,050,000, which is the maximum that may be outstanding at any one time. Under the BAA Loan Agreement, we granted BAA a first priority security interest in all of our accounts, instruments, documents, general intangibles, equipment, inventory, and proceeds of any of the foregoing. We pay all amounts that we receive from collections of our accounts receivable to BAA not less frequently than each week until the outstanding loan amount plus interest, which accrues at a 12% annual rate, is fully paid. Under the terms of the BAA Loan Agreement, originally BAA received a warrant for the purchase of 1.3 million shares of common stock, at an exercise price of $0.22 per share. In consideration for increasing the amount of available funds, the Company agreed to issue an additional warrant to BAA for the purchase of 400,000 shares of our common stock, at an exercise price of $1.25. We believe that the borrowing arrangements we made with BAA are on terms at least as favorable to us as we would have expected from lenders unrelated to us and relatives of Mr. Kruy.

From June 1, 1999 through August 18, 1999, we raised $210,000 in exchange for the issuance of 10% Subordinated Convertible Promissory Notes. During this time period Joseph F. Kruy loaned us $100,000, and Messrs. Snowday and Calvert each loaned us $55,000 of the total amount that we borrowed. In exchange for these loans, we issued 10% Subordinated Convertible Promissory Notes, including 10% Subordinated Convertible Promissory Notes to Messrs. Kruy, Snowday and Calvert. We believe that the borrowing arrangements we made with Messrs. Kruy, Snowday and Calvert are on terms at least as favorable to us as we would have expected from lenders unrelated to us and Messrs. Kruy, Snowday and Calvert.

In November 1999, we borrowed $125,000 from Joseph F. Kruy and $125,000 from Philip C. Hankins, a member of our board of directors, and $100,000 from each of Messrs. Snowday and Calvert. We also entered into separate Loan and Security Agreements with each of Messrs. Kruy, Hankins, Calvert and Snowday. At that time, we entered into one other Loan and Security Agreement with a person unrelated to the company (the "Other 1999 Lender") pursuant to which we borrowed an additional $100,000. Our payment obligations under these Loan and Security Agreements (the "1999 Loan Agreements") are evidenced by 12% Notes due in November 2001. Under the 1999 Loan Agreements, we granted each of Messrs. Kruy, Hankins, Snowday and Calvert and the Other 1999 Lender a first priority security interest in all of our accounts, instruments, documents, general intangibles, equipment, inventory, and proceeds of any of the foregoing. Originally, under the terms of the 1999 Loan Agreements, Messrs. Kruy, Hankins, Calvert and Snowday and the Other 1999 Lender received a warrant to purchase up two shares of common stock for each dollar loaned to us, at an exercise price of $2.00 per share. When we extended the term of the loans in November 2000, the Company agreed to issue additional warrants to Messrs. Kruy, Hankins, Snowday and Calvert and the Other 1999 Lender to purchase one share of our common stock for each dollar loaned to us at an exercise price of $1.25 per share. We believe that the borrowing arrangements we made with Mr. Kruy and others are on terms at least as favorable to us as we would have expected from lenders unrelated to us and Mr. Kruy.

                              PRINCIPAL SHAREHOLDERS

The following table presents information regarding the beneficial ownership of Cambex's common stock as of April 30, 2001, by:

      each person, or group of persons, known to us to be the beneficial owner of more than five percent of our outstanding shares of common stock;
      each of our directors;
      each of our executive officers; and
      all current directors and officers of Cambex as a group.

Unless otherwise noted in the table, the address for each person listed in the table is c/o Cambex Corporation, 360 Second Avenue, Waltham, MA 02451.

Name and Address          (#)Shares of         Percentage of Outstanding
of Beneficial Owner       Common Stock        Shares Beneficially Owned(2)
                      Beneficially Owned(1)  Before Offering   After Offering

Joseph F. Kruy (3)            2,400,043           22.1%       19.5%

B.A. Associates, Inc.(4)      1,700,000           14.7        13.2
 9 Webster Circle
 Sudbury, MA 01776

Richard E. Calvert(5)         1,178,800           11.2         9.9
 7784 East Shore Road
 Traverse City, MI 49686

Peter J. Kruy (6)             1,097,164           11.0         9.6

H. Terry Snowday, Jr.(7)        821,806            7.8         6.9
 7784 East Shore Road
 Traverse City, MI 49686

SovCap Equity Partners, Ltd.(8) 818,521            7.7          *
 Cumberland House
 #27 Cumberland St.
 P.O. Box CB-13016
 Nassau, New Providence
 The Bahamas

Philip C. Hankins (9)           495,000            4.8         4.2

C.V. Ramamoorthy                 99,156            1.0          *

Robert J. Spain                    -0-              *           *

Lois P. Lehberger (10)           39,000             *           *

All directors and executive
officers as a group
(6 persons) (11)              4,130,363           36.2        32.1

* Represents beneficial ownership of less than 1%.

 (1)	Beneficial ownership for purposes of the table is determined in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of options and warrants held by that person that are currently exercisable or exercisable within 60 days of following April 30, 2001 (June 29, 2001) are deemed to be outstanding. These shares, however, are not considered outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes, we believe that the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable.

 (2)	Percentage of ownership is based on 9,848,914 shares of common stock outstanding as of April 30, 2001 and, in accordance with assumptions set forth immediately preceding to the table, is based on 11,285,914 shares of common stock outstanding immediately after effectiveness of the registration statement of which this prospectus is a part.

(3)	Includes 1,000,103 shares of common stock issuable upon exercise of stock purchase warrants issued in 1998, 1999 and 2000 exercisable within 60 days following April 30, 2001 (or by June 29, 2001). This number also includes 56,250 shares held by the Kruy Family Trust, for which Mr. Kruy's wife and children are the beneficial owners. Mr. Kruy disclaims beneficial ownership of these shares. Of these shares of common stock, 979,239 are subject to the terms of a stock pledge agreement dated as of January 18, 2000 (the "Kruy Pledge Agreement"), among Joseph F. Kruy, Cambex and the Sovereign Lenders. Provided that Cambex is not in default under the series 1 bridge note purchase agreement dated as of January 18, 2000 (the "Bridge Note Purchase Agreement"), among Cambex and the Sovereign Lenders, the series 1 bridge financing notes issued pursuant to the Bridge Note Purchase Agreement, or the Kruy Pledge Agreement, Mr. Kruy has the right to vote the pledged shares.

(4) Consists of 1,700,000 shares issuable upon exercise of stock purchase warrants exercisable within 60 days following April 30, 2001(or by June 29, 2001). Bruce Rozelle, a son-in-law of Joseph F. Kruy, has both voting and investment control over B.A. Associates. Mr. Rozelle disclaims beneficial ownership of these shares.

(5) Includes 642,000 shares issuable upon exercise of stock purchase warrants exercisable within 60 days following April 30, 2001(or by June 29, 2001).

(6) Includes 960,164 shares owned by CyberFin Corporation, a corporation wholly owned by Peter J. Kruy, and 135,000 shares subject to currently exercisable options. Of these shares of common stock, 730,228 are subject to the terms of a stock pledge agreement dated as of January 18, 2000 (the "CyberFin Pledge Agreement"), among CyberFin, Cambex, and the Sovereign Lenders. Provided that Cambex is not in default under the Bridge Note Purchase Agreement, the series 1 bridge financing notes, or the CyberFin Pledge Agreement, CyberFin has the right to vote the pledged shares.

(7) Includes 642,000 shares issuable upon exercise of stock purchase warrants exercisable within 60 days following April 30, 2001(or by June 29, 2001). Some of these warrants are held by family members and Mr. Snowday disclaims beneficial ownership of those shares.

(8) Consists of 578,521 shares issuable upon the exercise of two series 1 bridge financing notes and a total of 240,000 shares issuable upon exercise of two common stock purchase warrants. Mr. Barry Herman, the President of SovCap Equity has both voting and investment control over these shares. Mr. Herman disclaims beneficial ownership of these shares.

(9) Includes 390,000 shares of common stock issuable upon exercise of stock purchase warrants issued in November 1999 and 2000 exercisable within 60 days following April 30, 2001(or by June 29, 2001).

(10) Consists of 39,000 shares subject to options exercisable within 60 days following April 30, 2001 (or by June 29, 2001).

(11)	Includes 1,564,103 shares subject to options and warrants exercisable within 60 days following April 30, 2001 (or by June 29, 2001). See footnotes (3), (6), (9) and (10) above.

Solely for the purpose of calculating the aggregate market value of voting stock held by non-affiliates of the Company as set forth on the Cover Page, it was assumed that only directors and executive officers on the calculation date together with spouses and dependent children of such persons constituted affiliates.

                              DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 25,000,000 shares of common stock, $0.10 par value per share, of which 9,846,414 shares were issued and outstanding as of April 30, 2001. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends when, as and if declared by our board of directors, out of funds legally available therefor. Holders of common stock have one vote for each share held of record and do not have cumulative voting rights. In the event of any liquidation, dissolution or winding-up of our affairs, holders of our common stock are entitled to share ratably in the net assets that are remaining after payment or provision for payment of all or our debts and obligations, and after liquidation payments to holders of any preferred stock then outstanding, if any. Shares of common stock are not redeemable and have no preemptive or similar rights. All outstanding shares of common stock are, and the shares of common stock to be offered by us when issued will be, fully paid and nonassessable.

Preferred Stock

Our restated articles of organization authorize our board of directors, subject to the limitations prescribed by law and without further approval of our stockholders, to establish one or more series of preferred stock, to determine from time to time the number of shares constituting any series, and to fix the designation, preferences, powers, qualifications, special and relative rights and privileges of the shares of any series and the qualifications, limitations or restrictions thereof. We are authorized to issue up to 3,000,000 shares of series preferred stock, $1.00 par value per share, of which none are issued or outstanding as of the date hereof. We have no present intention to issue any shares of preferred stock. The future issuance of preferred stock could operate to dilute the voting power of holders of common stock, could create voting impediments or deter persons seeking to effect a takeover or otherwise gain control of Cambex, or could otherwise adversely affect the rights of holders of common stock.

Miscellaneous

One of the provisions of our 1998 bankruptcy reorganization plan is deemed to be an amendment to our restated articles of organization that prohibits us from:

      issuing non-voting equity securities;
      creating a class of equity securities having a preference over any other class of equity securities with respect to dividends unless adequate provision is made for the election of directors representing the preferred class in the event of a default in the payment of its dividends; and creating any other class of equity securities unless an appropriate distribution of voting power is made among all such classes.

Dividend Policy

We have not paid any cash dividends to date, and have no intention to pay any cash dividends on our common stock in the foreseeable future. The declaration and payment of dividends is subject to the discretion of the board of directors and to certain limitations imposed by the Massachusetts Corporation Laws. The timing, amount and form of dividends, if any, will depend, among other things, on our results of operations, financial condition, cash requirements and other factors deemed relevant by our board of directors.

The series 1 bridge note purchase agreement with the Sovereign Lenders provides that we may not pay dividends in cash or otherwise as long as any of the series 1 bridge notes remain outstanding. With the consent of the Sovereign Lenders and as long as we are not in default, we may pay dividends to preferred shareholders in accordance with our articles of organization and we may repurchase shares of our common stock issued upon the exercise of options granted under our stock option plans.

Registration Rights

		Individuals holding warrants to purchase an aggregate of 1,370,103 shares of our common stock have both demand and piggyback registration rights.

		Our registration rights agreement with the Sovereign Lenders requires us to file a registration statement covering shares of common stock issued or issuable to them pursuant to the Sovereign Bridge Financing, including their assignees and transferees, within 60 days following the completion of that financing. Moreover, the Sovereign Lenders have the right to include shares of common stock issued or issuable to them pursuant to the Sovereign Bridge Financing, including their assignees and transferees, in registration statements that we file. The Sovereign Lenders also may require that we register their shares of common stock in any registration statements that we file to sell shares for our own account or the account of others. We are obligated to pay the costs for the exercise of the Sovereign Lenders' registration rights including their legal fees and disbursements. The Sovereign Lenders have waived our failure to file a registration statement covering the shares of common stock issuable to them in accordance with the time periods described in the registration rights agreement.

	Under the registration rights agreement with Thumberland, as amended, we are obligated to use our best efforts to cause a registration statement covering shares of our common stock issuable to Thumberland under the common stock purchase agreement and upon the exercise of the stock purchase warrant issued to Thumberland to be declared effective by the Securities and Exchange Commission. We are also obliged to pay the costs associated with the filing of this registration statement and related costs associated with the registration of the shares of common stock issuable to Thumberland.

Indemnification Provisions

Our by-laws, as amended, reflect the adoption of the provisions of the Massachusetts General Laws, Chapter 156B, Section 67 which empowers a Massachusetts corporation to indemnify any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as such with respect to another corporation or other entity at the request of such corporation, unless such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such action was in the best interests of the corporation. Our by-laws, as amended, also provide that we will indemnify any person, who was or is a party to a proceeding by reason of the fact that he is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be or not opposed to our best interests, in accordance with, and to the full extent permitted by, the Massachusetts General Corporation Law.

Transfer Agent and Registrar

The transfer agent for our common stock is American Stock Transfer and Trust Company New York, New York.

                            SOVEREIGN BRIDGE FINANCING

	In January and February, 2000 we borrowed a total of $2 million from the Sovereign Lenders which was arranged for us with the assistance of Sovereign Capital Advisors, LLC. We entered into a series 1 bridge note purchase agreement and other related agreements with the Sovereign Lenders pursuant to which we issued the Sovereign Lenders:

	series 1 bridge financing notes that are convertible into up to a total of 745,458 shares of our common stock, which number includes shares issuable upon conversion of accrued interest, premium amounts and penalties due under the notes;

	repricing warrants that are attached to each series 1 bridge financing note which may be exercisable for up to a total of 1,006,758 shares of our common stock; and

	common stock purchase warrants that are exercisable for up to a total of 300,000 shares of our common stock.

	The series 1 bridge financing notes matured on August 15, 2000 and September 6, 2000. Because the bridge notes matured before we registered, under the Securities Act of 1933, as amended, the offer and resale of shares of our common issuable upon conversion of the bridge notes and exercise of the repricing warrants and the common stock purchase warrants described above, we owe the Sovereign Lenders premiums and penalties totaling approximately $607,000 (in addition to the repayment of principal and interest). We successfully completed the registration of the offer and resale of shares of our common stock issuable to the Sovereign Lenders in connection with the bridge notes and warrants on November 7, 2000. This means that from and after November 7, 2000, the Sovereign Lenders have the choice to accept cash or shares of our common stock to satisfy our obligations. Currently, if the Sovereign Lenders demand immediate payment of cash in full satisfaction of our obligations, we anticipate that we would be unable to meet these obligations.

Before the maturity dates, the series 1 bridge notes accrued interest at 8% per annum. Currently, since the maturity dates, interest is accruing at a rate of 12% per annum until the notes are paid in full. The number of shares of our common stock covered by the registration statement of which this prospectus is a part assumes that accrued interest on the bridge notes through December 31, 2001. If the actual interest amount exceeds the calculated amount, we anticipate that we will either pay the difference in cash or we will issue other registered but unissued shares of our common stock.

In connection with the Sovereign Bridge Financing, attached to each series 1 bridge note is a repricing warrant. If, during the 90 days after a bridge note is converted into shares of our common stock (the "repricing period"), a Sovereign Lender sells any shares it receives from conversion of the bridge note and fails to realize a gain of at least 20% above the applicable conversion price of the bridge note, then that Lender may exercise the repricing warrant on the 91st day after conversion of the bridge note.
If a Sovereign Lender does not sell shares received upon conversion of a bridge note during the repricing period, then it may not exercise the repricing warrant regardless of market price of our common stock during the repricing period. The number of shares that a Sovereign Lender may acquire by exercise of a repricing warrant is equal to the number of shares sold for less than a 20% gain during the repricing period, multiplied by a fraction. The numerator of the fraction is the difference between the conversion price of the bridge note and the average market price of our common stock during the repricing period. The denominator of the fraction is the average market price of our common stock during the repricing period. The lowest average market price that may be used in calculating the fraction is $1.65 per share.

The Sovereign Lenders may not exercise the repricing warrants to acquire shares of our common stock if:

	we redeem the bridge notes in cash;

	the average market price of our common stock during the repricing period is equal to or greater than the conversion price of the bridge notes;

	the Sovereign Lenders do not sell any shares of common stock received upon conversion of the bridge notes during the repricing period; or

	the Sovereign Lenders sell shares of common stock received upon conversion of the bridge notes during the repricing period and realize a gain of 20% or greater.

However, if the average market price of our common stock is less than the conversion price of the bridge notes and the Sovereign Lenders do not realize a 20% gain from the sale during the repricing period of shares received from conversion of the bridge notes, then they are entitled to acquire, depending upon the number of shares sold during the repricing period and the average market price of our common stock during that period, a maximum (assuming that accruals on the bridge notes due not exceed $193,000) of up to 1,006,758 shares by exercise of the repricing warrants. The exercise price of the repricing warrants is $0.10 per share.

We also issued the Sovereign Lenders common stock purchase warrants exercisable for up to a total of 300,000 shares of our common stock. The exercise price of these common stock purchase warrants is $4.19 per share for warrants exercisable for up to 262,500 shares and $7.01 per share for warrants exercisable for up to 37,500 shares. These common stock purchase warrants expire on January 18, 2005 for warrants exercisable for up to 262,500 shares and on February 9, 2005 for warrants exercisable for up to 37,500 shares.

	Our two largest stockholders, Joseph F. Kruy, our Chairman, President and Chief Executive Officer, and CyberFin Corporation, a corporation wholly owned by Peter J. Kruy, our Executive Vice President, Treasurer and Chief Financial Officer, guaranteed our obligations under the Sovereign Bridge Financing in the event that we fail to fulfill them. The obligations of Joseph Kruy and CyberFin under these guarantees are secured by their pledge to the Sovereign Lenders of a total of 1,709,467 shares of our common stock that they own.

	In connection with the Sovereign Bridge Financing, we issued Sovereign Capital Advisors LLC a warrant exercisable for up to 100,000 shares of our common stock.

	In addition to a series 1 bridge note purchase agreement, which contains representations, warranties, covenants and other provisions typical for this type of transaction, we entered into a registration rights agreement with the Sovereign Lenders. Under this registration rights agreement, we agreed to register the number of shares of our common stock into which the series 1 bridge financing notes are convertible and for which the repricing warrants and other warrants are exercisable within 60 days of issuing the bridge notes. The Sovereign Lenders have waived their rights resulting from our failure to register shares of our common stock issuable to them within 60 days after issuance of the bridge notes with the understanding that we would to register those shares pursuant to the registration statement that was declared effective on November 7, 2000, of which this prospectus is a part.

The series 1 bridge note purchase agreement with the Sovereign Lenders provides that we may not pay any cash dividends as long as any of the series 1 bridge notes remain outstanding. With the consent of the Sovereign Lenders and as long as we are not in default, we may pay dividends to preferred shareholders in accordance with our articles of organization and we may repurchase shares of our common stock issued upon the exercise of options granted under our stock option plans.

On November 14, 2000, Correllus International Ltd., one of the Sovereign Lenders, converted a portion of the amount outstanding under the series 1 bridge note it held into 18,232 shares of our common stock. Correllus International sold these shares within the applicable repricing period and did not realize a gain of at least 20% above the applicable conversion price of its bridge note. Accordingly, on February 13, 2001, Correllus International partially exercised its repricing warrant and was issued 22,212 shares of our common stock. On February 2, 2001, Correllus International converted the remaining amount outstanding under the series 1 bridge note it held into 74,335 shares of our common stock. Correllus International sold these shares within the applicable repricing period and did not realize a gain of at least 20% above the applicable conversion price of its bridge note. Accordingly, on May 9, 2001, Correllus International exercised the balance of its repricing warrant and was issued 90,566 shares of our common stock.

                     THUMBERLAND COMMON STOCK PURCHASE AGREEMENT

Overview

We signed a common stock purchase agreement with Thumberland Limited, a British Virgin Islands corporation, on July 14, 2000, for the future issuance and purchase of shares of our common stock. The transaction closed on November 8, 2000. The common stock purchase agreement establishes what is often referred to as a structured equity line or an equity drawdown facility.

In general, the drawdown facility operates as follows: the investor, Thumberland, has committed to provide us up to $10 million as we request through June 22, 2002, in return for common stock we issue to Thumberland. Once every 22 trading days, we may request a draw of up to $1 million of that money (except that our initial drawdown may be for up to $2 million), subject to a maximum of 18 draws. The maximum amount we actually can drawdown upon each request will be determined by the volume-weighted average daily price of our common stock for the 22 trading days prior to our request and the average trading volume for the 45 trading days prior to our request.

Each draw down must be at least $250,000. If, as a result of applying the formulas in the common stock purchase agreement, the amount of the draw down is less than $250,000, then we may not draw funds under this facility. The closing price for our common stock on April 30, 2001 was $0.48 per share and the average daily trading volume for the 45 days preceding April 30, 2001 was 7,447 shares. If, for example, our market price on April 30, 2001 and the 45-day average trading volume at that date remains constant, we may not draw funds from Thumberland because, as a result of applying the formulas, because the drawdown amount would be less than $250,000.

At the end of a 22-day trading period following the drawdown request, the actual drawdown amount principally is determined based on the volume-weighted average stock price during that 22-day period. We then use the formulas in the common stock purchase agreement to determine the number of shares we will issue to Thumberland in return for that money. We may make up to a maximum of 18 draws; however, the aggregate total of all draws cannot exceed $10 million and no single draw can exceed $1 million, except that our first draw may not exceed $2 million. We are under no obligation to request a draw for any period.

The per share dollar amount Thumberland pays for our common stock for each drawdown includes a 7% discount to the average daily market price of our common stock for the 22-day period after our drawdown request, weighted by trading volume. We will receive the amount of the drawdown less an escrow agent fee equal to $1,500 per drawdown, and a 5% placement fee payable to the placement agent, Ladenburg Thalmann, which introduced Thumberland to us. Ladenburg Thalmann is not obligated to purchase any of our shares, but as additional placement agent compensation, we have issued to Ladenburg Thalmann a stock purchase warrant to purchase up to 195,771 shares of our common stock at an exercise price of $2.9376 per share, which is equal to 115% of the volume-weighted average share price for the five trading days prior to July 20, 2000. The warrant expires on July 20, 2003. The shares of common stock issuable upon exercise of that stock purchase warrant are included in the registration statement of which this prospectus is a part.

We did not make a commitment to Thumberland to draw a minimum amount under the common stock purchase agreement. In lieu of making a commitment to Thumberland to draw a minimum aggregate amount, on July 20, 2000, we issued to Thumberland a stock purchase warrant to purchase up to 195,771 shares of our common stock. The common stock purchase warrant gives Thumberland an opportunity to purchase shares of our common stock even though we draw little or no amount under the common stock purchase agreement. The common stock purchase warrant has an exercise price of $2.9376 per share, which is equal to 115% of the volume-weighted average share price for the five trading days prior to July 20, 2000. The warrant expires July 20, 2003.

The number of shares registered under the registration statement of which this prospectus is a part may limit the proceeds we receive under the common stock purchase agreement. Moreover, the proceeds we receive could be further limited by a provision of the common stock purchase agreement that prevents us from issuing shares to Thumberland to the extent Thumberland would beneficially own more than 9.9% of our then outstanding common stock. Any resales of shares by Thumberland under this prospectus would reduce the number of shares beneficially owned by Thumberland, and would enable us to issue additional shares to Thumberland without violating this condition.

The Drawdown Procedure and the Stock Purchases

We may request a drawdown by faxing a drawdown notice to Thumberland, stating the amount of the drawdown we wish to exercise and the minimum threshold price, if any, at which we are willing to sell the shares. We will set the threshold price by determining the price below which we are unwilling to sell shares of our common stock, and Thumberland may not purchase any shares at or below the threshold price.

Amount of the Draw

Except for the initial drawdown which may not exceed $2 million, no draw may exceed the lesser of $1 million and the capped amount that is derived from the following formula:

	Average daily trading volume for the 45 trading days immediately prior to the date we give notice of the drawdown, multiplied by 22;
                            multiplied by
	The average of the volume-weighted average daily prices for the 22 trading days immediately prior to the date we give notice of the drawdown;
                            multiplied by
	20%.

The lesser of our draw request and the capped amount is reduced by 1/22 for every day in the 22 trading days after our drawdown request that the volume-weighted average daily price for a trading day is below the threshold price set by us in the request. If the daily price for a day is below the threshold price we will not issue any shares and Thumberland will not purchase any shares for that day. Thus, if we set a threshold price too high and our stock price does not consistently meet that level during the 22 trading days after our drawdown request, the amount we can draw and the number of shares we can sell to Thumberland will be reduced. However, if we set a threshold price too low and our stock price falls significantly but stays above the threshold price, we will be able to draw the lesser of our draw request and the capped amount, but we will have to issue a greater number of shares to Thumberland at a reduced price. We cannot make another drawdown request until expiration of the 22 trading days that follow a drawdown request we have already made.

Number of Shares

The 22 trading days immediately following the drawdown notice are also used to determine the number of shares we will issue in return for the money provided by Thumberland, and thus the price per share Thumberland will pay for our shares. To determine the number of shares of common stock we must issue in connection with a drawdown, take 1/22 of the drawdown amount determined by the formulas above, and for each of the 22 trading days immediately following the date we give notice of the drawdown, divide it by 93% of the volume-weighted average daily trading price of our common stock for that day. The 93% accounts for Thumberland's 7% discount. The sum of these 22 daily calculations produces the number of common shares we will issue, unless the volume-weighted average daily price for any given trading day is below the threshold amount, in which case that day is ignored in the calculation. The price per share Thumberland ultimately pays is determined by dividing the final drawdown amount by the number of shares we issue Thumberland.

Sample Calculation of Stock Purchases

The following is an example of the calculation of the drawdown amount and the number of shares we would issue to Thumberland in connection with that drawdown based on hypothetical assumptions.

Sample drawdown amount calculation.

We provide a drawdown request notice to Thumberland. Suppose that we specify in our drawdown notice a threshold price of $1.75 per share, below which we will not sell any shares to Thumberland during this drawdown period.

Suppose further the average daily trading volume for the 45 trading days prior to our drawdown notice is 40,000 shares and that the average of the volume-weighted average daily prices of our common stock for the 22 trading days prior to the notice is $2.00. You can apply the formula to these hypothetical numbers as follows:

	the average trading volume for the 45 trading days prior to our drawdown notice (40,000) multiplied by 22, equals 880,000 multiplied by
	the average of the volume-weighted average daily prices of our common stock for the 22 trading days prior to the notice ($2.00)
                       multiplied by
	20%.

The maximum amount we can draw down under the formula is therefore capped at $352,000, subject to further adjustments if the volume-weighted average daily price of our common stock for any of the 22 trading days following the drawdown notice is below the threshold price we set of $1.75 per share. For example, if the volume-weighted average daily per share price of our common stock is below $1.75 on one of those 22 days, the $352,000 would be reduced by 1/22 for each of those days and our draw down amount would be 21/22 of $352,000, or $336,000.

Sample Calculation of Number of Shares

Assume that we have made a drawdown request with a threshold price of $1.75 per share. Assume the maximum amount we can draw down is capped at $352,000 based on the formula above. Also, assume that the volume-weighted average daily price for our common stock is as set forth in the table below. The number of shares to be issued based on any trading day during the drawdown period is calculated from the formula:

	1/22 of the drawdown amount of $352,000,
                                 divided by
	93% of the volume weighted average daily price.

For example, for the first trading day in the example in the table below, the calculation is as follows: 1/22 of $352,000 is $16,000. Divide $16,000 by 93% of the volume-weighed average daily price for that day of $2.00 per share, to get 8,602 shares. Perform this calculation for each of the 22 measuring days, excluding any days on which the volume-weighted average daily price is below the $1.75 threshold price, and add the results to determine the number of shares to be issued. In the table below, there is one day which must be excluded: day 8.

After excluding the day that is below the threshold price, the amount of our drawdown in this example would be $336,000, and the total number of shares we would issue to Thumberland for this drawdown request would be 137,702, as long as those shares would not cause Thumberland to beneficially own more than 9.9% of our then outstanding common stock. Thumberland would pay $2.44 per share for these shares.

Trading     Volume-Weighted 	1/22 of Requested     Number of Shares of
 Day        Average Daily      Draw Down Amount	    Common Stock to be
             Stock Price*                         Issued for the Trading Day

1	         $2.563             $ 16,000.00             6,713
2	          2.625               16,000.00             6,554
3	          1.750               16,000.00             9,831
4	          1.844               16,000.00             9,330
5	          1.840               16,000.00             9,350
6	          2.000               16,000.00             8,602
7	          1.844               16,000.00             9,330
8	          1.563                   **                  **
9	          1.875               16,000.00             9,176
10	          2.469               16,000.00             6,968
11	          2.688               16,000.00             6,400
12	          2.750               16,000.00             6,256
13	          3.000               16,000.00             5,735
14	          3.313               16,000.00             5,193
15	          3.375               16,000.00             5,098
16	          3.531               16,000.00             4,872
17	          3.500               16,000.00             4,916
18	          3.563               16,000.00             4,829
19	          3.688               16,000.00             4,665
20	          3.750               16,000.00             4,588
21	          3.781               16,000.00             4,550
22	          3.625               16,000.00             4,746

Total                             $336,000.00           137,702


*	The share prices are illustrative only and should not be interpreted as a forecast of share prices or the expected or historical volatility of the share prices of our common stock.

**	Excluded because the volume-weighted average daily price is below the threshold specified in our hypothetical draw down notice.

We would receive the amount of our drawdown ($336,000) less a 5% cash fee paid to the placement agent of $16,800, less a $1,500 escrow fee, for net proceeds to us of $317,700. The delivery of the requisite number of shares and payment of the draw will take place through an escrow agent, Epstein, Becker & Green, P.C. of New York, New York. The escrow agent pays 95% of the draw to us-after subtracting its escrow fee-and 5% to Ladenburg Thalmann & Co. Inc., our placement agent, in satisfaction of placement agent fees.

Necessary Conditions Before Thumberland is Obligated to Purchase our Shares

The following conditions must be satisfied before Thumberland is obligated to purchase the common shares that we wish to sell from time to time:

	A registration statement for the shares must be declared effective by the Securities and Exchange Commission and must remain effective and available as of the draw down settlement date for making resales of the common shares purchased by Thumberland;

	There can be no material adverse change in our business, operations, properties, prospects or financial condition;

	We must not have merged or consolidated with or into another company or transferred all or substantially all of our assets to another company, unless the acquiring company has agreed to honor the common stock purchase agreement;

	No statute, rule, regulation, executive order, decree, ruling or injunction may be in effect which prohibits consummation of the transactions contemplated by the common stock purchase agreement;

	No litigation or proceeding nor any investigation by any governmental authority can be pending or threatened against us or Thumberland seeking to restrain, prevent or change the transactions contemplated by the stock purchase agreement or seeking damages in connection with such transactions; and

	Trading in our common shares must not have been suspended by the Securities and Exchange Commission or The OTC Bulletin Board, nor shall minimum prices have been established on securities whose trades are reported by The OTC Bulletin Board.

On each drawdown settlement date for the sale of common shares, we must deliver an opinion from our counsel about these matters.

Restrictions on Future Financings

The common stock purchase agreement provides that we must pay Thumberland a $100,000 fee before we may raise money by selling our securities for cash at a discount to the market price until the earlier of June 22, 2002 or the date which is 60 days after Thumberland has purchased the maximum of $10 million worth of common stock from us under the common stock purchase agreement. There are exceptions to this liquidated damages payment for securities that we may sell under the following circumstances:

	in a registered public offering which is underwritten by one or more established investment banks;

	in one or more private placements where the purchasers do not have registration rights;

	pursuant to any presently existing or future employee benefit plan which plan has been or is approved by the our stockholders;

	pursuant to any compensatory plan for a full-time employee or key consultant;

	in connection with a strategic partnership or other business transaction, the principal purpose of which is not simply to raise money; and

	a transaction to which Thumberland gives its written approval.

Costs of Closing the Transaction

On July 20, 2000, we delivered the requisite opinion of counsel to Thumberland and paid the escrow agent, Epstein Becker & Green P.C., $10,000 for Thumberland's legal, administrative and escrow costs. We paid Ladenburg Thalmann & Co. Inc. an additional $7,500 for its expenses. Ladenburg Thalmann also received a stock purchase warrant exercisable for up to 195,771 shares of our common stock with an exercise price equal to 115% of the volume-weighted average price of our common stock on the five trading days prior to July 20, 2000 or $2.9376. We amended the common stock purchase agreement and registration rights agreement on November 8, 2000 and closed the transaction on that day. We are also obligated to pay a fee of $17,500 to Ladenburg upon our initial draw. Ladenburg Thalmann is not obligated to purchase any of our shares pursuant to the warrant.

Termination of the Stock Purchase Agreement

Thumberland may terminate the equity draw down facility under the common stock purchase agreement if any of the following events occur:

	a material adverse change affecting our business, operations, properties or financial condition or other condition, circumstance or situation that would materially interfere with our ability to perform our material obligations under any material agreement to which we are a party; or

	we file for protection from creditors.

We may terminate the common stock purchase agreement if Thumberland fails to fund more than one drawdown within three trading days of the date payment for such drawdown is due. If Thumberland fails to fund more than one drawdown, each of the stock purchase warrants issued to Thumberland and Ladenburg Thalmann will be cancelled except as to ten percent of the shares covered by the stock purchase warrant and any warrant shares previously purchased under the warrant. This cancellation does not apply to the shares of common stock already purchased through the exercise of the warrants prior to Thumberland's failure to timely fund more than one drawdown.

Indemnification of Thumberland

Thumberland is entitled to customary indemnification from us for any losses or liabilities suffered by it based upon material misstatements or omissions from the registration statement and the prospectus, except as they relate to information supplied by Thumberland to us for inclusion in the registration statement and prospectus.

                         SELLING SECURITYHOLDERS

Overview

Shares of our common stock registered for resale under this prospectus constitute up to 50.1% of the issued and outstanding common stock of Cambex as of May 29, 2001. The number of shares we are registering is based in part on:

	our good faith estimate of the maximum number of shares we will issue to Thumberland under the common stock purchase agreement; and

      the decision to register the maximum number of shares issuable through exercise of the attached repricing warrants held by the Sovereign Lenders.

Accordingly, the number of shares we are registering for issuance under the common stock purchase agreement and for exercise of the repricing warrants, may differ from the number we actually issue under the common stock purchase agreement and pursuant to exercise of the repricing warrants. If we anticipate that the number of shares of common stock registered under the registration statement, of which this prospectus is part, will be less than the number of shares of common stock we may issue to Thumberland, then we will then file another registration statement with the Securities and Exchange Commission to register the offer and resale of additional shares of our common stock.

Thumberland Limited

Thumberland Limited is engaged in the business of investing in publicly traded equity securities for its own account. Thumberland's principal offices are located at c/o Dr. Batliner & Partner, Aeulestrasse 74, FL-9490 Vaduz, Liechtenstein. Investment decisions for Thumberland are made by the members of its board of directors, Messrs. Hans Glassner and Martin Gstoehl. Other than the stock purchase warrant we issued to Thumberland in connection with closing the common stock purchase agreement, Thumberland does not currently own any of our securities as of the date of this prospectus. Other than its obligation to purchase shares of our common stock under the common stock purchase agreement, it has no other commitments or arrangements to purchase or sell any of our securities. Prior to being introduced to Thumberland by Ladenburg Thalmann, there was no business relationship between Cambex and Thumberland. Moreover, since that introduction, there remains no other business relationship between Thumberland and Cambex other than the relationship established by the common stock purchase agreement.

Ladenburg Thalmann & Co. Inc.

Ladenburg Thalmann & Co. Inc. acted as placement agent in connection with the common stock purchase agreement. Ladenburg Thalmann introduced us to Thumberland and assisted us with structuring the equity drawdown facility with Thumberland. Ladenburg Thalmann's duties as placement agent were undertaken on a reasonable best efforts basis only. It made no commitment to purchase shares from us and did not ensure us of the successful placement of any securities.

In addition to the other shares of common stock covered by this prospectus, the prospectus also covers 195,771 shares of common stock issuable upon exercise of a stock purchase warrant we issued to Ladenburg Thalmann as placement compensation for introducing us to Thumberland. That warrant is exercisable at $2.9376 per share and expires on July 20, 2003. The decision to exercise the warrant issued, and the decision to sell the common stock issuable through the exercise of the warrant, will be made by Ladenburg Thalmann's officers and board of directors. Other than the warrant, Ladenburg Thalmann does not currently own any of our securities as of the date of this prospectus. Our engagement agreement with Ladenburg Thalmann provides Ladenburg Thalmann with a right of first refusal for one year after completion of the offering under the common stock purchase agreement, as underwriter or placement agent, of all of our financing arrangements at terms no less favorable than we could obtain in the market.

Sovereign Lenders

Of the 4,981,542 shares covered by this prospectus, 1,990,000 shares were registered under a registration statement declared effective by the Commission on November 7, 2000, and the remainder were registered under a registration statement declared effective on December 22, 2000. This prospectus is a part of those registration statements. The 1,990,000 shares so registered may be offered for sale from time to time during the period the registration statement remains effective, by or for the accounts of the Sovereign Lenders. Two of the Sovereign Lenders currently hold series 1 bridge financing notes that are convertible into shares of our common stock, together with repricing warrants attached to the bridge notes that may be exercisable for shares of our common stock. The Sovereign Lenders also hold
common stock purchase warrants for shares of our common stock.   Our
securities now held by the Sovereign Lenders were acquired from us in a private placement pursuant to a series 1 bridge note purchase agreement. Certain of the shares of common stock being registered for resale will be issued upon exercise of warrants.

Selling Securityholders Table

Based on information provided to us by each of Thumberland and the Sovereign Lenders, the following table shows, as of April 30, 2001:

	The number of shares and the percentage each Sovereign Lender and Thumberland beneficially owns before the effectiveness of the registration statement of which this prospectus is a part, based on our common stock outstanding on April 30, 2001 (which amount includes the maximum number of shares that the Sovereign Lenders may acquire as a result of the exercise of attached repricing warrants);

      The number of shares of common stock each Sovereign Lender and Thumberland have resold under this prospectus through April 30, 2001;

	The number of shares of common stock each Sovereign Lender and Thumberland may resell under this prospectus; and

	Assuming each Sovereign Lender and Thumberland sells all the shares it is entitled to sell under this prospectus, the number of shares of common stock and the percentage each Sovereign Lender and Thumberland will beneficially own after the effectiveness of the registration statement of which this prospectus is a part, based on our common stock outstanding on April 30, 2001 and the issuance of shares included in this prospectus.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, is not necessarily indicative of beneficial ownership for any other purpose, and generally includes voting or investment power with respect to securities. Except as indicated, we believe each person possesses sole voting and investment power with respect to all of the shares of common stock owned by such person, subject to community property laws where applicable. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of options or warrants held by that person that are currently exercisable or exercisable within 60 days following April 30, 2001 (June 29, 2001) are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.



                          Shares of Common Stock            Shares of Common
                       Beneficially Owned Before     Stock to be Beneficially
                  Offering Under this Prospectus	   Owned After Offering
                                                     Under this Prospectus(1)

Name                      Number Percentage  Shares  Shares Number Percentage
                                             To Be   Offered
                                            Offered  Through
                                                     April 30,
                                                      2001

Thumberland Limited (2)        2,733,555 21.7% 2,733,555       0   0    0%
SovCap Equity Partners, Ltd.(3)1,657,052 14.4  1,657,052       0   0    0
Correllus International Ltd. (4) 242,845  2.4    242,845  92,567   0    0
Ladenburg Thalmann & Co., Inc.(5)195,771  1.9    195,771       0   0    0
Arab Commerce Bank, Ltd. (6)     152,318  1.5    152,318       0   0    0
-----------------------------------
(1)	Assumes the sale of all shares of our common stock that the selling security holder may sell under this prospectus.

(2)	Assumes Thumberland is issued all 2,537,784 shares of our common stock under the common stock purchase agreement that are being registered pursuant to the registration statement of which this prospectus is a part and includes 195,771 shares issuable upon exercise of a stock purchase warrant.

(3)	Consists of a total of 616,078 shares issuable upon the exercise of two series 1 bridge financing notes, a total of 800,974 shares issuable upon exercise of two attached repricing warrants and a total of 240,000 shares issuable upon exercise of two common stock purchase warrants.

(4)	Consists of 92,567 shares issuable upon the exercise of a series 1 bridge financing note, 112,778 shares issuable upon exercise of an attached repricing warrant and 37,500 shares issuable upon exercise of a common stock purchase warrant. On November 14, 2000, Correllus converted a portion of the amount outstanding under the series 1 bridge note it held into 18,232 shares of our common stock. Correllus sold these shares within the applicable repricing period and did not realize a gain of 20% above the applicable conversion price of its bridge note. Accordingly, on February 13, 2001, Correllus partially exercised its repricing warrant and was issued 22,212 shares of our common stock. On February 2, 2001, Correllus International converted the remaining amount outstanding under the series 1 bridge note into 74,335 shares of our common stock. Correllus sold these shares within the applicable repricing period and did not realize a gain of 20% above the applicable conversion price of its bridge note. Accordingly, on May 9, 2001, Correllus exercised the balance of its repricing warrant and was issued 90,566 shares of our common stock.

(5)	Consists of shares issuable upon exercise of a stock purchase warrant.

(6)	Consists of 36,813 shares issuable upon the exercise of a series 1 bridge financing note, 93,005 shares issuable upon exercise of an attached repricing warrant and 22,500 shares issuable upon exercise of a common stock purchase warrant.

The selling securityholders have not held any positions or offices or had material relationships with us or any of our affiliates within the past three years other than as a result of the common stock purchase agreement with Thumberland, the engagement letter with Ladenburg Thalmann and the ownership of securities convertible into or exercisable for shares of our common stock.

SovCap Equity Partners, Ltd., a Bahamas corporation, is controlled by Mr. Barry Herman, its President. Arab Commerce Bank Ltd., a Caymans corporation is controlled by Tony DeNazareth, the Company Secretary. Correllus International, Ltd., a Belize corporation, is controlled by its Director, Jan Telander.

                              PLAN OF DISTRIBUTION

General

Thumberland is offering the shares of common stock for its account as statutory underwriter, and not for our account. We will not receive any proceeds from the sale of common shares by Thumberland. Thumberland may be offering for sale up to 2,537,784 shares of common stock acquired by it pursuant to the terms of the stock purchase agreement more fully described under the section above entitled "Thumberland Common Stock Purchase Agreement" and the stock purchase warrant we issued to it in connection with the transaction. Thumberland has agreed to be named as a statutory underwriter within the meaning of the Securities Act of 1933, as amended, in connection with such sales of common stock and will be acting as an underwriter in its resales of the shares of common stock under this prospectus. Thumberland has, prior to any sales, agreed not to effect any offers or sales of the common shares in any manner other than as specified in the prospectus and not to purchase or induce others to purchase shares of common stock in violation of any applicable state and federal securities laws, rules and regulations and the rules and regulations of The National Association of Securities Dealers.

	On April 30, 2001, we had 9,848,914 shares of common stock outstanding. The following table shows the number of shares we would issue to Thumberland and the price it would pay for those shares given the hypothetical variables shown in the table, if :

	we requested drawdowns of the maximum amounts under the common stock purchase agreement;

	the volume weighted average daily price in the table is the volume-weighted average daily price of our common stock for the 22 trading days before each drawdown request under the common stock purchase agreement and the 22 trading days after each drawdown request;

	the average trading volume in the table is the average trading volume for the 45 trading days before each drawdown request; and

	we do not issue more shares to Thumberland under the common stock purchase agreement than we are currently registering for resale of the shares issued under the common stock purchase agreement.

Weighted     Average   Number of shares    Price per share  Percentage of
Average      Trading  issued to Thumberland  paid by         shares owned
Daily Price  Volume(h)  under Common Stock  Thumberland     by Thumberland
                      Purchase Agreement (i)


$0.48(a)     7,447             0                 0                0
$0.36(b)     7,447             0                 0                0
$0.24(c)     7,447             0                 0                0
$0.12(d)     7,447             0                 0                0
$0.60(e)     7,447             0                 0                0
$0.72(f)     7,447             0                 0                0
$0.84(g)     7,447             0                 0                0

(a)	Represents the closing price of our stock on April 30, 2001.
(b)	Represents 75% of the closing price of our stock on April 30, 2001.
(c)	Represents 50% of the closing price of our stock on April 30, 2001.
(d)	Represents 25% of the closing price of our stock on April 30, 2001.
(e)	Represents 125% of the closing price of our stock on April 30, 2001.
(f)	Represents 150% of the closing price of our stock on April 30, 2001.
(g)	Represents 175% of the closing price of our stock on April 30, 2001.
(h)	Represents the average trading volume of our common stock for the
45 trading days preceding April 30, 2001.
(i)	The number of shares we would issue is limited by a provision of the common stock purchase agreement that prevents us from issuing shares to Thumberland to the extent that Thumberland would beneficially own more than 9.9% our then outstanding stock and by the minimum drawdown amount of $250,000.


To permit Thumberland to resell the shares of common stock issued to it under the stock purchase agreement, we agreed to register those shares and to maintain that registration. To that end, we have agreed with Thumberland that we will prepare and file such amendments and supplements to the registration statement and the prospectus as may be necessary in accordance with the Securities Act and the rules and regulations promulgated thereunder, to keep it effective until the earliest of any of the following dates:

	the date after which all of the shares of common stock held by Thumberland or its transferees that are covered by the registration statement of which this prospectus is a part have been sold under the provisions of Rule 144 under the Securities Act;

	the date after which all of the shares of common stock held by Thumberland or its transferees that are covered by the registration statement have been transferred to persons who may trade such shares without restriction under the Securities Act and we have delivered new certificates or other evidences of ownership of such common shares without any restrictive legend;

	the date after which all of the shares of common stock held by Thumberland or its transferees that are covered by the registration statement have been sold by Thumberland or its transferees pursuant to such registration statement;

	the date after which all of the shares of common stock held by Thumberland or its transferees that are covered by the registration statement may be sold, in the opinion of our counsel, under Rule 144 under the Securities Act irrespective of any applicable volume limitations;

	the date after which all of the shares of common stock held by Thumberland or its transferees that are covered by the registration statement may be sold, in the opinion of our counsel, without any time, volume or manner limitations under Rule 144(k) or similar provision then in effect under the Securities Act; or

	the date after which none of the shares of common stock held by Thumberland that are covered by the registration statement are or may become issued and outstanding.

Shares of common stock offered through this prospectus may be sold from time to time by Thumberland, Ladenburg Thalmann and the Sovereign Lenders or by pledgees, donees, transferees or other successors in interest to the Sovereign Lenders. We will supplement this prospectus to disclose the names of any pledgees, donees, transferees or other successors in interest that intend to offer common stock through this prospectus.

Sales may be made on the OTC Bulletin Board, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. The selling securityholders will act independently of us in making decisions with respect to the form, timing, manner and size of each sale. We have been informed by the selling securityholders that there are no existing arrangements between any selling stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of shares of common stock which may be sold by selling securityholders through this prospectus. Selling securityholders may be deemed underwriters in connection with resales of their shares.

The shares of common stock may be sold in one or more of the following manners:

	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

	purchases by a broker or dealer for its account under this prospectus; or

	ordinary brokerage transactions and transactions in which the broker solicits purchases.

In effecting sales, brokers or dealers engaged by the selling securityholders may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will be paid more than a customary brokerage commission in connection with any sale of shares of common stock by the selling securityholders. Brokers or dealers may receive commissions, discounts or other concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale. The compensation to a particular broker-dealer may be in excess of customary commissions. Profits on any resale of shares of common stock as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. Any broker-dealer participating in such transactions as agent may receive commissions from the selling securityholders (and, if they act as agent for the purchaser of shares of common stock, from such purchaser). Broker-dealers may agree with the selling securityholders to sell a specified number of shares of common stock at a stipulated price per share, and, to the extent a broker dealer is unable to do so acting as agent for the selling securityholders, to purchase as principal any unsold shares of common stock at a price required to fulfill the broker-dealer commitment to the selling securityholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. Brokers or dealers who acquire shares of common stock as principal and any other participating brokers or dealers may be deemed to be underwriters in connection with resales of the shares.

In addition, any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144, may be sold under Rule 144 rather than pursuant to this prospectus. We will not receive any of the proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part, and have reimbursed Thumberland $10,000 for its legal, administrative and escrow costs.

Thumberland and each of the other selling securityholders are subject to the applicable provisions of the 1934 Securities Exchange Act, including without limitation, Rule 10b-5 thereunder. Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of common stock may not simultaneously engage in market making activities with respect to such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution, including stabilization activities in the shares to effect covering transactions, to impose penalty bids or to effect passive market making bids. In addition, in connection with the transactions involving shares of common stock, Thumberland, each of the Sovereign Lenders, and the Company will be subject to applicable provisions of the Exchange Act and the rules and regulations under that Act, including, without limitation, the rules set forth above. These restrictions may affect the marketability of the shares.

The selling securityholders will pay all commissions and their own expenses, if any, associated with the sale of shares of the common stock, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part.

The price at which we will issue the common shares to Thumberland under the stock purchase agreement will be 93% of the volume-weighted average daily price traded on the OTC Bulletin Board, for each day in the pricing period with respect to each drawdown request. Assuming we receive $5,755,000 of financing available under the stock purchase agreement using 18 drawdowns, and assuming we issue the 2,414,917 shares registered for issuance under the common stock purchase agreement in connection with the $5,755,000 we receive, we will pay underwriting compensation to and expenses for Thumberland, and other offering expenses, as follows:


                      Underwriting Compensation and Expenses

	                                         Per Share	      Total

DISCOUNT TO THUMBERLAND (a)                    $0.179375          $433,176
Expenses payable on behalf of Thumberland:
   Escrow Fees                                  0.011181            27,000
   Legal fees of Thumberland                    0.004141            10,000
Estimated offering expenses:
   Placement agent fees (b)                     0.129509           312,753
   SEC filing fee                               0.001668             4,029
   Accountants' fees and expenses               0.000580             1,400
   Legal fees and expenses                      0.041409           100,000
Total                                          $0.367863          $888,358


(a)	We also issued to Thumberland a stock purchase warrant to purchase
195,771 shares of our common stock at $ 2.9376 per share as consideration for providing the common stock purchase agreement. The closing price of
our common stock on July 20, 2000 was $2.969.   The warrant expires July
20, 2003.

(b)	We also issued to the placement agent a stock purchase warrant to purchase 195,771 shares of our common stock at $2.9376 per share as consideration for placement services. The closing price of our common stock on July 20, 2000 was $2.969 per share. The warrant expires on July 20, 2003.


Limited Grant of Registration Rights

We granted registration rights to Thumberland to enable it to sell the common stock it purchases under the common stock purchase agreement. In connection with any such registration, we will have no obligation:

	to assist or cooperate with Thumberland in the offering or disposition of such shares;

	to indemnify or hold harmless the holders of any such shares (other than Thumberland) or any underwriter designated by such holders;

	to obtain a commitment from an underwriter relative to the sale of any such shares; or

	to include such shares within any underwritten offering we do.

We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

We will use our best efforts to file, during any period during which we are required to do so under our registration rights agreement with Thumberland, one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This obligation may include, to the extent required under the Securities Act of 1933, as amended, that a supplemental prospectus be filed, disclosing:

      the name of any broker-dealers;
      the number of common shares involved;
      the price at which the common shares are to be sold;
      the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;
      that broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, supplemented; and any other facts material to the transaction.

      Our registration rights agreement with Thumberland permits us to restrict the resale of the shares Thumberland has purchased from us under the common stock purchase agreement for a period of time sufficient to permit us to amend or supplement this prospectus to include material information. If we restrict Thumberland for more than 30 consecutive days and our stock price declines during the restriction period, we are required to pay to Thumberland cash to compensate Thumberland for its inability to sell shares during the restriction period. The amount we would be required to pay would be the difference between our stock price on the first day of the restriction period and the last day of the restriction period, for each share held by Thumberland during the restriction period that has been purchased under the common stock purchase agreement.

                                 LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

                                   EXPERTS

The financial statements of the Company appearing in this prospectus have been audited by Sullivan Bille, P.C. or Belanger & Company, P.C., independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                            AVAILABLE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the United States Securities and Exchange Commission (the "Commission"). You may read and copy any document we file at the Commission's public reference room in Washington, D.C. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings with the Commission are also publicly available through the Commission's Web site on the Internet at http://www.sec.gov. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. Descriptions of any contract or other document referred to in this prospectus are not complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement for a more complete description of the matter involved, each such statement being qualified by such reference. At your written or telephonic request, we will provide you, without charge, a copy of any of the information that is incorporated by reference herein (excluding exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Direct your request to the Company at Cambex Corporation, 360 Second Avenue, Waltham, MA 02451, Attention: Chief Executive Officer, telephone (781) 890-6000.

                     CAMBEX CORPORATION AND SUBSIDIARIES


                 (Information required by Part II, Item 8 and
                        Part IV, Item 14 of Form 10-KSB)


                             FINANCIAL STATEMENTS

                                                                Page

Report of Independent Public Accountants                        F - 2

Report of Independent Public Accountants                        F - 3

Consolidated Balance Sheets - December 31, 2000 and 1999        F - 4

Consolidated Statements of Operations for the Years
       Ended December 31, 2000 and December 31, 1999            F - 6

Consolidated Statements of Stockholders' Investment
       for the Years Ended December 31, 2000 and
       December 31, 1999                                        F - 7

Consolidated Statements of Cash Flows for the
       Years Ended December 31, 2000 and December 31, 1999      F - 8

Notes to Consolidated Financial Statements                      F - 9


                            SUPPLEMENTARY SCHEDULE

                   FOR THE YEARS ENDED DECEMBER 31, 2000
                          AND DECEMBER 31, 1999

Schedule Number


       II         Valuation and Qualifying Accounts             F-26


Schedules other than those referred to above have been omitted, as they are not required or the information is included elsewhere in the financial statements or the notes thereto.

                     REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Cambex Corporation

We have audited the accompanying consolidated balance sheet of Cambex Corporation (a Massachusetts corporation) and subsidiaries as of December 31, 2000, and the related consolidated statements of operations, stockholders' investment and cash flows for the year then ended. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cambex Corporation and subsidiaries as of December 31, 2000 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed in the index of the consolidated financial statements is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in our audit of the basic 2000 consolidated financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic 2000 financial statements taken as a whole.


                                 SULLIVAN BILLE, P.C.
                                 CERTIFIED PUBLIC ACCOUNTANTS
Tewksbury, Massachusetts
February 15, 2001
                                  F-2

               REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Stockholders of Cambex Corporation:

We have audited the accompanying consolidated balance sheet of Cambex Corporation (a Massachusetts corporation) and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, stockholders' investment and cash flows for the year ended December 31, 1999. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We have conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cambex Corporation and subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for the year ended December 31, 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of the financial statements is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                 BELANGER & COMPANY, P.C.
                                 CERTIFIED PUBLIC ACCOUNTANTS

Chelmsford, Massachusetts
March 29, 2000

                       CAMBEX CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                       DECEMBER 31, 2000 AND DECEMBER 31, 1999

                                      ASSETS

                                                DECEMBER 31,   DECEMBER 31,
                                                     2000           1999
CURRENT ASSETS:

   CASH AND CASH EQUIVALENTS                    $   234,512   $   366,743

   ACCOUNTS RECEIVABLE,
   Less Reserves of $58,000
   in 2000 and $100,000 in 1999                     322,888       202,466


   INVENTORIES                                      460,620       622,430

   PREPAID EXPENSES                                  67,301        65,995

      TOTAL CURRENT ASSETS                      $ 1,085,321   $ 1,257,634

PROPERTY AND EQUIPMENT, at cost:
   MACHINERY AND EQUIPMENT                      $ 3,052,887   $ 3,052,887
   FURNITURE AND FIXTURES                           162,625       162,625
   LEASEHOLD IMPROVEMENTS                           602,092       602,092
                                                $ 3,817,604   $ 3,817,604

 LESS - ACCUMULATED DEPRECIATION
             AND AMORTIZATION                     3,721,481     3,639,196

 NET PROPERTY AND EQUIPMENT                     $    96,123   $   178,408

OTHER ASSETS
      DEFERRED OFFERING COSTS                   $   476,886   $      -
      OTHER                                          37,830        37,830

        TOTAL OTHER ASSETS                      $   514,716   $    37,830

  TOTAL ASSETS                                  $ 1,696,160   $ 1,473,872

The accompanying notes are an integral part of these consolidated financial statements.

                          CONSOLIDATED BALANCE SHEETS

                     DECEMBER 31, 2000 AND DECEMBER 31, 1999

                    LIABILITIES AND STOCKHOLDERS' INVESTMENT

                                                DECEMBER 31,     DECEMBER 31,
                                                    2000             1999

CURRENT LIABILITIES:
LOAN AGREEMENT                                $   1,032,443  $     601,029
NOTES PAYABLE                                     2,500,000        550,000
ACCOUNTS PAYABLE                                    584,726        463,675
OBLIGATIONS FOR TRADE-IN MEMORY                     240,000        286,250
OTHER LIABILITIES-SHORT
 TERM PORTION                                     1,692,733        967,558
ACCRUED EXPENSES                                    853,042        513,849

 TOTAL CURRENT LIABILITIES                    $   6,902,944  $   3,382,361

LONG TERM DEBT                                $   1,273,730  $   1,273,730
OTHER LIABILITIES-LONG
 TERM PORTION                                     1,044,560      2,324,540
DEFERRED REVENUE                                       -           100,116

STOCKHOLDERS' INVESTMENT:
PREFERRED STOCK, $ 1.00 PAR VALUE PER SHARE
AUTHORIZED - 3,000,000 SHARES
	ISSUED - NONE

COMMON STOCK, $ .10 PAR VALUE PER SHARE
AUTHORIZED - 25,000,000 SHARES
 ISSUED -11,287,847 shares in 2000, and
  11,076,232 shares in 1999                   $   1,128,785  $   1,107,623
CAPITAL IN EXCESS OF PAR VALUE                   16,024,049     15,970,199
ACCUMULATED OTHER
   COMPREHENSIVE INCOME                             102,465        101,989
RETAINED EARNINGS (DEFICIT)                     (23,903,407)   (21,931,920)
LESS - COST OF SHARES HELD IN TREASURY
      1,537,980 in 2000,and
      1,534,356 in 1999                            (876,966)      (854,766)

TOTAL STOCKHOLDERS' INVESTMENT                $  (7,525,074) $  (5,606,875)
TOTAL LIABILITIES AND
 STOCKHOLDERS' INVESTMENT                     $   1,696,160  $   1,473,872

The accompanying notes are an integral part of these consolidated financial statements.

                      CAMBEX CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
            FOR THE YEARS ENDED DECEMBER 31, 2000 AND DECEMBER 31, 1999


                                                Year Ended    Year Ended
                                               December 31,  December 31,
                                                    2000         1999


REVENUES                                         $ 2,400,252 $ 3,401,733
COST OF SALES                                      1,130,793   1,422,430
Gross profit                                     $ 1,269,459 $ 1,979,303

OPERATING EXPENSES:
   Research and development                      $ 1,363,141 $ 1,096,806
   Selling                                         1,110,424     778,839
   General and administrative                        466,169     607,408
   Total operating expenses                      $ 2,939,734 $ 2,483,053

OPERATING INCOME (LOSS)                          $(1,670,275)$  (503,750)

OTHER INCOME (EXPENSE):
    Interest expense                                (403,618)   (173,265)
    Interest income                                     -            405
    Other income (expense)                              -         14,827
INCOME (LOSS) BEFORE INCOME TAXES
  AND EXTRAORDINARY ITEMS                        $(2,073,893)$  (661,783)
   Provision for income taxes                           -           -
INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS         $(2,073,893)$  (661,783)
  Extraordinary Items(Note 15)                       102,406     757,907
NET INCOME (LOSS)                                $(1,971,487)$    96,124
OTHER COMPREHENSIVE INCOME,NET OF TAX:
    Foreign Currency translation Adjustments             476      13,855
OTHER COMPREHENSIVE INCOME                       $       476 $    13,855
TOTAL COMPREHENSIVE INCOME (LOSS)                $(1,971,011)$   109,979

INCOME(LOSS) PER COMMON SHARE                    $     (0.20)$      0.01

Weighted Average Common Shares Outstanding         9,680,000   9,540,000
Weighted Average Common and Common
Equivalent Shares Outstanding                      9,680,000  10,390,000

The accompanying notes are an integral part of these consolidated financial statements.

                         CAMBEX CORPORATION AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT


                   Common Stock  Capital in  Accumulated  Retained   Cost of
                     $.10        Excess of     Other      Earnings   Shares
                   Par Value     Par Value  Comprehensive (Deficit)  Held in
                                               Income               Treasury
BALANCE AT
 DECEMBER 31, 1998     $1,107,258 $15,966,625 $ 88,134$(22,028,044)$(854,766)

ADD:
Net income             $     -    $      -    $   -    $     96,124 $    -
Exercise of employee
 stock options                365          74     -           -          -
Issuance of warrants         -          3,500     -           -          -
Translation adjustment       -           -      13,855        -          -

BALANCE AT
 DECEMBER 31, 1999     $1,107,623 $15,970,199 $101,989$(21,931,920)$(854,766)

ADD:
Net loss               $     -    $      -    $   -    $( 1,971,487)$    -
Exercise of employee
 stock options                800         160     -            -         -
Exercise of warrants       10,000      12,200     -            -         -
Purchase of shares for
 the treasury                -           -        -            -
(22,200)
Stock Purchase Plan Shares  8,539       1,707     -            -         -
Translation adjustment       -           -         476         -         -
Conversion of note payable  1,823      39,783     -            -         -

BALANCE AT
 DECEMBER 31, 2000     $1,128,785 $16,024,049 $102,465$(23,903,407)$(876,966)


The accompanying notes are an integral part of these consolidated financial statements.

                       CAMBEX CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF CASH FLOW
               FOR THE YEARS ENDED DECEMBER 31, 2000 AND DECEMBER 31, 1999

	                                           Year Ended    Year Ended
                                                 December 31,  December 31,
                                                    2000         1999
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                  $(1,971,487)$   96,124
Adjustments to reconcile net income(loss)
to net cash provided by(used in)
operating activities:
 Depreciation                                      $    82,285 $  131,603
 Amortization of prepaid expenses                        7,210      7,822
 Change in assets and liabilities:
  Decrease (increase) in accounts receivable          (120,422)   311,869
  Decrease(increase)in inventory                       161,810   (318,710)
  Decrease(increase)in investment
   in sales-type leases                                   -        25,820
  Decrease(increase)in prepaid expenses                 (8,516)      (965)
  Increase(decrease)in accounts payable                121,051     54,834
  Increase(decrease)in obligations
   for trade-in memory                                 (46,250)   (74,000)
  Increase(decrease)in accrued expenses                339,193    119,810
  Increase(decrease)in deferred revenue               (100,116)  (155,250)
  Increase(decrease)in other liabilities              (554,805)(1,027,077)
     Total adjustments                             $  (118,560)$ (924,244)
Net cash provided by(used in) operating activities $(2,090,047)$ (828,120)

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of equipment, net                       $      -    $   (1,988)
 Net cash provided by(used in)investing activities $      -    $   (1,988)

CASH FLOWS FROM FINANCING ACTIVITIES:
 Increase(decrease) in notes payable               $ 1,950,000 $  760,000
 Proceeds from sale of common stock and warrants        75,012      3,939
 Purchase of common stock for the treasury             (22,200)      -
 Increase in deferred offering costs, net             (476,886)      -
 Net borrowings (repayments)under loan agreement       431,414    207,605
 Net cash provided by
 (used in) financing activities                    $ 1,957,340 $  971,544
 Effect of exchange rate changes on cash                   476     13,855
 Net increase (decrease) in
  cash and cash equivalents                        $  (132,231)$  155,291
 Cash and cash equivalents at beginning of year        366,743    211,452
 Cash and cash equivalents at end of year          $   234,512 $  366,743

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
  Interest                                         $    67,618 $   13,265
  Income Taxes                                           -          -
Non-cash financing activity:
  Conversion of note payable into common stock     $    41,606 $    -

The accompanying notes are an integral part of these consolidated financial statements.
                                  F-8

                     CAMBEX CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              December 31, 2000

(1)   Liquidity


As further described in Note 13, from June 1, 1998 through August 18, 1999, we raised $1,270,000 in cash from the issuance of 10% Subordinated Convertible Promissory Notes. We also have a loan and security agreement under which we may borrow up to $1,050,000 outstanding at any one time of which $1,032,443 was outstanding as of December 31, 2000. During 1999, we raised $550,000 in cash from the issuance of notes payable with interest at 12% per annum and maturities of November 2001. During 2000, we raised $2,000,000 in cash from the issuance of series 1 bridge financing notes that matured in August and September.

We have suffered recurring losses from operations that raise substantial doubt about our ability to continue as a going concern. Our working capital deficit is a significant threat to our ability to continue as a going concern. Our ability to continue as a going concern, is dependent upon several factors including, but not limited to, our ability to generate revenues in significantly greater amounts than in the past two fiscal years, our ability to raise additional capital and the assumption that certain of our lenders will accept shares of our common stock instead of cash in satisfaction of our obligations. The additional financing, if obtained, will be used to fund our continuing operations, particularly in development, sales and marketing. Our management has established four new strategic alliances and is trying to establish additional strategic alliances. Our management believes that these new alliances may result in increased revenues through the sale of a greater volume of products in the future. However, at the present time they have had no impact and the future effect, if any, is unknown at this time. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should we be unable to continue as a going concern.

We need additional capital and additional financing may not be available. If our stock price and trading volume stay at current levels, we will not be able to draw down any of the $10 million under the common stock purchase agreement. However, we currently anticipate that, if we could draw the maximum amount under the equity drawdown facility, then, our available cash resources combined with the maximum drawdown under the equity draw down facility would be sufficient to meet our anticipated working capital and capital expenditure requirements through at least the next 24 months. We believe that the combination of current existing cash, available borrowing capacity and our ability to obtain additional long-term indebtedness is not adequate to finance our operations for our current activities and foreseeable future. Currently, we have reduced our cash burn rate to approximately $100,000 per month at the current sales levels. For each 10 percent reduction in sales, our cash burn rate would increase by approximately $9,000 per month. Conversely, for each 10 percent increase in sales volume, our cash

                     CAMBEX CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              December 31, 2000

                                 (Continued)


(1)Liquidity - Continued

burn rate would decrease by approximately $9,000 per month. In order to drawdown the minimum amount of $250,000, the average daily trading volume for the 45 trading days prior to our drawdown notice multiplied by the average of the volume-weighted average daily prices of our common stock for the 22 trading days prior to the notice would have to equal or exceed $56,819. For example, if the average volume-weighted average daily price of our common stock was $1.00 and the average daily trading volume for the 45 days prior to our drawdown notice was 56,819, we would be able to draw down the minimum amount of $250,000. The closing price for our common stock on April 30, 2001 was $0.48 per share and the average daily trading volume for the 45 days preceding April 30, 2001 was 7,447 shares which is not sufficient to allow us to be able draw down the minimum amount of $250,000. At the present sales levels and current expense levels, if we are able to draw, the minimum drawdown of $250,000 would be adequate to meet our anticipated working capital and capital expenditure requirements for approximately two and a half months. The time period for which we believe our capital is sufficient and the burn rate are estimates. The actual time period and burn rate may differ materially as a result of a number of factors, risks and uncertainties that are described in this prospectus. In addition, business and economic conditions may not make it feasible to draw down under the facility at every opportunity, and drawdowns are available only every 22 trading days. We are actively pursuing raising additional capital but our ability to raise investment capital during the term of the common stock purchase agreement is restricted with regard to under market offerings, and if we need capital but are unable to drawdown under the common stock purchase agreement for any reason, we may not be able to meet our anticipated working capital requirements.

We are attempting to raise additional capital to cover the burn rate not covered by incremental gross profit. This amount is dependent upon sales. If sales do not increase or capital cannot be raised to cover the current burn rate, we intend to reduce operating expenses as much as practicable to continue operations until balance is established.

If we are not successful in raising additional capital or increasing our sales to adequate levels, we will not be able to continue our current operations and there is substantial doubt as to our ability to continue as a going concern. There can be no assurance that we will be successful in raising such additional capital at all or on terms commercially acceptable to us or our shareholders.

In addition, the sale of equity securities could result in the dilution of the percentage ownership of existing shareholders and could also adversely affect the market price of our common stock.

                     CAMBEX CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              December 31, 2000

                                 (Continued)

(2)   Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Cambex Corporation and its wholly-owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

Revenue Recognition

We manufacture equipment for sale or lease. We follow the guidance in Staff Accounting Bulletin ("SAB") 101 in applying generally accepted accounting principles to revenue recognition in financial statements. We include items in revenue when the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, our price to the buyer is fixed or determinable, and collectibility is reasonably assured. Under certain equipment leases which qualify as sales type leases, the present value of noncancelable payments is currently included in revenues as sales, and all related costs, exclusive of the residual value of the equipment, are currently included in cost of sales.
The unearned interest is recognized over the noncancelable term of the lease. For equipment leased under operating lease agreements, revenue is recognized over the lease term and the equipment is depreciated over its estimated useful life. The "obligations for trade-in memory" were determined in each contract when we took mainframe memory in trade when we installed our mainframe memory in our customer's computers. The amount remaining in this account is an obligation for product credit which was established when mainframe memory was traded-in in exchange for the purchase of memory.

Inventories

Inventories, which include materials, labor and manufacturing overhead, are stated at the lower of cost (first-in, first-out) or market and consist of the following:
                                         December 31,       December 31,
                                             2000               1999

     Raw materials                     $   392,686        $   419,984
     Work-in-process                        20,453             78,572
     Finished goods                         47,481            123,874

                                       $   460,620        $   622,430

Property and Equipment

We provide for depreciation and amortization on a straight- line basis to amortize the cost of property and equipment over their estimated useful

                     CAMBEX CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              December 31, 2000

                                 (Continued)


(2)   Summary of Significant Accounting Policies - Continued

lives as follows:

             Leasehold improvements          2-10 Years
             Machinery and equipment         3- 8 Years
             Furniture and fixtures          3- 8 Years
             Leased equipment                3- 5 Years

Maintenance and repair items are charged to expense when incurred; renewals or betterments are capitalized.

If property is sold or otherwise disposed of, our policy is to remove the related cost and accumulated depreciation from the accounts and to include any resulting gain or loss in income.

Depreciation expense of $82,285 and $131,603, was recorded for the periods ended December 31, 2000 and December 31, 1999, respectively.

Deferred Offering Costs

Deferred offering costs represent the costs associated with the registration of our common stock and will be reduced as series 1 bridge financing notes are converted.


Net Income (Loss) Per Common Share

On January 1, 1997, we adopted Statement of Financial Accounting Standards
(SFAS) No. 128, "Earnings Per Share". SFAS No. 128 replaces the presentation of primary income (loss) per share with a dual presentation of basic income
(loss) per share and diluted income (loss) per share for each year for which a statement of operations is presented.

Basic income (loss) per share amounts are based on the weighted average number of common shares outstanding during each year. Diluted income (loss) per share amounts are based on the weighted average number of common shares and common share equivalents outstanding during each year to the extent such equivalents have a dilutive effect on the income (loss) per share.

For the year ended December 31, 1999, common stock equivalents had no material effect on the computation of earnings per share. For the year ended December 31, 2000, common share equivalents were not included in diluted income (loss) per share because we incurred a loss for the year. The inclusion of the common stock equivalents would have had an antidilutive effect on the computation of diluted income (loss) per share.

                     CAMBEX CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              December 31, 2000

                                 (Continued)

(2)   Summary of Significant Accounting Policies - Continued

Cash and Cash Equivalents

Cash and cash equivalents are recorded at cost which approximates market value. Cash equivalents include certificates of deposit, government securities and money market instruments purchased with maturities of less than three months.

Stock Options and Employee Stock Purchase Plan

Proceeds from the sale of newly issued stock to employees under our stock option plans and Employee Stock Purchase Plan are credited to common stock to the extent of par value and the excess to capital in excess of par value. Income tax benefits attributable to stock options are credited to capital in excess of par value.

Disclosures about the Fair Value of Financial Instruments

Our financial instruments consist mainly of cash, cash equivalents, accounts receivable, investment in sales-type leases, property held for sale, accounts payable, notes payable, and a revolving credit agreement. The carrying amounts of these financial instruments approximate their fair value due to the short-term nature of these instruments.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of income and expenses during the reporting periods. Actual results could differ from those estimates.

Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of

On January 1, 1996, we adopted Statement of Financial Accounting Standards
(SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of". SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

                     CAMBEX CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              December 31, 2000
                                 (Continued)

(2)   Summary of Significant Accounting Policies - Continued

The statement also requires that certain long-lived assets and identifiable intangibles to be disposed of be reported at the lower of the carrying amount or fair value less cost to sell. Based on our review, we do not believe that any material impairment of its long-lived assets has occurred. Our review was based on the assumption that we continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should we be unable to continue as a going concern.

Comprehensive Income

On January 1, 1998, we adopted SFAS No. 130, "Reporting Comprehensive Income." This statement requires that changes in stockholders' equity from transactions and events other than those resulting from investments by and distributions to stockholders be reflected in comprehensive income or loss.

Segment Reporting

SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," became effective for periods beginning after December 31, 1997. This statement requires the presentment of information about the identifiable components comprising an enterprise's business activities.

We have determined that there are no separately reportable operating segments and, therefore, do not present separate reporting segments in the financial statements.

Stock-Based Compensation

SFAS No. 123, "Accounting for Stock-Based Compensation", encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. We have chosen to continue to account for such plans using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of our stock at the date of grant over the exercise price of the stock (See Note 9).

                     CAMBEX CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              December 31, 2000

                                 (Continued)

(3)   Business, Operations and Segment Information

We are a designer and supplier of fibre channel hardware and software solutions for building Storage Area Networks (SAN). Our products include fibre channel host bus adapters, hubs, high availability software and disk arrays for building SANs in heterogeneous open systems operating environments.

We sell our equipment to end users, resellers, distributors and OEMs. Our principal customers operate in a wide variety of industries and in a broad geographical area. During 2000, two customers, Compaq and StorageTek, accounted for 18% and 11%, respectively, of total revenues for the year. During 1999, one customer accounted for 11% of total revenues. Foreign sales were 14% in 2000 and less than 10% of total revenues in fiscal 1999. In the year ended December 31, 2000, our top five customers accounted for approximately 45% of our total net revenues, and in the year ended December 31, 1999, our top five customers accounted for approximately 40% of our total net revenues.

(4)   Income Taxes

In accordance with SFAS No. 109, "Accounting For Income Taxes", deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

The following table presents the components of income (loss) before income taxes and extraordinary items:


                Year ended        Year ended
                December 31,      December 31,
                   2000             1999


Domestic         $(2,046,000)     $( 531,000)

Foreign           (   28,000)      ( 131,000)

                 $(2,074,000)     $( 662,000)

                     CAMBEX CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             December 31, 2000

                                 (Continued)


(4)   Income Taxes - Continued

The following table presents a reconciliation between taxes provided at the statutory federal income tax rate and the actual tax provision recorded for the following periods:



                              Year ended      Year ended

                               December        December
                                 2000            1999

Provision (credit) at
federal statutory rate        $( 670,300)     $   32,700

State tax provision
(credit), net of federal
tax benefit                    ( 124,400)         14,300

Foreign and other losses
for which no benefits have
been recorded                      9,600          44,400

Change in valuation
allowances                       795,600        ( 90,800)

Other                          (  10,500)       (    600)
                              $    -0-        $    -0-

                     CAMBEX CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              December 31, 2000

                                 (Continued)


(4)   Income Taxes - Continued


We have federal net operating loss carryovers totalling $20,593,000 which expire through the year ended December 31, 2020.

The tax effects of the significant items which comprise the deferred tax liability and tax asset, as of fiscal 2000 and 1999 are as follows:

                                   December       December
                                     2000           1999

Assets
Reserves not currently deductible
 for tax purposes                  $1,335,000    $1,584,000
State tax net operating loss
 carryforward                       2,205,000     1,612,000
Federal net operating loss
 carryforward                       6,087,000     5,012,000
Employee benefits                      47,000        41,000
Other                                  36,000        49,000

 Total deferred tax assets         $9,710,000    $8,298,000

Liabilities
Fixed asset basis difference       $        0    $ (164,000)
Other                                  96,000       158,000

 Total deferred tax liabilities    $   96,000    $  ( 6,000)

Net deferred tax asset             $9,806,000    $8,292,000
Valuation allowance                (9,806,000)   (8,292,000)
Tax asset                                   0             0

Tax refunds receivable                      0             0

Total tax asset                             0             0

Due to the uncertainty of the realizability of the deferred tax assets, we have established a valuation allowance for the net deferred tax assets.

                     CAMBEX CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              December 31, 2000

                                 (Continued)

(5)   Short Term Borrowings

We have a loan and security agreement with a related party referred to in
Note 13. The outstanding balance due to the related party was $1,032,443 and $601,029 at December 31, 2000 and 1999, respectively.

Notes payable of $2,500,000 at December 31, 2000 include $550,000 of advances payable which are due November, 2001. These notes include amounts of $250,000 from related parties. These notes are further described in Note 13. The balance of $1,950,000, due on demand, represents series 1 bridge financing notes issued in 2000. During the first quarter of 2000, we borrowed $2,000,000 in cash from the Sovereign Lenders in exchange for, among other things, our issuance of series 1 bridge financing notes that matured in August and September 2000. We received net proceeds equal to $1,737,900 from the Sovereign Lenders as a result of this bridge financing. The series 1 bridge financing notes bore interest at the rate of 8% per annum prior to their respective maturity dates. Since their respective maturity dates, interest is accruing at a rate of 12% per annum. These bridge notes are convertible into shares of our common stock at a weighted average per share price of $4.08. Because the bridge notes matured before we registered, under the Securities Act of 1933, as amended, the offer and resale of shares of our common stock issuable upon conversion of the bridge notes and exercise of the repricing warrants and the common stock purchase warrants described above, we owe the Sovereign Lenders premiums and penalties totaling approximately $607,000 (in addition to the repayment of principal and interest). These premiums and penalties are included in deferred offering costs. Following conversion of the bridge notes, if the Sovereign Lenders do not realize at least a 20% gain on shares of common stock that they choose to sell during the 90 days following conversion, then the Sovereign Lenders are entitled to acquire additional shares of common stock at a price of $0.10 per share through the exercise of repricing warrants. In addition to these bridge notes and the attached repricing warrants, we issued warrants to purchase 300,000 shares of common stock. These warrants have a weighted average exercise price of $4.54 per share. There is no value associated with these warrants is recorded on our books.


(6)   Long-Term Debt and Related Matters

Long-term debt at December 31, 2000 and 1999 consists of the following:

                                                     2000            1999
          Subordinated Convertible Notes
          with interest rate of 10%
          due April 30, 2003                       $1,273,730    $1,273,730
          Less: Current maturities                      -0-           -0-
          Total                                    $1,273,730    $1,273,730

                     CAMBEX CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              December 31, 2000

                                 (Continued)

(6)   Long-Term Debt and Related Matters - Continued


Under the terms of these 10% Notes, the holders may convert the 10% Notes into shares of common stock at a conversion price of $0.22 per share. Of the advances received for the notes, approximately $1,070,000 was received from related parties and is discussed in Note 13.

The maturities of long-term debt for each of the succeeding five years subsequent to December 31, 2000 are as follows:

                                   Year                 Amount

                                   2001                  -0-
                                   2002                  -0-
                                   2003               $1,273,730
                                   Thereafter            -0-

                                   Total              $1,273,730

(7)   Earnings Per Share

Earnings per share are computed by dividing net income by the average number of common shares and common stock equivalents outstanding during the year. The weighted average number of common shares outstanding during the years ended December 31, 2000 and 1999 were approximately 9,680,000 and 9,540,000, respectively.

Common stock equivalents include the net additional number of shares that would be issuable upon the exercise of the outstanding common stock options and warrants (see Note 9), assuming that we reinvested the proceeds to purchase additional shares at market value. Common stock equivalents also include shares of common stock that would be issuable upon conversion of subordinated promissory convertible notes.

Options and warrants to purchase 5,697,035 weighted average shares of common stock during the year ended December 31, 2000 were not included in the computation of diluted loss per share because to do so would have had an antidilutive effect on the computation of loss per share. Weighted average shares of 855,313 common stock equivalents had no material effect on the computation of earnings per share for the year ended December 31, 1999. Weighted average shares issuable from convertible notes of 5,235,261 were not included in the diluted earnings per share because to do so would have had an antidilutive effect on the computation of earnings per share.

                     CAMBEX CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              December 31, 2000

                                 (Continued)

(7)   Earnings Per Share(continued)

As more fully described in Note 9, options and warrants to purchase 6,895,265 and 4,959,423 shares of common stock outstanding at December 31, 2000 and 1999, respectively, and 5,235,261 shares of common stock issuable upon conversion of notes outstanding at December 31, 2000 and 1999 could potentially dilute basic income (loss) per share in the future.


(8)   Commitments and Contingencies

At December 31, 2000, we had minimum rental commitments under long-term, noncancelable operating leases for facilities and other equipment as follows:

            Due during Fiscal Year

                  2001              $  381,924
                  2002              $  381,924
                  2003              $  159,134
                                    $  922,982

Total rental expense, including the cost of short-term equipment leases, real estate taxes and insurance paid to the landlord and charged to operations approximated $111,000 for the year ended December 31, 2000 and $213,000 for the year ended December 31, 1999. During 1999 and 2000, we entered into agreements to sublet portions of our facilities to unrelated parties.

In the ordinary course of business, we are involved in legal proceedings. We believe that the outcome of these proceedings will not have a material adverse effect on our financial condition or results of operations.

(9)   Stock Options and Warrants

On March 24,1987, we established the 1987 Stock Option Plan and 75,620 options to purchase shares of our common stock were outstanding as of December 31, 2000. On March 7, 1997, we established the 1997 Stock Option Plan. As of December 31, 2000, there were 955,000 options to purchase shares of our common stock outstanding under the 1997 Plan. On November 12, 1999, the 1997 Plan was cancelled. On November 12, 1999, we established and on December 23, 1999, shareholders approved the Year 2000 Equity Incentive Plan. The Year 2000 Equity Incentive Plan provides for the issuance of up to 1,500,000 shares of our common stock. The Year 2000 Equity Incentive Plan replaces the 1997 Plan for all future options. At December 31, 2000, we had three stock option plans for officers and certain employees under which 2,530,620 shares were reserved and options for 1,213,000 shares were available for future grants. Options are granted at not less than 85%, or in

                     CAMBEX CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              December 31, 2000

                                 (Continued)

(9)   Stock Options and Warrants - Continued

certain cases, not less than 100%, of the fair market value of the common stock on the date of grant. Options outstanding have a term of ten years and become exercisable in installments as determined by the Board of Directors.

The plans' options vest between one through six years and all expire between January 6, 2002 and November 9, 2010.

Stock option activity for the two years ended December 31, 2000 was as follows:


Option Shares                        Number of shares      Option Price
                                     of common stock       per share
                                     covered by options
      Outstanding at December 31, 1998     94,970           .12

      Granted                           1,204,500           .12  -   1.67
      Exercised, cancelled or
          expired                        (210,150)          .12  -   1.67
      Outstanding at December 31, 1999  1,089,320           .12  -   1.67

      Granted                             301,000          1.25  -   5.30
	Exercised, cancelled or
          expired                        ( 72,700)          .12  -   3.00
      Outstanding at December 31, 2000  1,317,620           .12  -   5.30


As of December 31, 2000 and 1999, options for 352,520 and 161,620 shares were exercisable at aggregate option prices of $78,702 and $33,524, respectively.

Had compensation cost for these plans been determined consistent with SFAS No. 123, our net income(loss) and income(loss) per share would have been changed to the following pro forma amounts:

                                      Year ended    Year ended
                                    December 31,  December 31,
                                          2000         1999

Net Income (Loss): As Reported (000's)    (1,971)          96
                   Pro Forma              (2,056)          96

Basic and Diluted EPS:As Reported         ( 0.20)        0.01
                      Pro Forma           ( 0.21)        0.01

                     CAMBEX CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              December 31, 2000

                                 (Continued)

(9)   Stock Options and Warrants - Continued

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions for grants in the periods presented.

                                     Year ended    Year ended
                                     December 31,  December 31,
                                        2000           1999

Assumptions:
      Risk free interest rate           6.13%          6.92%
      Expected dividend yield              0%             0%
      Expected life in years              10             10


As of December 31, 2000 and 1999, warrants to purchase 5,577,645 and 3,870,103 shares of common stock at weighted average prices of $1.33 and $0.82 per share, respectively, were outstanding and an equal number of shares were reserved for issuance.

(10)   Incentive Bonus Plan and 401(k) Profit Sharing Retirement Plan

We have an incentive bonus plan under which certain key employees as a group are entitled to receive additional compensation up to a maximum of 15% of our pre-tax income, as defined. There was no provision in 2000 or 1999.

On September 1, 1988, we established the Cambex Corporation 401(k) Profit Sharing Retirement Plan (the Plan). Under the Plan, employees are allowed to make pre-tax retirement contributions. In addition, we may provide matching contributions based on pre-established rates. Each year the Board of Directors determines whether matching contributions will be made and in what amounts. Our contributions have been in the form of Cambex common stock since fiscal 1994.

We offer no post-retirement benefits other than those provided under the Plan.

                     CAMBEX CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              December 31, 2000

                                 (Continued)

(11) Equity Line

During the third quarter of fiscal 2000, we signed a common stock purchase agreement with Thumberland Limited, a private investor, for the future issuance and purchase of shares of our common stock. The common stock purchase agreement was amended during the fourth quarter of fiscal 2000. The common stock purchase agreement establishes what is often referred to as a structured equity line or an equity drawdown facility. In general, the drawdown facility operates as follows: the investor has committed to provide us up to $10 million as we request it over an 18 month period, in return for common stock we issue to the investor, subject to registering in advance the shares of common stock issuable under the Securities Act of 1933. Once every 22 trading days, we may request a draw of up to $1 million of that money (except that our initial drawdown may be for up to $2 million), subject to a maximum of 18 draws. The maximum amount we actually can drawdown upon each request will be determined by the volume-weighted average daily price of our common stock for the 22 trading days prior to our request and the average trading volume for the 45 trading days prior to our request. Per the terms of this agreement, we are currently unable to draw because we cannot meet the minimum draw amount of $250,000.

(12)  Employee Stock Purchase Plan

On December 20, 1993, we established the Cambex Corporation Employee Stock Purchase Plan (the Plan), which was approved by the shareholders. On August 31, 1998, the Board of Directors voted, subject to shareholder approval, to increase the number of shares to cover the number of shares purchased under the Plan during the period of January 1, 1998 to June 30, 1998 and to terminate the Plan. Under the Plan, employees could elect to have a specified percentage of their wages withheld through payroll deduction and purchase common stock shares at 85% of the lower of the fair market value of Common Stock on the first or last trading day of each Purchase Period. There were two (2) Purchase Periods each year - the first six months and the last six months of each calendar year. During fiscal 2000, there were 85,383 shares issued under the Plan.

(13)  Related Party Transactions

On June 1, 1998, we borrowed approximately $1,060,000, including approximately $460,000 from Joseph F. Kruy, our Chairman of the Board, President and Chief Executive Officer, $250,000 from each of H. Terry Snowday, Jr. and Richard E. Calvert, each greater than 5% shareholders of Cambex, in exchange for the issuance of 10% Subordinated Convertible Promissory Notes (the "10% Notes"). Under the terms of the 10% Notes, which are due on April 30, 2003, the holders may convert the 10% Notes into shares of common stock at a conversion price of $0.22 per share. In addition to the 10% Notes, each holder, including Messrs. Kruy, Snowday and Calvert, were issued a Stock Purchase Warrant, the exercise of which will allow the warrant holder to purchase one share of common stock, at $0.50 per share, for each dollar loaned to us. Additional Stock Purchase Warrants to purchase 96,373 shares of common

                     CAMBEX CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              December 31, 2000

                                 (Continued)

(13)  Related Party Transactions - Continued

stock, at an exercise price of $0.50 per share, were issued to the holders of 10% Notes on June 1, 1999 in relation to interest due on the June 1, 1998 notes. We believe that the borrowing arrangements we made with Messrs. Kruy, Snowday and Calvert, and others are on terms at least as favorable to us as we would have expected from lenders unrelated to us and Messrs. Kruy, Snowday and Calvert.

On June 1, 1998, we entered into a Master Lease with CyberFin Corporation, a corporation wholly owned by Peter J. Kruy, our Executive Vice President, Treasurer and Chief Financial Officer. Under the Master Lease we are renting from CyberFin an IBM 2003 S/390 Multiprise Processor and related software and maintenance at the rate of $3,787.64 per month for a period of three years. We also purchased computer memory from CyberFin for $141,920 in 1998 and $73,000 in 1999. We believe that lease and the purchase arrangements we made with CyberFin are on terms at least as favorable to us as we would have expected from an equipment lessor unrelated to us, CyberFin and Dr. Kruy for equipment of comparable quality.

On November 9, 1998, we entered into a Loan and Security Agreement with
B.A. Associates, Inc. (BAA), which is a corporation owned by Bruce Rozelle, a son-in-law of Joseph F. Kruy, our Chairman, President and Chief Executive Officer. This Loan and Security Agreement, as amended by a First Amendment to Loan and Security Agreement dated March 15, 1999, and further amended through December 27, 2000 (as so amended, the "BAA Loan Agreement"), allows us to borrow up to $1,050,000, which is the maximum that may be outstanding at any one time. Under the BAA Loan Agreement, we granted BAA a first priority security interest in all of our accounts, instruments, documents, general intangibles, equipment, inventory, and proceeds of any of the foregoing. We pay all amounts that we receive from collections of our accounts receivable to BAA not less frequently than each week until the outstanding loan amount plus interest, which accrues at a 12% annual rate, is fully paid. Under the terms of the BAA Loan Agreement, originally BAA received a warrant for the purchase of 1.3 million shares of common stock, at an exercise price of $0.22 per share. In consideration for increasing the amount of available funds, the Company agreed to issue an additional warrant to BAA for the purchase of 400,000 shares of our common stock, at an exercise price of $1.25. We believe that the borrowing arrangements we made with BAA are on terms at least as favorable to us as we would have expected from lenders unrelated to us and relatives of Mr. Kruy.

From June 1, 1999 through August 18, 1999, we raised $210,000 in exchange for the issuance of 10% Subordinated Convertible Promissory Notes. During this time period Joseph F. Kruy loaned us $100,000, and Messrs. Snowday and Calvert each loaned us $55,000 of the total amount that we borrowed. In exchange for these loans, we issued 10% Subordinated Convertible Promissory Notes, including 10% Subordinated Convertible Promissory Notes to Messrs. Kruy, Snowday and Calvert. We believe that the borrowing arrangements we made

                     CAMBEX CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              December 31, 2000

                                 (Continued)

(13) Related Party Transactions - Continued

with Messrs. Kruy, Snowday and Calvert are on terms at least as favorable to us as we would have expected from lenders unrelated to us and Messrs. Kruy, Snowday and Calvert.

In November 1999, we borrowed $125,000 from Joseph F. Kruy and $125,000 from Philip C. Hankins, a member of our board of directors, and $100,000 from each of Messrs. Snowday and Calvert. We also entered into separate Loan and Security Agreements with each of Messrs. Kruy, Hankins, Calvert and Snowday. At that time, we entered into one other Loan and Security Agreement with a person unrelated to the company (the "Other 1999 Lender") pursuant to which we borrowed an additional $100,000. Our payment obligations under these Loan and Security Agreements (the "1999 Loan Agreements") are evidenced by 12% Notes due in November 2001. Under the 1999 Loan Agreements, we granted each of Messrs. Kruy, Hankins, Calvert and Snowday and the Other 1999 Lender a first priority security interest in all of our accounts, instruments, documents, general intangibles, equipment, inventory, and proceeds of any of the foregoing. Originally, under the terms of the 1999 Loan Agreements, Messrs. Kruy, Hankins, Calvert and Snowday and the Other 1999 Lender received a warrant to purchase up two shares of common stock for each dollar loaned to us, at an exercise price of $2.00 per share. When we extended the term of the loans in November 2000, the Company agreed to issue additional warrants to Messrs. Kruy, Hankins, Calvert and Snowday and the Other 1999 Lender to purchase one share of our common stock for each dollar loaned to us at an exercise price of $1.25 per share. We believe that the borrowing arrangements we made with Mr. Kruy and others are on terms at least as favorable to us as we would have expected from lenders unrelated to us and Mr. Kruy.

(14)  Events Subsequent to date of Report of Independent Public Accountants

Subsequent to the end of 2000, one of the Sovereign Lenders, Correllus International Ltd., converted its Series 1 Bridge Financing Note($200,000 of unpaid principal plus interest, premiums and penalties) into 74,335 shares of our common stock at a conversion price of $3.79. They also exercised a repricing warrant and received 112,778 shares of our common stock.

(15)  Credit Risk

We maintain cash balances at financial institutions located in Massachusetts. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 2000, our uninsured cash balances total $125,189.

Our subsidiaries maintain cash balances at several financial institutions located throughout Europe. These cash balances are subject to normal currency exchange fluctuations. At December 31, 2000, our overseas cash balances total $7,875.
                               F-25

                     CAMBEX CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              December 31, 2000

                                 (Continued)

(16)  Extraordinary Items

Extraordinary income in 2000 and 1999 consists of the payment of other liabilities at a discount from face value. The per share amount of the gain on the extinguishment of debt was $0.07 in 1999.

                                CAMBEX CORPORATION AND SUBSIDIARIES
                         SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS


                                           Additions
                                           Charged To
                               Balance at  (Recovered            Balance
                                Beginning     From)   Writeoffs/  at End
                                 of Year     Income   Deductions of Year
                                ---------- ----------- --------- -------




YEAR ENDED DECEMBER 31, 1999:

Reserve for doubtful accounts $  100,000  $   -     $   -       $100,000




YEAR ENDED DECEMBER 31, 2000:

Reserve for doubtful accounts $  100,000  $   -     $  (42,000) $ 58,000

"Cambex", "Centurion", "Centurion Storage Manager", "Dynamic Path
Failover", "FibreQuik" and "STOR" are trademarks and trade names of Cambex Corporation. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

Until January 16, 2001 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                   PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Our by-laws, as amended, reflect the adoption of the provisions of the Massachusetts General Laws, Chapter 156B, Section 67 which empowers a Massachusetts corporation to indemnify any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as such with respect to another corporation or other entity at the request of such corporation, unless such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such action was in the best interests of the corporation. Our by-laws, as amended, also provide that the Company shall indemnify any person, who was or is a party to a proceeding by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be or not opposed to the best interests of the Company, in accordance with, and to the full extent permitted by, the Massachusetts General Corporation Law.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of securities being registered:

Registration fees       4,028.26
Federal taxes
State taxes and fees
Legal fees            100,000.00
Accounting fees         1,400.00

Item 26. Recent Sales of Unregistered Securities

Set forth in chronological order is information regarding securities convertible into or exercisable for shares of Cambex common stock issued by Cambex within the past three years:

In June 1998 we borrowed approximately $1,060,000 in exchange for the issuance of 10% Subordinated Convertible Promissory Notes in a transaction exempt under Section 4(2) of the Securities Act. In addition to the notes, each of the holders received a stock purchase warrant entitling the holder to purchase one share of our common stock at a price of $0.50 per share for each dollar loaned to us. Additional stock purchase warrants were issued to the holders of these 10% notes on June 1, 1999 in relation to interest due on these notes.

In November 1998 we entered into a Loan and Security Agreement with B.A. Associates, Inc. which allows us to borrow up to $650,000. In exchange for this revolving loan facility, we issued the lender in a transaction exempt under Section 4(2) of the Securities Act warrants for the purchase of two shares of common stock for each dollar it committed to loan to us. In November 2000, the agreement with B.A. Associates was amended to increase the amount we can borrow to $1,000,000. In exchange for this $350,000 increased commitment, we agreed to issue the lender a warrant to purchase one share of common stock for each additional dollar it committed to loan to us. In December 2000, the agreement with B.A. Associates was amended to increase the amount we can borrow to $1,050,000. In exchange for this $50,000 increased commitment, we agreed to issue the lender a warrant to purchase one share of common stock for each additional dollar it committed to loan to us.

In November 1999 we entered into Loan and Security Agreements with five individuals, under which the individuals received in a transaction exempt under Section 4(2) of the Securities Act warrants to purchase up to two shares of common stock for each dollar loaned to us. The exercise price of the warrants is $2.00 per share. In November 2000, we amended the Loan and Security Agreements to expand the date the loans are due. The individuals, in an exempt transaction, received warrants to purchase up to one share of common stock for each dollar loaned to us, at an exercise price of $1.25 per share.

Item 27. Exhibits

**2.1	Reorganization Plan of Cambex Corporation dated March 17, 1998
(included as Exhibit 2.1 to the Company's Amendment to Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**2.2	Amended Disclosure Statement with respect to Reorganization Plan of the
Company dated March 17, 1998 (included as Exhibit 2.2 to the Company's Amendment to Quarterly Report on Form 10-Q/A for the quarter ended
April 1, 2000, and incorporated herein by reference).

**3.1	Restated Articles of Organization of Cambex Corporation (included as
Exhibit 3.1 to the Company's Registration Statement on Form SB-2, declared effective with the Commission on November 7, 2000, Reg. No. 333-43294, and incorporated herein by reference).

**3.2	Restated By-laws of Cambex Corporation (included as Exhibit 3.2 to the
Company's Registration Statement on Form SB-2, declared effective with the Commission on November 7, 2000, Reg. No. 333-43294, and incorporated herein by reference).

**4.1	Specimen Stock Certificate (included as Exhibit 4.1 to the Company's
Registration Statement on Form SB-2, declared effective with the Commission on November 7, 2000, Reg. No. 333-43294, and incorporated herein by reference).

**4.2	Registration Rights Agreement among the Company and the Purchasers identified therein (the "Sovereign Purchasers") dated as of January 18, 2000 (included as Exhibit 4.1 to the Company's Amendment to Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**4.3	Registration Rights Agreement between the Company and Thumberland
Limited dated as of July 14, 2000 (included as Exhibit 4.3 to the
Company's Registration Statement on Form SB-2, declared effective with the Commission on November 7, 2000, Reg. No. 333-43294, and incorporated herein by reference).

**4.4	Amendment to Registration Rights Agreement between the Company and
Thumberland Limited dated as of November 8, 2000 (included as Exhibit
4.4 to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2000 and incorporated herein by reference).

**5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
(included as Exhibit 5.1 to the Company's Registration Statement on Form SB-2 filed with the Commission on November 29, 2000, Reg. No. 333-50936, and incorporated herein by reference.)

**10.1	Employment Agreement between Joseph F. Kruy and the Company, dated as of November 18, 1994 (included as Exhibit 10.1 to the Company's Amendment to Quarterly Report on Form 10-Q/A for the quarter ended
April 1, 2000, and incorporated herein by reference).

**10.2	Incentive Bonus Plan (included as Exhibit 10.2 to the Company's
Registration Statement on Form SB-2, declared effective with the Commission on November 7, 2000, Reg. No. 333-43294, and incorporated herein by reference).

**10.3	1987 Combination Stock Option Plan (included as Exhibit 10.8 to the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1987, and incorporated herein by reference).

**10.4	2000 Equity Incentive Plan (included as Exhibit 10.12 to the
Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, and incorporated herein by reference).

**10.5	Series 1 Bridge Note Purchase Agreement among the Company and the
Sovereign Purchasers dated as of January 18, 2000 (included as Exhibit
10.7 to the Company's Amendment to Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.6	Escrow Agreement among the Company, the Sovereign Purchasers and
Suntrust Bank, Atlanta dated as of January 6, 2000 (included as Exhibit
10.8 to the Company's Amendment to Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.7	Placement Agent Agreement between the Company and Sovereign
Capital Advisors, LLC ("Sovereign Advisors") dated as of January 18, 2000 (included as Exhibit 10.9 to the Company's Amendment to Quarterly
Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.8	Guaranty Agreement among Joseph F. Kruy, the Company and the
Sovereign Purchasers dated as of January 18, 2000. (included as Exhibit 10.10 to the Company's Amendment to Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.9	Guaranty Agreement among CyberFin Corporation, the Company and the Sovereign Purchasers dated as of January 18, 2000 (included as Exhibit
10.11 to the Company's Amendment to Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.10	Stock Pledge Agreement by Joseph F. Kruy in favor of the
Sovereign Purchasers dated as of January 18, 2000  (included as Exhibit
10.12 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.11	Stock Pledge Agreement by CyberFin Corporation in favor of the
Sovereign Purchasers dated as of January 18, 2000 (included as Exhibit
10.13 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.12	Series 1 Bridge Financing Note in favor of SovCap Equity
Partners, Ltd. dated as of January 18, 2000 (included as Exhibit 10.14 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.13	Series 1 Bridge Financing Note in favor of Correllus
International, Ltd. dated as of January 18, 2000 (included as Exhibit
10.16 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.14	Common Stock Purchase Warrant in favor of SovCap Equity Partners,
Ltd. dated as of January 18, 2000 (included as Exhibit 10.18 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.15	Common Stock Purchase Warrant in favor of Correllus
International, Ltd. dated as of January 18, 2000 (included as Exhibit
10.19 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.16	Sovereign Warrant Agreement between the Company and Sovereign
Advisors dated as of January 18, 2000 (included as Exhibit 10.20 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.17	Warrant Certificate registered in the name of Sovereign Advisors dated January 18, 2000 (included as Exhibit 10.21 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.18	Series 1 Bridge Financing Note in favor of Arab Commerce Bank
Ltd. dated as of February 9, 2000 (included as Exhibit 10.22 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.19	Common Stock Purchase Warrant in favor of Arab Commerce Bank Ltd.
dated as of February 9, 2000 (included as Exhibit 10.24 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.20	Series 1 Bridge Financing Note in favor of SovCap Equity
Partners, Ltd. dated as of February 9, 2000 (included as Exhibit 10.25 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.21	Common Stock Purchase Warrant in favor of SovCap Equity Partners,
Ltd. dated as of February 9, 2000 (included as Exhibit 10.27 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.22	Common Stock Purchase Agreement between the Company and
Thumberland Limited dated as of July 14, 2000 (included as Exhibit
10.22 to the Company's Registration Statement on Form SB-2, declared effective with the Commission on November 7, 2000, Reg. No. 333-43294, and incorporated herein by reference).

**10.23	Amendment to Common Stock Purchase Agreement between the Company and Thumberland Limited, dated as of November 8, 2000 (included as
Exhibit 10.23 to the Company's Quarterly Report on 10QSB for the quarter ended September 30, 2000, and incorporated herein by reference).

**10.24	Escrow Agreement among the Company, Thumberland Limited and
Epstein, Becker & Green, P.C., dated as of July 14, 2000 (included as
Exhibit 10.23 to the Company's Registration Statement on Form SB-2, declared effective with the Commission on November 7, 2000, Reg. No. 333-43294, and incorporated herein by reference).

**10.25	Stock Purchase Warrant in favor of Thumberland Limited dated as of July 14, 2000 (included as Exhibit 10.24 to the Company's
Registration Statement on Form SB-2, declared effective with the Commission on November 7, 2000, Reg. No. 333-43294, and incorporated herein by reference).

**10.26	Stock Purchase Warrant in favor of Ladenburg Thalmann & Co. Inc.
dated as of July 14, 2000 (included as Exhibit 10.25 to the Company's Registration Statement on Form SB-2, declared effective with the Commission on November 7, 2000, Reg. No. 333-43294, and incorporated herein by reference).

**10.27	Loan and Security Agreement, as amended, by and between the
Company and BA Associates, Inc. (included as Exhibit 10.27 to the Company's Registration Statement on Form SB-2 filed with the Commission on November 29, 2000, Reg. No. 333-50936, and incorporated herein by reference.)

**10.28 Fifth Amendment to Loan and Security Agreement, as amended, by and between the Company and B.A. Associates, Inc., dated as of December 27, 2000(included as Exhibit 10.28 to the Company's Annual Report on Form 10-KSB filed with the Commission on March 30, 2001 and incorporated herein by reference.)

**10.29 Form of Warrant Certificate between the Company and B.A. Associates, Inc. (included as Exhibit 10.29 to the Company's Annual Report on Form 10-KSB filed with the Commission on March 30, 2001 and incorporated herein by reference.)

**21.1	List of subsidiaries of the Company (included as Exhibit 21.1 to the Company's Registration Statement on Form SB-2, declared effective with the Commission on November 7, 2000, Reg. No. 333-43294, and incorporated herein by reference).

**23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
(included in Exhibit 5.1 to the Company's Registration Statement on Form SB-2 filed with the Commission on November 29, 2000, Reg. No. 333-50936, and incorporated herein by reference.)


23.2	Consent of Belanger & Company, P.C.

23.3	Consent of Sullivan Bille, P.C.

**24.1 Powers of Attorney (included in the signature page to the Company's Registration Statement on Form SB-2 filed with the Commission on November 29, 2000, Reg. No. 333-50936, and incorporated herein by reference.)

**99.1	Audit Committee Charter (included as Exhibit 99.1 to the
Company's Registration Statement on Form SB-2, declared effective with the Commission on November 7, 2000, Reg. No. 333-43294, and incorporated herein by reference).
____________
** Previously filed with the Commission.


Item 28. Undertakings

Insofar as indemnification for liabilities arising under the Securities
Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by-law, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which it offers or sales
securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the
Securities Act;

(ii)	Reflect in the prospectus any facts or events which,
individually or together, represent a fundamental change in the information in the registration statement; and

(iii)	Include any additional or changed material information on
the plan of distribution.

(2)	For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering of those securities.

(3)	For determining any liability under the Act, to treat the
information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant under Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Securities and Exchange Commission declared it effective.

(4)	To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                    SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this Post-Effective Amendment No. 2 to the registration statement to be signed on its behalf of the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on June 1, 2001.

                                      CAMBEX CORPORATION


                                       By:/s/ Joseph F. Kruy
                                          Joseph F. Kruy,
                                          Chief Executive Officer,
                                          President and
                                          Chairman of the Board


Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



Signature               Title                         Date


/s/ Joseph F. Kruy     Chairman, Chief Executive      June 1, 2001
Joseph F. Kruy         Officer and President
                       (principal executive officer)


*                      Executive Vice President and   June 1, 2001
Peter J. Kruy          Chief Financial Officer
                       (principal financial and accounting
                        officer)


*                      Director                       June 1, 2001
Philip C. Hankins


*                      Director                       June 1, 2001
C.V. Ramamoorthy


*                      Director                       June 1, 2001
Robert J. Spain

* By executing his name hereto, Joseph F. Kruy is signing this document on behalf of the persons indicated above pursuant to the powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.

By: /s/ Joseph F. Kruy  Attorney-in-fact              June 1, 2001
    Joseph F. Kruy

Exhibit Index

Exhibit
Number   Description of Exhibit

23.2	   Consent of Belanger & Company, P.C.

23.3	   Consent of Sullivan Bille, P.C.